UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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NISOURCE INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NiSource Inc.

801 E. 86th Avenue • Merrillville, Indiana 46410 • (877) 647-5990

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING

April 1, 2019

To the Holders of Our Common Stock:

The 2019 annual meeting of stockholders (the “Annual Meeting”) of NiSource Inc., a Delaware corporation, will be held at the Hyatt Rosemont, 6350 N. River Road, Rosemont, Illinois 60018 on Tuesday, May 7, 2019, at 10:00 a.m., local time, for the following purposes:

(1)	To elect ten directors named in the proxy statement to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed and qualified;
(2)	To approve named executive officer compensation on an advisory basis;
(3)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019;
(4)	To approve an amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to increase the number of authorized shares of common stock;
(5)	To approve an amendment to our Certificate of Incorporation to eliminate the requirement of “cause” for removal of directors;
(6)	To approve our Amended and Restated Employee Stock Purchase Plan to increase the number of shares available under the plan;
(7)	To consider a stockholder proposal reducing the threshold stock ownership requirement for stockholders to call a special stockholder meeting from 25% to 10%; and
(8)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

All stockholders of record as of the close of business on March 12, 2019, are eligible to vote at the Annual Meeting and any adjournment or postponement thereof.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Annual Meeting, you may be able to vote your shares in person, even if you have previously submitted a proxy. See the section “Voting in Person” for specific instructions on voting your shares.

If you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

John G. Nassos
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on May 7, 2019

The Proxy Statement, Notice of Annual Meeting and 2018 Annual Report to Stockholders
are available at https://www.nisource.com/filings

PROXY STATEMENT	6
Who May Vote	6
Voting Your Proxy	6
Discretionary Voting by Brokers and “Broker Non-Votes”	6
Voting Shares Held in Our 401(k) Plan	7
Voting in Person	7
Revoking Your Proxy	7
Quorum for the Meeting	7
PROPOSAL 1 — ELECTION OF DIRECTORS	8
CORPORATE GOVERNANCE	14
Director Independence	14
Policies and Procedures with Respect to Transactions with Related Persons	14
Executive Sessions of Non-Management Directors	14
Communications with the Board and Non-Management Directors	15
Stockholder Engagement	15
Code of Business Conduct	15
Corporate Governance Guidelines	15
Board Leadership Structure	15
Board Oversight of Risk	16
Meetings and Committees of the Board	16
DIRECTOR COMPENSATION	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
EXECUTIVE COMPENSATION	23
COMPENSATION DISCUSSION AND ANALYSIS (CD&A)	23
COMPENSATION COMMITTEE REPORT	37
ASSESSMENT OF RISK	37
COMPENSATION OF EXECUTIVE OFFICERS	38
EQUITY COMPENSATION PLAN INFORMATION	51
PROPOSAL 2 — ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION	51
PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	52
AUDIT COMMITTEE REPORT	52
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES	53
PROPOSAL 4 — AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	54
PROPOSAL 5 — AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE REQUIREMENT OF “CAUSE” FOR REMOVAL OF DIRECTORS	55
PROPOSAL 6 — AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN TO INCREASE NUMBER OF SHARES AVAILABLE UNDER THE PLAN	56
PROPOSAL 7 — STOCKHOLDER PROPOSAL REDUCING THE THRESHOLD STOCK OWNERSHIP REQUIREMENT FOR STOCKHOLDERS TO CALL A SPECIAL STOCKHOLDER MEETING FROM 25% TO 10%	58
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2019 ANNUAL MEETING	60
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	60
ANNUAL REPORT AND FINANCIAL STATEMENTS	60
AVAILABILITY OF FORM 10-K	60
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS—“HOUSEHOLDING”	60
OTHER BUSINESS	61
EXHIBIT A
EXHIBIT B
EXHIBIT C

PROXY STATEMENT SUMMARY

This summary highlights information that may be expanded upon elsewhere in this proxy statement (“Proxy Statement”). This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. The accompanying proxy is solicited on behalf of the Board of Directors of NiSource Inc. (the “Board”) for the 2019 annual meeting of the stockholders (the “Annual Meeting”).

2019 ANNUAL MEETING OF STOCKHOLDERS

Time and Date: 10:00 a.m., local time on Tuesday, May 7, 2019
Place: Hyatt Rosemont, 6350 N. River Road, Rosemont, Illinois 60018
Record Date: March 12, 2019
Shares of Common Stock Outstanding on Record Date: [•]
Voting: Each share is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting.

This proxy statement and the accompanying proxy card are first being sent to stockholders on April 1, 2019.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Item		Board Recommendations	Page Reference

Proposal 1	Election of ten directors named in this proxy statement;	For All Nominees	8

Proposal 2	Advisory approval of the compensation of our named executive officers (the “Named Executive Officers”) on an advisory basis;	For	51

Proposal 3	Ratification of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2019;	For	52

Proposal 4	Approval of an amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to increase the number of authorized shares of common stock;	For	54

Proposal 5	Approval of an amendment to our Certificate of Incorporation to eliminate the requirement of “cause” for removal of directors;	For	55

Proposal 6	Approval of an Amended and Restated Employee Stock Purchase Plan to increase the number of shares available under the plan; and	For	56

Proposal 7	To consider a stockholder proposal reducing the threshold stock ownership requirement for stockholders to call a special stockholder meeting from 25% to 10%.	Against	58

In addition, a stockholder has notified us of his intent to propose a resolution at the Annual Meeting requesting that the Board issue an annual report, beginning in 2019, of actually incurred corporate costs and associated actual and significant benefits accruing to shareholders and the climate from our subsidiary NIPSCO’s climate-related activities that are voluntary and exceed government regulatory requirements (the “Floor Proposal”). We have not received notice of, and are not aware of, any business to come before the meeting other than the agenda items referred to above and the possible submission of the Floor Proposal.

The Floor Proposal is not included in this proxy statement. If the Floor Proposal is presented at the Annual Meeting, the proxy holders will have discretionary voting authority under Rule 14a-4(c) under the Securities Exchange Act of 1934 with respect to the Floor Proposal and intend to exercise such discretion to vote AGAINST such proposal. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their judgment.

BOARD OF DIRECTORS NOMINEES

Director Nominees (10)				Board Committees
Name	Age	Director Since	Position	Audit	Comp	Finance	ESS	Nom & Gov
Peter A. Altabef	59	2017	Chairman, President & CEO, Unisys Corporation			✔*	✔	✔
Theodore H. Bunting, Jr.	60	2018	Retired Group President, Entergy Corporation	✔	✔
Eric L. Butler	58	2017	Retired Executive Vice President, Union Pacific Corporation	✔	✔		✔
Aristides S. Candris	67	2012	Retired President & CEO, Westinghouse			✔	✔*	✔
Wayne S. DeVeydt	49	2016	CEO, Surgery Partners, Inc.	✔	✔	✔
Joseph Hamrock	55	2015	President & CEO, NiSource Inc.
Deborah A. Henretta	57	2015	Partner, G100 Companies; Retired Group President, Procter & Gamble Co.		✔	✔	✔
Michael E. Jesanis	62	2008	Retired President & CEO, National Grid USA	✔*	✔	✔
Kevin T. Kabat	62	2015	Vice Chairman of the Board, NiSource Inc.; Retired Vice Chairman & CEO, Fifth Third Bancorp	✔	✔*			✔
Carolyn Y. Woo	64	1998	Retired President & CEO, Catholic Relief Services	✔			✔	✔*
* Chair of Committee

✔ 9 of 10 Are Independent (90%)	✔2 of 10 Are Female (20%)	✔3 of 10 Are Diverse (Race/Ethnicity) (30%)

✔Average Director Age: 59 Years	✔Average Director Tenure: 6 Years

See “Proposal 1 – Election of Directors” for more information on our director nominees.

CORPORATE GOVERNANCE HIGHLIGHTS

✔	Annual election of directors
✔	Majority voting for all directors with resignation policy
✔	No supermajority voting provisions
✔	No stockholder rights plan (“poison pill”)
✔	Proxy access by-law (3% ownership / 3 years / 20%)
✔	Stockholder right to call special meetings
✔	Separate chairman and CEO
✔	All directors independent except CEO
✔	Board committees comprised of all independent directors
✔	Regular executive sessions of independent directors
✔	Annual Board and committee evaluation process and ongoing evaluations of individual directors
✔	Strategic and risk oversight by Board and committees
✔	Annual “Say-on-Pay” advisory votes
✔	Strong alignment between pay and performance in incentive plans
✔	Commitment to safety and customer care
✔	Political contributions disclosure
✔	Enhanced independent registered public accounting firm disclosure

See “Corporate Governance” for more information on our corporate governance practices.

EXECUTIVE COMPENSATION HIGHLIGHTS

We have designed our executive compensation program to meet our business objectives using various compensation elements intended to drive both long-term and short-term performance. We believe that a significant portion of total compensation should consist of at-risk performance-based compensation. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation policy and objectives.

See “Executive Compensation” for more information on our executive compensation program.

We DO Have This Practice		We Do NOT Have This Practice

✔	Incentive award metrics that are tied to key company performance measures	✔	Repricing of options without stockholder approval
✔	Share ownership guidelines applicable to executive officers and independent directors	✔	Hedging or pledging transactions or short sales by executive officers or directors
✔	Compensation recoupment policy	✔	Tax gross-ups for Named Executive Officers
✔	Limited perquisites	✔	Automatic single-trigger equity vesting upon a change-in-control
✔	Prohibition against pledging unearned shares in our long-term incentive plan	✔	Excise tax gross-ups under change-in-control agreements
✔	Double-trigger severance benefits upon a change-in-control	✔	Excessive pension benefits or defined benefit supplemental executive retirement plan
✔	One-year minimum vesting for equity awards	✔	Excessive use of non-performance based compensation
✔	Significant portions of the executive compensation opportunity that are entirely contingent on performance against pre-established performance goals	✔	Excessive severance benefits
✔	Independent compensation consultant	✔	Dividend equivalent rights or dividends on unvested performance shares or restricted stock units granted to executive officers
✔	Annual Say-on-Pay vote by stockholders

GENERAL INFORMATION

Stock Symbol:   NI
Stock Exchange:   NYSE
Registrar and Transfer Agent:   Computershare Investor Services
State of Incorporation:   Delaware
Corporate Headquarters:   801 E. 86th Avenue, Merrillville, Indiana 46410
Corporate Website:   www.nisource.com

BUSINESS AND STRATEGY

We are an energy holding company under the Public Utility Holding Company Act of 2005 whose subsidiaries are fully regulated natural gas and electric utility companies serving customers in seven states. We generate substantially all of our operating income through these rate-regulated businesses which are summarized for financial reporting purposes into two primary reportable segments: Gas Distribution Operations and Electric Operations.

Our goal is to develop strategies that benefit all stakeholders as we address changing customer conservation patterns, develop more contemporary pricing structures and embark on long-term infrastructure investment programs. These strategies are intended to improve reliability and safety, enhance customer service, and reduce emissions, while generating sustainable returns. Additionally, we continue to pursue regulatory and legislative initiatives that will allow residential customers not currently on our system to obtain gas service in a cost effective manner.

Our directors possess the necessary breadth and depth of skills and experience to oversee our business operations and long term strategy as set forth in “Proposal 1 – Election of Directors – Biographical Information and Skills.”

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board for the Annual Meeting to be held at the Hyatt Rosemont, 6350 North River Road, Rosemont, Illinois 60018 on Tuesday, May 7, 2019, at 10:00 a.m., local time. The common stock, $.01 par value per share, of the Company represented by the accompanying proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the Board:

•	“FOR” all of the nominees for director;
•	“FOR” advisory approval of the compensation of our Named Executive Officers;
•	“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2019;
•	“FOR” approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock;
•	“FOR” approval of the amendment to our Certificate of Incorporation to eliminate the requirement of “cause” for removal of directors;
•	“FOR” approval of our Amended and Restated Employee Stock Purchase Plan to increase the number of shares available under the plan; and
•	“AGAINST” a stockholder proposal reducing the threshold stock ownership requirement for stockholders to call special stockholder meeting from 25% to 10%.

In addition, a stockholder has notified us of his intent to propose a resolution at the Annual Meeting requesting that the Board issue an annual report, beginning in 2019, of actually incurred corporate costs and associated actual and significant benefits accruing to shareholders and the climate from NIPSCO’s climate-related activities that are voluntary and exceed government regulatory requirements (the “Floor Proposal”). We have not received notice of, and are not aware of, any business to come before the meeting other than the agenda items referred to above and the possible submission of the Floor Proposal.

The Floor Proposal is not included in this proxy statement. If the Floor Proposal is presented at the meeting, the proxy holders will have discretionary voting authority under Rule 14a-4(c) under the Securities Exchange Act of 1934 with respect to the Floor Proposal and intend to exercise such discretion to vote AGAINST such proposal. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their judgment.

This proxy statement and the accompanying proxy card are first being sent to stockholders on April 1, 2019. We will bear the expense of this mail solicitation, which may be supplemented by telephone, facsimile, email and personal solicitation by our officers, employees and agents. To aid in the solicitation of proxies, we have retained D.F. King for a fee of $9,500, plus reimbursement of expenses. We may incur additional fees if we request additional services. We will also request brokerage houses and other nominees and fiduciaries to forward proxy materials, at our expense, to the beneficial owners of stock held as of 5:00 p.m. Eastern Time on March 12, 2019, the record date for voting.

We use the terms “NiSource,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to NiSource Inc.

Who May Vote

Holders of shares of common stock as of the close of business on March 12, 2019, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 12, 2019, [•] shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.

Voting Your Proxy

If you are a “stockholder of record” (that is, if your shares of common stock are registered directly in your name on the Company’s records), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;
•	Using the Internet website listed on the proxy card; or
•	Marking, dating, signing and returning the enclosed proxy card.

All votes must be received by the proxy tabulator by 11:59 p.m. Eastern Time on May 6, 2019.

If your shares are held in a brokerage account or by a bank, broker, trust or other nominee (herein referred to as a “Broker”), you are considered a “beneficial owner” of shares held in “street name.” As a beneficial owner, you will receive proxy materials and voting instructions from the stockholder of record that holds your shares. You must follow the voting instructions in order to have your shares of common stock voted.

Discretionary Voting by Brokers and “Broker Non-Votes”

If your shares are held in street name and you do not provide the Broker with instructions as to how to vote such shares, your Broker will only be able to vote your shares at its discretion on certain “routine” matters as permitted by New York Stock Exchange (“NYSE”) rules. The proposal to ratify the appointment of our independent registered public accounting firm is the only proposal considered a routine matter and, accordingly, at the Annual Meeting, Brokers will only have discretionary authority to vote your shares with regard to Proposal No. 3, the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2019. A “broker non-vote” occurs when a Broker holding shares for a beneficial owner does not have discretionary authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted. Brokers will not have discretionary authority to vote your shares with respect to the other proposals to be presented at the Annual Meeting. Therefore, it is important that you instruct your Broker or other nominee how to vote your shares. If Brokers exercise their discretionary voting authority on Proposal No. 3, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting, which are considered “non-routine.”

Voting Shares Held in Our 401(k) Plan

If you hold your shares of common stock in our 401(k) Plan, those shares are held in the name of Fidelity Management Trust Company (“Fidelity”), the administrator of the 401(k) Plan. You will receive a proxy card that includes the number of shares of our common stock held in the 401(k) Plan. You should instruct Fidelity how to vote your shares by completing and returning the proxy card or by voting your shares by Internet or by telephone, as detailed above under “Voting Your Proxy.” If you do not instruct Fidelity how to vote your shares, or if you sign the proxy card with no further instructions as to how to vote your shares, Fidelity will vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law. To allow enough time for Fidelity to vote your shares in accordance with your direction, your voting instructions must be received by Fidelity no later than 11:59 p.m. Eastern Time on May 2, 2019.

Voting in Person

You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be available at the Annual Meeting. However, if your shares are held in street name by a Broker, then, in order to be able to vote at the Annual Meeting, you must obtain an executed proxy from the Broker indicating that you were the beneficial owner of the shares on March 12, 2019, the record date for voting, and that the Broker is giving you its proxy to vote the shares.

If your shares are held in the 401(k) Plan, you will not be able to vote your shares at the Annual Meeting.

Votes cast in person or represented by proxy at the Annual Meeting will be tabulated by the inspectors of election.

If you plan to attend the Annual Meeting, please so indicate when you return your proxy card, so that we may send you an admission ticket and make the necessary arrangements. Stockholders who plan to attend the Annual Meeting must present valid, government-issued photo identification along with an admission ticket or evidence of beneficial ownership.

Revoking Your Proxy

You may revoke your proxy at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send a letter to our Corporate Secretary (which must be received before a vote is taken) indicating that you want to revoke your proxy, or you can supersede your initial proxy by submitting a duly executed proxy bearing a later date, voting by telephone or through the Internet on a later date, or attending the Annual Meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.

Quorum for the Meeting

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. Abstentions are counted for purposes of determining whether a quorum is present. As explained above under “Discretionary Voting by Brokers and ‘Broker Non-Votes,” if Brokers exercise their discretionary voting authority on Proposal No. 3, such shares will be considered present at the meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board has nominated the persons listed below to serve as directors, each for a one-year term, beginning at the Annual Meeting on May 7, 2019, and expiring at the 2020 annual meeting of our stockholders (the “2020 Annual Meeting”) and until their successors are duly elected or appointed and qualified. The nominees include nine independent directors, as defined in the applicable rules of the NYSE, and our President and Chief Executive Officer (“CEO”). The Board does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

All of the nominees currently serve on the Board.

Set forth below is information regarding all of our nominees (each of whom has consented to being named in the Proxy Statement and to serving, if elected).

Vote Required

In order to be elected, a nominee must receive more votes cast in favor of his or her election than against election. Abstentions by those present or represented by proxy will not be counted as a vote cast either “for” or “against” with respect to the election of directors and, therefore, will have no effect on the outcome. Brokers will not have discretionary authority to vote on the election of directors. Accordingly, there could be broker non-votes which will have no effect on the vote.

Under our Corporate Governance Guidelines, each nominee will tender a conditional resignation prior to the Annual Meeting, effective only if both (a) the votes “against” a nominee’s election exceed the votes “for” election (a “failed re-election”) and (b) such resignation is subsequently accepted by the Board. Any failed re-election will be referred to the Nominating and Governance Committee, which will make a recommendation to the Board as to whether to accept or reject the resignation. The Board will make a determination and publicly disclose its decision, the rationale for the decision and the directors who participated in the process within 90 days after the election. The Board expects the director who has not been re-elected to abstain from participating in the Nominating and Governance Committee or Board discussion or vote regarding whether to accept his or her resignation offer. A director who has had a failed re-election may participate in discussions or votes with respect to other directors who have had a failed re-election.

Biographical Information and Skills

Biographical information regarding each director nominee and his or her qualifications to serve as a director is set forth on the succeeding pages.

Our director nominees possess the necessary breadth and depth of skills and experience to oversee our business operations and long-term strategy as shown below:*

✔	Industry Experience
• Gas Distribution or Transmission (50%)
• Electricity Distribution, Transmission or Generation (50%)
• Energy Markets or Technology (70%)
✔	Other Operations / Customer Service (90%)
✔	Government and Regulatory (90%)
✔	Public Company Board (80%)
✔	Financial or Capital Markets (90%)
✔	Risk Management (100%)
✔	Technology (50%)
✔	Safety (60%)
✔	Environmental, Sustainability, Corporate Responsibility and Ethics (100%)
✔	Non-Profit Board / Community Service (100%)
✔	CEO (Current or Prior) (70%)
✔	Strategic Planning (100%)
✔	Financial Literacy and Expertise (100%)
✔	Talent Management (Executive Compensation and Benefits, and Talent Development) (100%)

* Percentages shown represent the portion of the Board with the indicated skill or experience.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

Peter A. Altabef
Director Since: 2017	Standing Board Committees:
Age: 59	•	Environmental, Safety and Sustainability Committee
	•	Finance Committee (Chair)
	•	Nominating and Governance Committee

Executive Experience: Mr. Altabef currently serves as Chairman, President and CEO of Unisys Corporation, a global information technology company, and is a member of its board of directors, a position he has held since January 2015. Prior to his current role, he served as president and CEO of MICROS Systems, Inc., a provider of integrated software and hardware solutions to the hospitality and retail industries, from 2013 to 2014, when it was acquired by Oracle Corporation. Before that, he served as president and CEO of Perot Systems Corporation from 2004 to 2009, when it was acquired by Dell Inc. Following that transaction, Mr. Altabef served as president of Dell Services, the information technology services and business process solutions unit of Dell Inc. until his departure in 2011.

Outside Board and Other Experience: Mr. Altabef is a member of the board of directors of Unisys Corporation. He is also a member of the President’s National Security Telecommunications Advisory Committee, a board member of EastWest Institute, and a member of the advisory board of Merit Energy Company, LLC and of the board of directors of Petrus Trust Company, LTA. He has previously served as a senior advisor to 2M Companies, Inc., in 2012, and as a director of MICROS Systems, Perot Systems Corporation and Belo Corporation. He is also active in community service activities, having served on the boards and committees of several cultural, medical, educational and charitable organizations and events.

Skills and Qualifications: Mr. Altabef has experience leading large organizations as CEO and a strong background in strategic planning, financial reporting, risk management, business operations and corporate governance. He also has more than 20 years of senior leadership experience at some of the world’s leading information technology companies. As a result, he has a deep understanding of the cybersecurity issues facing businesses today. His overall leadership experience and his cybersecurity background provide the Board with valuable perspective and insight into significant issues that we face.

Theodore H. Bunting, Jr.
Director Since: 2018	Standing Board Committees:
Age: 60	•	Audit Committee
	•	Compensation Committee

Executive Experience: Mr. Bunting most recently served as group president, utility operations, at Entergy Corporation (“Entergy”), an integrated energy company, from 2012 until his retirement in 2017. Before that, he was senior vice president and chief accounting officer at Entergy from 2007 to 2012, and chief financial officer of several subsidiaries from 2000 to 2007. He held other management positions of increasing responsibility in accounting and operations at Entergy since joining the company in 1983.

Outside Board and Other Experience: Mr. Bunting has been a director of Unum Group since 2013 and is currently chairman of its regulatory compliance committee and a member of its human capital committee. He previously served as a director of Imation Corp., a global data storage and information security company. He also serves on the board of Foundation for the Mid South and previously served on the board of Hendrix College.

Skills and Qualifications: Mr. Bunting’s utility industry knowledge, including his experience in customer service, safety and regulatory relations, are valuable to us as we continue to execute on our robust long-term utility infrastructure investment plans. He also brings additional public company experience in the areas of strategic finance, accounting, auditing, and capital and risk management to the Board. He is a certified public accountant.

Eric L. Butler
Director Since: 2017	Standing Board Committees:
Age: 58	•	Audit Committee
	•	Compensation Committee
	•	Environmental, Safety and Sustainability Committee

Executive Experience: Mr. Butler served in a number of executive leadership roles at Union Pacific Corporation (“Union Pacific”), a transportation company located in Omaha, Nebraska, until his retirement in February 2018. He began his career at Union Pacific in 1985 and held leadership roles in financial planning and analysis and in marketing, sales and commercial, including as Executive Vice President and Chief Marketing Officer from March 2012 to December 2016. He also held leadership roles in supply, procurement and purchasing, including as Vice President and General Manager – Industrial Products from April 2005 to March 2012. Most recently, he was Senior Vice President of Union Pacific from December 2017, Executive Vice President and Chief Administrative Officer from December 2016 through November 2017, and Corporate Secretary from February 2017 through November 2017.

Outside Board and Other Experience: Mr. Butler was appointed to the Federal Reserve Bank of Kansas City’s Omaha Branch Board in 2015 and, in 2018, was elected chairman. Additionally, he serves on the board of the Omaha Airport Authority, which he joined in 2007.

Skills and Qualifications: Mr. Butler developed and led strategic and financial planning, marketing, sales, commercial; and supply, procurement and purchasing for one of the largest transportation companies in the world, Union Pacific. He most recently led the corporate governance, human resources, labor relations and administration functions at Union Pacific. His knowledge of the railroad transportation industry and the challenges in maintaining top-tier safety, customer service and risk management standards while providing an important part of the nation’s infrastructure provides him with unique skills and insights that are valuable to the Board. In addition, he has experience in the purchase of fuel and energy materials and equipment. As a result, Mr. Butler has an understanding of the aging infrastructure, safety, organizational and regulatory issues facing utilities today and provides a fresh viewpoint from an industry that is similarly positioned. His overall leadership experience and his regulated public company background provides the Board with another perspective on significant issues that we face.

Aristides S. Candris
Director Since: 2012	Standing Board Committees:
Age: 67	•	Environmental, Safety and Sustainability Committee (Chair)
	•	Finance Committee
	•	Nominating and Governance Committee

Executive Experience: Dr. Candris was President and CEO of Westinghouse Electric Company (“Westinghouse”), Pittsburgh, Pennsylvania, a nuclear engineering company, which was a unit of Tokyo-based Toshiba Corp., from July 2008 until his retirement in March 2012. During his 36 years of service at Westinghouse, Dr. Candris served in various positions, including as Senior Vice President, Nuclear Fuel, from September 2006 to July 2008, and continued to serve on the board of Westinghouse until October 2012.

Outside Board and Other Experience: Dr. Candris is an advisory board member of Atomos Nuclear and Space Corporation. He is also a member of the advisory boards of the Carnegie Institute of Technology and the Wilton E. Scott Institute for Energy Innovation at Carnegie Mellon University. He also serves on the boards of trustees of Transylvania University and the Hellenic-American University and the board of directors of The Hellenic Initiative. He previously served on the boards of Westinghouse, and Kurion Inc.

Skills and Qualifications: Dr. Candris is a nuclear scientist and engineer, and has significant experience leading a global nuclear power company. His knowledge of the electric industry gives him significant insight to the issues impacting the electric utility industry. His experience managing highly technical engineering operations, and particularly his extensive experience and expertise in risk assessment, as well as process optimization methodologies (such as Lean/Six Sigma), are of great value as we build and maintain facilities to address increasing environmental regulations and make long-term strategic decisions on electric power generation and gas and electric delivery. His technical and management skills are helpful as we build and modernize both our transmission and distribution systems. Dr. Candris has great insight from his experience developing customer focused programs and attaining excellence in business processes and behaviors, which will assist us to better meet the increasing expectations of customers and regulators.

Wayne S. DeVeydt
Director Since: 2016	Standing Board Committees:
Age: 49	•	Audit Committee
	•	Compensation Committee
	•	Finance Committee

Executive Experience: Mr. DeVeydt has been serving as Chief Executive Officer and member of the board of directors of Surgery Partners, Inc., a healthcare services company, since January 2018. Previously, he served as a Senior Advisor to the Global Healthcare division of Bain Capital located in Boston, Massachusetts from January 2017 to January 2018, and as Executive Vice President and Chief Financial Officer (“CFO”) at Anthem, Inc., a health insurance company and an independent licensee of the Blue Cross and Blue Shield Association from May 2007 until his retirement in June 2016. He also served as Senior Vice President and Chief Accounting Officer at Anthem, Inc. beginning in 2005 and Chief of Staff to the Chairman and Chief Executive Officer from 2006 to 2007. Prior to joining Anthem, Inc., Mr. DeVeydt was a partner at PricewaterhouseCoopers LLP from 1996 to 2005, where he served in many roles in the financial services industry.

Outside Board and Other Experience: Mr. DeVeydt is a member of the board of directors of Surgery Partners, Inc., where he currently serves as Chief Executive Officer. He is also a member of the board of directors of Grupo Notre Dame Intermedica. He also served as a director of Myovant Sciences Ltd. from 2016 until July 2018 and served as its lead independent director, chair of its audit committee, and a member of its compensation committee. Mr. DeVeydt is an active leader in his community through his charitable activities.

Skills and Qualifications: Mr. DeVeydt’s positions as CEO and CFO at public companies in regulated industries and as a partner at PricewaterhouseCoopers LLP provide him with strong financial acumen along with a deep understanding of regulated industry operations and extensive leadership skills, particularly in the areas of accounting and finance. His significant experience in internal controls, capital markets, corporate governance, risk management and strategic planning from both a public company and public accounting perspective make him an asset to the Board.

Joseph Hamrock
Director, President and Chief Executive Officer	Standing Board Committees: None
Director Since: 2015
Age: 55

Executive Experience: Mr. Hamrock has been our President and CEO since July 2015. From May 2012 to June 2015, he was Executive Vice President and Group CEO for NiSource’s Gas Distribution Operations, comprised of local gas distribution companies in Kentucky, Maryland, Massachusetts, Ohio, Pennsylvania and Virginia. Prior thereto, he served in a variety of senior executive positions with American Electric Power (“AEP”), an electrical service public utility holding company in Columbus, Ohio, including as President and Chief Operating Officer of AEP Ohio from January 2008 to May 2012. He also served in leadership roles in engineering, transmission and distribution operations, customer service, marketing and information technology.

Outside Board and Other Experience: Mr. Hamrock is currently a member of the board of the American Gas Association, a gas industry trade association. He is also a board member of OhioHealth, a not-for-profit healthcare system in central Ohio, and A Kid Again, which supports families caring for children with life-threatening illnesses.

Skills and Qualifications: Mr. Hamrock has extensive knowledge of our industry from his more than 30 years of experience in a variety of positions at AEP and the Company. He began his career in the energy industry as an electrical engineer in transmission and distribution planning, and progressed to work in commercial and industrial customer services, earning a leadership role in commercial marketing, customer services, and strategic development, among other executive roles, before becoming CEO at NiSource. Consequently, he has a firm understanding of the needs of our customers and is uniquely qualified to lead a focused utility company to meet our customer commitments. Additionally, he has a solid understanding of our organization through his leadership of our gas distribution operations, where he led financial, operational, regulatory and commercial performance for the Columbia gas business. This significant industry experience provides Mr. Hamrock with a unique perspective into our operations, our markets, our people and the strategic vision needed to meet our long-term safety, customer value, business, financial and technology performance goals. In addition, he has been, and continues to be, an active supporter of educational, charitable and utility industry organizations.

Deborah A. Henretta
Director Since: 2015	Standing Board Committees:
Age: 57	•	Compensation Committee
	•	Environmental, Safety and Sustainability Committee
	•	Finance Committee

Executive Experience: Ms. Henretta currently is a partner at G100 Companies, a C-suite learning and development company, where she serves as Senior Advisor spearheading digital transformation practice for SSA & Company, a G100 Company. She retired from Procter & Gamble Co. (“P&G”) in 2015, where she served as Group President of Global e-Business. Prior to her appointment as Group President of Global e-Business in January 2015, she held various senior positions throughout several P&G sectors, including as Group President of Global Beauty from 2012 to 2015 and as Group President of P&G Asia from 2007 to 2012. Prior to her appointment as Group President of P&G Asia, she was President Asia from 2005 to 2007 and President of Global Baby, Toddler and Adult Care from 2004 to 2005. She joined P&G in 1985.

Outside Board and Other Experience: Ms. Henretta has been a director at American Eagle Outfitters, Inc. since February 2019. Ms. Henretta has been a director at Corning Incorporated since 2013, and currently serves on its audit and corporate relations committees. She is a director of Meritage Homes Corporation, and serves on its nominating and corporate governance committees. Ms. Henretta served as a director of Staples, Inc. from June 2016 until September 2017 and served on its compensation committee. Additionally, she serves on the board of trustees for Xavier University and St. Bonaventure University.

Skills and Qualifications: Ms. Henretta has over 30 years of business leadership experience with P&G in a multi-jurisdictional regulatory and competitive business environment. She has experience across many markets, including P&L responsibility for multi-billion dollar businesses at P&G and responsibility for strategic planning, sales, marketing, e-business, government relations and customer service. Ms. Henretta led a dynamic business segment and is, therefore, keenly aware of the delicate balance of keeping pace with customer expectations in a changing environment, as well as maximizing the benefits that inclusion and diversity can provide. Because of this experience, Ms. Henretta brings valuable insights to the Board and strategic leadership to us as we operate in multiple regulatory environments and develop products and customer service programs to meet our customer commitments. In her partner role at G100 Companies, she assisted in establishing a Board Excellence Program, which provides board director education on board oversight and governance responsibilities, including in the areas of digital transformation and cybersecurity.

Michael E. Jesanis
Director Since: 2008	Standing Board Committees:
Age: 62	•	Audit Committee (Chair)
	•	Compensation Committee
	•	Finance Committee

Executive Experience: Mr. Jesanis is a co-founder and, since July 2013, has been Managing Director of HotZero, LLC, a firm formed to develop hot water district energy systems in New England. Mr. Jesanis has served as an advisor to several startups in energy-related fields. From July 2004 through December 2006, Mr. Jesanis was President and CEO of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that position, Mr. Jesanis was COO and CFO of National Grid USA from January 2001 to July 2004 and CFO of its predecessor utility holding company from 1998 to 2000.

Outside Board and Other Experience: Mr. Jesanis previously served as a director for several electric and energy companies, including Ameresco, Inc. Mr. Jesanis is the former chair of the board of a college and a past trustee (and past chair of the audit committee) of a university.

Skills and Qualifications: By virtue of his former positions as President and CEO, COO and, prior thereto, CFO, of a major electric and gas utility holding company as well as his current role with an energy efficiency consulting firm, Mr. Jesanis has extensive experience with regulated utilities. He has strong financial acumen and extensive managerial experience, having led modernization efforts in the areas of operating infrastructure improvements, customer service enhancements and management team development. Mr. Jesanis also demonstrates a commitment to education as the former chair of the board of a college and a past trustee (and past chair of the audit committee) of a university. As a result of his former senior managerial roles and his non-profit board service, Mr. Jesanis also has particular expertise with board governance issues.

Kevin T. Kabat
Vice Chairman	Standing Board Committees:
Director Since: 2015	•	Audit Committee
Age: 62	•	Compensation Committee (Chair)
	•	Nominating and Governance Committee

Executive Experience: From April 2007 to November 2015, Mr. Kabat was CEO of Fifth Third Bancorp, a bank holding company. He continued to serve as Vice Chairman of the board of directors of Fifth Third Bancorp until his retirement in April 2016. Before becoming CEO, he served as Fifth Third Bancorp’s President from June 2006 to September 2012 and as Executive Vice President from December 2003 to June 2006. Additionally, he was previously President and CEO of Fifth Third Bank (Michigan). Prior to that position, he was Vice Chairman and President of Old Kent Bank, which was acquired by Fifth Third Bancorp in 2001.

Outside Board and Other Experience: Mr. Kabat has been a director of Unum Group since 2008 and is currently chairman of the board and chair of its governance committee. In 2016, Mr. Kabat became the lead independent director of E*Trade Financial Corporation and is a member of its bank board and its compensation and governance committees. He has also held leadership positions on the boards and committees of local business, educational, cultural and charitable organizations and campaigns.

Skills and Qualifications: Mr. Kabat has significant leadership experience as a CEO in a regulated industry at a public company. As a result, he has a deep understanding of operating in a regulatory environment and balancing the interests of many stakeholders. His extensive experience in strategic planning, risk management, financial reporting, internal controls and capital markets makes him an asset to the Board, as he is able to provide unique strategic insight, financial expertise and risk management skills. In addition, he has broad corporate governance skills and perspective gained from his service in leadership positions on the boards of other publicly traded companies.

Carolyn Y. Woo
Director Since: 1998	Standing Board Committees:
Age: 64	•	Audit Committee
	•	Environmental, Safety and Sustainability Committee
	•	Nominating and Governance Committee (Chair)

Executive Experience: Dr. Woo was President and CEO of Catholic Relief Services, an international humanitarian agency serving over 100 countries, from January 2012 until her retirement in December 2016. Prior thereto, Dr. Woo was dean and a professor of Entrepreneurial Studies at the Mendoza College of Business, University of Notre Dame in Notre Dame, Indiana.

Outside Board and Other Experience: In addition to serving on our Board, Dr. Woo has been a director at AON plc since 1998, and currently serves on its audit, compliance, and organization and compensation committees. She is also on the board of Arabesque. She has previously served on the boards of directors of four additional public companies: Circuit City, St. Joseph Capital Bank, Arvin Industries and Bindley-Western Industries. She is also a current and past board member of several non-profit organizations, including an international relief organization, a global business school accreditation organization, leadership development organizations and an educational organization.

Skills and Qualifications: Dr. Woo’s experience as President and CEO of an international organization provides her with knowledge and experience in managing a large organization. Her experience as the dean of a major business school and her experience as a professor of entrepreneurship provides her with a deep understanding of business principles and extensive expertise with management and strategic planning issues. Through her current and previous service on the boards of directors, audit committees and compensation committees of public companies, including a global reinsurance and risk management consulting company, a pharmaceutical distribution company, an international automotive manufacturer and a financial institution, Dr. Woo has developed an excellent understanding of corporate governance, internal control, financial and strategic analysis and risk management issues. Dr. Woo is a leader in the areas of corporate social responsibility, sustainability and ethics, which adds an important perspective to the Board. In 2017, she was named to the Top 100 Most Influential in Business Ethics by the Ethisphere Institute. Dr. Woo’s commitment to social and educational organizations provides her with an important perspective on the various community and social issues confronting us in the communities that we serve.

CORPORATE GOVERNANCE

Director Independence

Under our Corporate Governance Guidelines, a majority of the Board must be comprised of “independent directors.” In order to assist the Board in making its determination of director independence, the Board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02 of the NYSE Listed Company Manual. The Board also has adopted an additional independence standard providing that a director who is an executive officer or director of a company that receives payments from us in an amount which exceeds 1% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold. A copy of our Corporate Governance Guidelines is posted on our website at https://www.nisource.com/investors/governance.

The Board has affirmatively determined that, with the exception of Mr. Hamrock, all of the members of the Board and all nominees are “independent directors” as defined in Section 303A.02 of the NYSE Listed Company Manual and meet the additional standard for independence set by the Board.

Policies and Procedures with Respect to Transactions with Related Persons

We have established policies and procedures with respect to the review, approval and ratification of any transactions with related persons.

Under its charter, the Nominating and Governance Committee reviews reports and disclosures of insider and related person transactions. Under our Code of Business Conduct, the following situations may present a conflict of interest and must be reviewed by the Nominating and Governance Committee to determine if they involve a direct or indirect interest of any director, executive officer or employee (including immediate family members) or otherwise present a conflict of interest:

•	owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;
•	selling anything to the Company or buying anything from the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;
•	consulting for or being employed by a competitor of the Company; and
•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member employed by the Company.

Related person transactions are annually reviewed and, if appropriate, ratified by the Nominating and Governance Committee. Directors, individuals subject to Section 16 (“Section 16 Officer(s)”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and senior executive officers are expected to raise any potential transactions involving a conflict of interest that relate to them with the Nominating and Governance Committee so that they may be reviewed in a prompt manner.

There were no transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2018, of the type or amount required to be disclosed under the applicable Securities and Exchange Commission (“SEC”) rules.

Executive Sessions of Non-Management Directors

To promote open discussion among the non-management directors, the Board schedules regular executive sessions at meetings of the Board and each of its committees. The non-management members met separately from management seven times in 2018. The independent Chairman of the Board presided at all these executive sessions. All of the non-management members are “independent directors” as defined under the applicable NYSE and SEC rules.

Communications with the Board and Non-Management Directors

Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•	Communications to the Board may be made to the Board generally, any director individually, the non-management directors as a group, or the Chairman of the Board, by writing to the following address:

NiSource Inc.
Attention: Board of Directors, or any Board member, or non-management directors, or Chairman of the Board
c/o Corporate Secretary
801 East 86th Avenue
Merrillville, Indiana 46410

•	The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting our Ethics and Compliance Officer at ethics@nisource.com, calling the business ethics hotline at 1-800-457-2814, or writing to:

NiSource Inc.
Attention: Director, Corporate Ethics
801 East 86th Avenue
Merrillville, Indiana 46410

Stockholder Engagement

We are committed to engaging with our stockholders and soliciting their views and input on important governance, environmental, social, executive compensation and other matters. Our Nominating and Governance Committee is responsible for overseeing the stockholder engagement process and the periodic review and assessment of stockholder input on governance matters. We engage with our stockholders on governance each year outside of the proxy season. Our independent directors are available to engage in dialogue with stockholders on matters of significance in order to understand stockholders’ views. In addition, management regularly participates in investor and industry conferences throughout the year to discuss performance and share its perspective on the Company and industry developments.

Code of Business Conduct

We have a Code of Business Conduct to promote: (i) ethical behavior, including the ethical handling of conflicts of interest; (ii) full, fair, accurate, timely and understandable financial disclosure; (iii) compliance with applicable laws, rules and regulations; (iv) accountability for adherence to our code; and (v) prompt internal reporting of violations of our code. Our Code of Business Conduct satisfies applicable SEC and NYSE requirements and applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller), as well as to our employees of and our affiliates. A copy of our Code of Business Conduct is available on our website at https://www.nisource.com/investors/governance and also is available to any stockholder upon written request to our Corporate Secretary at the address noted above under the heading “Communications with the Board and Non-Management Directors.”

Any waiver of our Code of Business Conduct for any director, executive officer or Section 16 officer may be made only by the Audit Committee of the Board and must be promptly disclosed to the extent and in the manner required by the SEC or the NYSE and posted on our website. No such waivers have been granted.

Corporate Governance Guidelines

The Nominating and Governance Committee is responsible for annually reviewing and reassessing the Corporate Governance Guidelines and submitting any recommended changes to the Board for its approval. A copy of the Corporate Governance Guidelines can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to our Corporate Secretary.

Board Leadership Structure

Our Corporate Governance Guidelines state that we should remain free to configure leadership of the Board in the way that best serves our interests at the time and, accordingly, the Board has no fixed policy with respect to combining or separating the offices of Chairman and CEO. If the Chairman is not an independent director, an independent Lead Director will be chosen annually by the Board, taking into account the recommendation of the Nominating and Governance Committee. The Chairman or, if the Chairman is not an independent director, the Lead Director will be the presiding director of executive sessions of the Board.

Since late 2006, the offices of Chairman and CEO of the Company have been held by different individuals, with the Chairman being an independent director.

The duties of the Chairman of the Board are as follows:

•	providing leadership to the Board and management, and monitoring the discharge of their duties;
•	presiding at meetings of stockholders and the Board, including executive sessions of the Board and meetings of the independent directors;
•	serving as a liaison between the independent directors and management;
•	in consultation with the CEO, setting agendas for the meetings of the Board, and developing annual Board meeting schedules for approval by the Board;
•	ensuring proper flow of information to the Board;
•	having the authority to call special meetings of the Board and independent directors;
•	being available for consultation and direct communication with stockholders and other key stakeholders, as appropriate; and
•	having such other responsibilities and perform such duties as may from time to time be assigned to him or her by the Board.

The Board periodically reviews the structure and the division of responsibilities between the role of independent Chairman and CEO. The structure and division of responsibilities is intended to maintain the integrity of the oversight function of the Board by providing a separate framework of responsibilities for the independent Chairman as set forth above.

Board Oversight of Risk

The Board takes an active role in monitoring and assessing our strategic, compliance, operational and financial risks, as well as cybersecurity risks. The Board administers its oversight function through utilization of its various committees. Our Risk Management Committee, which consists of members of our senior management, is responsible for oversight of our risk management process. Senior management regularly provides reports on our risks to the Board, the Audit Committee and the Board committees that oversee the applicable risks. Additionally, the Audit Committee discusses with management and the independent registered public accounting firm the effect of regulatory and accounting initiatives on our financial statements and is responsible for review and evaluation of our major risk exposures, including cybersecurity and supplier risks, and the steps management has taken to monitor and control such exposures. In addition, the Compensation Committee, the Environmental, Safety and Sustainability (“ESS”) Committee, the Finance Committee and the Nominating and Governance Committee are each charged with overseeing the risks associated with their respective areas of responsibility.

Meetings and Committees of the Board

The Board met 10 times during 2018. Each incumbent director attended at least 90% of the total number of meetings of the Board and of the committees of the Board on which he or she served, and in each case, during the periods that he or she served. Pursuant to our Corporate Governance Guidelines, directors are expected to attend all Board meetings, to spend the time needed to discharge their responsibilities as directors, and to attend the annual meeting of stockholders. All then-serving directors attended the 2018 annual meeting of stockholders.

Pursuant to our Corporate Governance Guidelines, the Board expects that our senior officers will regularly attend Board and Committee meetings, present proposals and otherwise assist in the work of the Board. Members of the Board have direct access to all of our employees, outside advisors and independent registered public accounting firm.

The Board has established five standing committees to assist the Board in carrying out its duties: the Audit Committee, the Compensation Committee, the ESS Committee, the Finance Committee and the Nominating and Governance Committee. Beginning in 2015, the Board also established a Search Committee, an ad hoc committee to assist the Nominating and Governance Committee and the Board in identifying qualified director candidates. The Search Committee met twice during 2018. The Board evaluates the structure and membership of its committees on an annual basis, appoints the independent members of the Board to serve on the committees and elects committee chairs following the annual meeting of stockholders. The following table shows the composition of each standing Board committee as of the date of this proxy statement. Mr. Hamrock does not serve on any committee, but is invited to attend various committee meetings. Mr. Thompson, Chairman of the Board, and Mr. Kabat, Vice Chairman of the Board, are invited to attend all meetings of each of the committees.

Board Committee Composition

Director	Audit	Compensation	ESS	Finance	Nominating and Governance
Peter A. Altabef			✔	✔*	✔
Theodore H. Bunting, Jr. (1) (2)	✔	✔
Eric L. Butler	✔	✔	✔
Aristides S. Candris			✔*	✔	✔
Wayne S. DeVeydt	✔	✔		✔
Deborah A. Henretta		✔	✔	✔
Michael E. Jesanis (2)	✔*	✔		✔
Kevin T. Kabat (3)	✔	✔*			✔
Richard L. Thompson (4)					✔
Carolyn Y. Woo	✔		✔		✔*
*	Committee Chair
(1)	Mr. Bunting was appointed to the Board on September 5, 2018 and appointed to the Audit and Compensation Committees on October 23, 2018.
(2)	Audit Committee Financial Expert, as defined by SEC rules.
(3)	Independent Vice Chairman of the Board.
(4)	Independent Chairman of the Board.

The summaries below are qualified by reference to the entire charter for each of the Audit, Compensation, ESS, Finance and Nominating and Governance Committees; each of which can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to our Corporate Secretary. Additionally, any committee may perform other duties and responsibilities, consistent with their respective charters, our Amended and Restated Bylaws (our “Bylaws”), governing law, the rules of the NYSE, the federal securities laws and such other requirements applicable to us, delegated to any committee by the Board, or in the case of the Compensation Committee, under any provision of any of our benefit or compensation plans.

   Audit Committee

The Audit Committee met nine times in 2018. Our Audit Committee is responsible for the oversight of our internal audit function and financial reporting process. The Audit Committee has the sole authority to appoint, retain or replace our independent registered public accounting firm and is responsible for, among other things:

•	reviewing our independent registered public accounting firm’s qualifications and independence and compensating our independent registered public accounting firm;
•	overseeing the performance of our internal audit function and our independent registered public accounting firm;
•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements before earnings announcements;
•	reviewing and discussing with management our annual and quarterly earnings press releases;
•	reviewing and discussing with management and our independent registered public accounting firm major issues regarding accounting principles and financial statement presentations, adequacy of internal controls, and any critical judgments or accounting estimates made in connection with the preparation of financial statements;
•	reviewing and evaluating our major risk exposures, including cybersecurity and supplier risks, and the steps management has taken to monitor and control such exposures, including discussion of our risk assessment and risk management policies; and
•	overseeing our compliance with legal and regulatory requirements.

The Board has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE and SEC rules, including the additional independence standard for audit committee members, and meet our additional independence standard set forth in our Corporate Governance Guidelines. The Audit Committee has reviewed and approved our independent registered public accounting firm for each of 2018 and 2019, and the fees relating to audit services and other services performed by our independent registered public accounting firm.

For more information regarding the Audit Committee, see “Audit Committee Report” and “Proposal 3 — Ratification of Independent Registered Public Accounting Firm” below.

   Compensation Committee

The Compensation Committee met seven times in 2018. The Compensation Committee apprises the Board with respect to the evaluation, compensation and benefits of our executives. Its responsibilities include, among others:

•	evaluating the performance of our CEO and other executive officers in light of our goals and objectives;
•	reviewing and approving the corporate goals and objectives relevant to CEO and executive officer compensation;
•	making recommendations to the independent Board members regarding CEO compensation and approving compensation of the other executive officers;
•	reviewing and approving periodically a general compensation policy for our other officers and officers of our principal subsidiaries;
•	approving, or if appropriate, making recommendations to the Board with respect to incentive compensation plans and equity-based plans;
•	reviewing our officer candidates for election by the Board;
•	reviewing and evaluating the executive officers’ development and succession plan (other than our CEO’s succession plan, which is reviewed by the Nominating and Governance Committee);
•	evaluating the risks associated with our compensation policies and practices and the steps management has taken to monitor and control such risks; and
•	overseeing equal employment opportunity and diversity initiatives.

In making recommendations regarding the compensation of our CEO and approving the compensation of the other executive officers, the Compensation Committee takes into consideration its evaluation of the individual performance of each person. The Compensation Committee also considers recommendations from the independent compensation consultant that the Compensation Committee engages to advise it with respect to executive compensation design, comparative compensation practices and compensation matters relating to the Board. Each year, the Compensation Committee evaluates the independence and quality of the services provided by its independent compensation consultant. Additionally, when considering changes in compensation for senior executives that report to our CEO, including the Named Executive Officers, the Compensation Committee also considers input from our CEO; Chief Services Officer; and Senior Vice President, Human Resources.

The Compensation Committee first engaged the services of Meridian Compensation Partners, LLC (“Meridian”) in August 2017 as its independent compensation consultant after conducting a request for proposal process. In reviewing the engagement in 2018, the Compensation Committee considered the factors set forth in SEC Rule 10C-1(b)(4) and the applicable NYSE rules and determined that Meridian was independent. Meridian provided no other services to the Company in 2018.

The Compensation Committee has authority to delegate its responsibilities to subcommittees as deemed appropriate, provided the subcommittees are composed entirely of independent directors who also meet the other requirements for membership of the Compensation Committee.

All of the directors serving on the Compensation Committee are: (i) independent as defined under the applicable NYSE and SEC rules and meet the additional independence standard set forth in the Corporate Governance Guidelines and the additional NYSE independence standard for members of compensation committees; (ii) “non-employee directors” as defined under Rule 16b-3 of the Exchange Act; and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code (hereafter “Section 162(m) of the Code” or “Code Section 162(m)”).

   Compensation Committee Interlocks and Insider Participation

As of December 31, 2018, Messrs. Bunting, Butler, DeVeydt, Jesanis and Kabat, and Ms. Henretta served on the Compensation Committee. During the fiscal year ended December 31, 2018, there were no compensation committee interlocks or insider participation.

   Environmental, Safety and Sustainability Committee

The ESS Committee met five times during 2018. The ESS Committee assists the Board in overseeing the programs, performance and risks relative to environmental, safety and sustainability matters. Its responsibilities include, among others:

•	evaluating our environmental and sustainability policies, practices and performance;
•	evaluating our safety policies, practices and performance relating to our employees, contractors and the general public;
•	reviewing and assessing stockholder proposals related to the environment, safety and sustainability;
•	reviewing and evaluating our programs, policies, practices and performance with respect to health and safety compliance auditing; and
•	assessing major legislation, regulation and other external influences that pertain to the ESS Committee’s responsibilities and assessing the impact on us.

   Finance Committee

The Finance Committee met six times during 2018. Its responsibilities include the following, among others:

•	reviewing and evaluating our financial plans, capital structure, equity and debt levels, dividend policy and financial policies;
•	reviewing our corporate insurance programs;
•	reviewing our investment strategy and investments;
•	reviewing and evaluating our financial, tax, third party credit and commodity risks and the steps management has taken to monitor and control such risks;
•	reviewing our annual earnings guidance and capital budgets and recommending approval to the Board; and
•	reviewing our hedging policies and exempt swap transactions.

   Nominating and Governance Committee

The Nominating and Governance Committee met five times in 2018. Its responsibilities include, among others:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;
•	recommending to the Board director nominees for election at the next annual meeting of the stockholders;
•	developing and recommending to the Board the Corporate Governance Guidelines;
•	consulting with management to determine the appropriate response to stockholder proposals submitted pursuant to SEC rules;
•	reviewing and evaluating risks to our reputation and the steps management has taken to monitor and control such risks;
•	reviewing and evaluating our CEO succession plan and working with the Board to evaluate potential successors to our CEO;
•	reviewing and overseeing, at least annually, corporate and business unit political spending;
•	evaluating any resignation tendered by a director and making recommendations to the Board about whether to accept such resignation; and
•	overseeing the evaluation of the performance of the Board and its committees.

The Nominating and Governance Committee, with the assistance of the independent compensation consultant, annually reviews the amount and composition of non-employee director compensation. Please see the discussion under the heading “Director Compensation” for a description of the compensation we provide to our non-employee directors.

Director Selection Process.   The Nominating and Governance Committee identifies and screens candidates for director and makes its recommendations for director to the Board. At times the Board may establish an ad hoc search committee to assist the Nominating and Governance Committee in this process. Additionally, the Nominating and Governance Committee has the authority to retain a search firm to help it identify director candidates to the extent it deems necessary or appropriate. In 2015, the Board established a search committee to assist the Nominating and Governance Committee and the Board in identifying qualified director candidates. In 2017 and 2018, the Nominating and Governance Committee also engaged the firm of Heidrick & Struggles International, Inc., which firm recommended Messrs. Butler and Bunting for director. In considering candidates for director, the Nominating and Governance Committee considers the skills, expertise, experience and qualifications that will best complement the overall mix of skills and expertise of the Board in view of the strategy of, and the risks and opportunities that we face, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service, other board service and other factors. In addition, the Nominating and Governance Committee takes into account the racial, ethnic and gender diversity of the Board and actively seeks minority and female candidates.

The Nominating and Governance Committee seeks to identify and recommend candidates with a reputation for, and record of, integrity and good business judgment who have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated; are effective in working in complex collegial settings; are free from conflicts of interest that could interfere with a director’s duties to us and our stockholders; and are willing and able to make the necessary commitment of time and attention required for effective service on the Board, including limiting their service on other boards to a reasonable number. The Nominating and Governance Committee also takes into account the candidate’s level of financial literacy. The Nominating and Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the Board has the necessary tools to perform its oversight function effectively. The Nominating and Governance Committee also assesses the diversity of the Board as a part of its annual self-assessment process as described in more detail below. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders as it uses to evaluate the candidates identified by the Board.

The Board has determined that all of the members of the Nominating and Governance Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines.

For information on how to nominate a person for election as a director at the 2020 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2020 Annual Meeting.”

Board Evaluation Process.   The Nominating and Governance Committee oversees the self-evaluation process, which is used by the Board and by each committee of the Board to determine effectiveness and identify opportunities for improvement. Annually at its meeting in March, the Nominating and Governance Committee initiates the self-evaluation process and approves the form of written evaluation questionnaires that are distributed to each director for completion. The written evaluation questionnaires are updated each year as necessary to reflect changes identified in the prior year, any committee charter changes and any suggestions from the directors. The questionnaires solicit feedback on Board composition, Board meeting mechanics including information received, core responsibilities, relationship with management, committee functioning and other relevant matters. Our Chief Legal Officer compiles and summarizes the responses for discussion at the subsequent Board and committee meetings. In addition, on an ongoing basis, the Chairman meets with each director individually to solicit feedback with respect to both the full Board and any committee on which the director serves, in addition to individual director performance and Board dynamics. Our Board utilizes the results of these evaluations in making decisions on Board agendas, Board structure, committee responsibilities and agendas, information presented to the Board, and continued service of individual directors on the Board. This information is then shared with the Board, and appropriate actions or changes are then identified.

No Mandatory Retirement Age or Term Limits.   Our Corporate Governance Guidelines set forth that we do not believe that mandatory retirement ages or term limits serve our needs. The Board periodically evaluates the performance and qualifications of individual directors in connection with the nomination process. In addition, although the Nominating and Governance Committee will consider length of service in recommending candidates for re-election, the Board does not believe that adopting a set term limit for directors serves our interests. Such limits may result in the loss of contributions from directors who have been able to develop, over a period of time, increasing insight into our operations and our strategic direction. The Nominating and Governance Committee reviews these policies as part of its annual governance review and will consider modifications to these policies as deemed necessary and in our best interests and the best interests of our stockholders.

DIRECTOR COMPENSATION

Director Compensation.   This section describes compensation for our non-employee directors. To attract and retain highly qualified candidates to serve on the Board, we provide a combination of cash and equity awards. Our non-employee director compensation is reviewed annually by our Nominating and Governance Committee with the assistance of Meridian, the Compensation Committee’s independent compensation consultant. The Nominating and Governance Committee, with the assistance of Meridian, reviewed the amount and composition of director compensation for 2018 and recommended an increase of $7,500 in the value of the equity portion of the annual retainer and $7,500 in the cash portion of the annual retainer we provide to our non-employee directors, which was implemented. A full-time employee who serves as director does not receive any additional compensation for service on the Board. Consequently, because Mr. Hamrock is also our President and CEO, he does not receive additional compensation for his service as a Board member.

Each non-employee director receives an annual retainer of $235,000, consisting of $97,500 in cash and an award of restricted stock units valued at $137,500 at the time of the award. The cash retainer is paid in arrears in four equal installments at the end of each calendar quarter.

The restricted stock units are awarded annually, and the number of restricted stock units is determined by dividing the value of the grant by the closing price of our common stock on the grant date. Restricted stock units are granted to non-employee directors under the NiSource Inc. 2010 Omnibus Incentive Plan (“Omnibus Plan”), which was approved by the stockholders on May 11, 2010, and re-approved on May 12, 2015.

Additionally, each non-employee director who serves as chair of a Board committee receives compensation for this responsibility. The annual committee chair fees are $20,000 for each of the standing committees. The Chairman of the Board receives additional annual compensation of $160,000 for his role and the Vice Chairman of the Board receives additional annual compensation of $75,000 for his role. These fees are paid in cash in arrears in four equal installments and are prorated in the case of partial year service.

All Other Compensation.   The other compensation included under the column “All Other Compensation” in the 2018 Director Compensation Table below consists of matching contributions made by the NiSource Charitable Foundation.

Omnibus Plan.   The Omnibus Plan permits equity awards to be made to non-employee directors in the form of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. Except as provided below, terms and conditions of awards to non-employee directors are determined by the Board prior to grant. Since May 11, 2010, awards to directors have been made under the Omnibus Plan. Awards of restricted stock units associated with periods prior to June 1, 2011, vested immediately, but are not distributed in shares of common stock until after the director separates from the Board. Awards of restricted stock units made after June 1, 2011, vest and are payable in shares of our common stock on the earlier to occur of: (a) the last day of the director’s annual term for which the restricted stock units are awarded; or (b) the date that the director separates from service due to a “Change-in-Control” (as defined in the Omnibus Plan); provided, however, that effective in 2015, any director that commences services after the start of an annual term vests on the first anniversary of the initial grant; and, provided further, that in the event that the director separates from service prior to such time as a result of “Retirement” (defined as the cessation of services after providing a minimum of five continuous years of service as a member of the Board), death or “Disability” (as defined in the Omnibus Plan), the director’s restricted stock unit awards will pro rata vest in an amount determined by using a fraction, where the numerator is the number of full or partial calendar months elapsed between the grant date and the date of the director’s Retirement, death or Disability, and the denominator of which is the number of full or partial calendar months elapsed between the grant date and the last day of the director’s annual term for which the director is elected that corresponds to the year in which the restricted stock units are awarded. The vested restricted stock units awarded on or after June 1, 2011, are payable as soon as practicable following vesting, unless otherwise provided pursuant to any election the non-employee director may have made to defer distribution. With respect to restricted stock units that have not been distributed, additional restricted stock units are credited to each non-employee director to reflect dividends paid to stockholders on common stock. The restricted stock units have no voting or other stock ownership rights and are payable in shares of our common stock upon distribution.

Director Stock Ownership.   The Board maintains stock ownership requirements for directors that are included in our Corporate Governance Guidelines. Within five years of becoming a non-employee director, each non-employee director is required to hold an amount of our stock with a value equal to five times the annual cash retainer paid to directors. Company stock that counts towards satisfaction of this requirement includes shares purchased on the open market, awards of restricted stock or restricted stock units through the prior Non-Employee Director Stock Incentive Plan or Omnibus Plan, and shares beneficially owned in a trust or by a spouse or other immediate family member residing in the same household. All of the non-employee director nominees are in compliance with the stock ownership requirements that are included in the Corporate Governance Guidelines.

Each director has a significant portion of his or her compensation directly aligned with long-term stockholder value. Approximately fifty-nine percent (59%) of a non-employee director’s 2018 annual retainer (valued as of the time of award and excluding committee retainers) consisted of restricted stock units, which are converted into common stock when vested and distributed to the director.

2018 Director Compensation

The table below sets forth all compensation earned by or paid to our non-employee directors in 2018. Our CEO did not receive any additional compensation for his service on the Board. His compensation for serving as CEO is discussed in the Executive Compensation section of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Richard A. Abdoo(5)	31,956	—	—	31,956
Peter A. Altabef	107,816	137,500	10,000	255,316
Theodore H. Bunting, Jr.(6)	31,417	92,727	—	124,144
Eric L. Butler	94,859	137,500	5,000	237,359
Aristides S. Candris	114,859	137,500	10,000	262,359
Wayne S. DeVeydt	94,859	137,500	—	232,359
Deborah A. Henretta	94,859	137,500	10,000	242,359
Michael E. Jesanis	114,859	137,500	10,000	262,359
Kevin T. Kabat	184,819	137,500	—	322,319
Richard L. Thompson	261,902	137,500	10,000	409,402
Carolyn Y. Woo	114,859	137,500	9,500	261,859
(1)	The fees shown include the annual cash retainer and any Board and chair fees paid during the year to each non-employee director. With respect to Messrs. Abdoo and Bunting, the fees were prorated for partial year service on the Board; with respect to Messrs. Altabef, Kabat and Thompson the fees were prorated for partial year service as committee chairs. Mr. Abdoo, who did not stand for reelection in 2018, served on the Board until May 8, 2018. Mr. Bunting was appointed to the Board on September 5, 2018.
(2)	The amounts shown reflect the grant date fair value of awards computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For restricted stock units, the grant date fair value is the number of shares multiplied by the closing price of our stock on the award date. Each non-employee director who was elected on May 8, 2018, received an award of restricted stock units valued at $137,500 which was equal to approximately 5,478 restricted stock units valued at $25.10 per unit, the closing price of our common stock on that date. See “Security Ownership of Certain Beneficial Owners and Management” and the footnotes to that table for information regarding the number of shares of stock held by each current director as of March 1, 2019.
(3)	As of December 31, 2018, the number of equity awards (in the form of restricted stock units) that were outstanding for each non-employee director was as follows: Mr. Abdoo, 0; Mr. Altabef, 5,559; Mr. Bunting, 3,392; Mr. Butler, 5,559; Dr. Candris, 38,182; Mr. DeVeydt, 11,195; Ms. Henretta, 23,165; Mr. Jesanis, 5,559; Mr. Kabat, 5,559; Mr. Thompson, 63,900; and Dr. Woo, 33,767.
(4)	The amounts shown reflect matching contributions made by the NiSource Charitable Foundation under the Director Charitable Match Program. The Foundation matches up to $10,000 annually in contributions by any non-employee director to approved tax-exempt charitable organizations. Any amount not utilized for the match in the year it is first available is carried over to the following year.
(5)	Mr. Abdoo served on the Board until May 8, 2018.
(6)	The amount shown in the Stock Awards column for Mr. Bunting is a pro-rated award which was equal to approximately 3,367 restricted stock units valued at $27.54 per unit, the closing price of our common stock on September 5, 2018, the date of his appointment to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of March 1, 2019, the number of shares of our outstanding common stock beneficially owned by: (i) each of our directors; (ii) each of the Named Executive Officers; (iii) our directors and executive officers as a group; and (iv) beneficial owners of more than 5% of our outstanding common stock (based solely on the Schedule 13G filings and any amendments thereto filed with the SEC on or before March 1, 2019) except as noted below. None of the Named Executive Officers or directors has any outstanding stock options as of that date. The business address of each of our directors and executive officers is our address.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class Outstanding
5% Owners
T. Rowe Price Associates, Inc.(1) 100 East Pratt Street Baltimore, MD 21202	61,526,324	16.5%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	41,591,007	11.2%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	32,194,606	8.7%
Directors and Executive Officers
Peter A. Altabef(4)	7,166	*
Donald E. Brown(5)	73,144	*
Theodore H. Bunting, Jr(4)	—	*
Eric L. Butler(4)	8,243	*
Aristides S. Candris(4)	12,769	*
Wayne S. DeVeydt(4)	11,613	*
Joseph Hamrock(5)	394,708	*
Deborah A. Henretta(4)	1,294	*
Carrie J. Hightman (5)(6)	352,034	*
Michael E. Jesanis(4)	32,400	*
Kevin T. Kabat(4)	17,006	*
Violet G. Sistovaris(5)	153,979	*
Richard L. Thompson(4)	37,226	*
Pablo A. Vegas(5)	69,487	*
Carolyn Y. Woo(4)	39,486	*
All directors and executive officers as a group (18 persons)	1,277,751	*
*	Less than 1%
(1)	As reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of T. Rowe Price Associates, Inc. on February 14, 2019. T. Rowe Price Associates, Inc. reported sole voting power with respect to 19,349,267 shares and sole dispositive power with respect to 61,526,324 shares reported as beneficially owned.
(2)	As reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of The Vanguard Group on February 11, 2019. The Vanguard Group reported sole voting power with respect to 489,941 shares, shared voting power with respect to 172,007 shares, sole dispositive power with respect to 41,000,081 shares and shared dispositive power with respect to 590,926 shares.
(3)	As reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of BlackRock, Inc. on February 6, 2019. BlackRock, Inc. reported sole voting power with respect to 29,259,631 shares and sole dispositive power with respect to 32,194,606 shares reported.
(4)	Does not include restricted stock units issued under the Omnibus Plan and the former Non-Employee Director Stock Incentive Plan unless the shares have been distributed or the non-employee director has the right to acquire the shares within 60 days of March 1, 2019.
(5)	Includes shares held in our 401(k) Plan and shares that are distributable within 60 days of March 1, 2019.
(6)	Includes shares owned by a trust over which Ms. Hightman maintains investment control and of which one or more of her immediate family members are the sole beneficiaries.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction

This CD&A describes our compensation philosophy and the material elements of our 2018 executive compensation program applicable to the Named Executive Officers.

The Named Executive Officers in 2018 were:

Joseph Hamrock—President and Chief Executive Officer (“CEO”)

Donald E. Brown—Executive Vice President and Chief Financial Officer (“CFO”)

Pablo A. Vegas—Executive Vice President and President, Gas Utilities

Violet G. Sistovaris—Executive Vice President and President, Northern Indiana Public Service Company LLC (“NIPSCO”)

Carrie J. Hightman—Executive Vice President and Chief Legal Officer (“CLO”)

2018 Business Developments

On September 13, 2018, a series of fires and explosions occurred in Lawrence, Andover and North Andover, Massachusetts, related to the delivery of natural gas by our subsidiary, Columbia Gas of Massachusetts (the “Greater Lawrence Incident”). As discussed further below, the Compensation Committee considered the impact of the Greater Lawrence Incident when evaluating 2018 performance which resulted in no payouts to the Named Executive Officers under our 2018 annual cash incentive plan.

We continued to execute on our established infrastructure-focused and investment-driven business strategy, despite the Greater Lawrence Incident noted above. Key business developments during 2018 included:

•	Investing approximately $1.8 billion of capital across our Columbia Gas and NIPSCO utilities in support of long-term safety and service reliability for our customers and communities.
•	Replacing approximately 302 miles of priority gas pipelines across seven states, with the goal of enhancing gas system safety and reliability, and reducing methane emissions.
•	Replacing approximately 64 miles of underground electric cable and more than 1,300 electric poles in Indiana to further support increased electric reliability.
•	Submitting our 2018 Integrated Resource Plan to the Indiana Utility Regulatory Commission, which outlines the transition of NIPSCO’s electric generation away from coal toward cleaner and more cost-competitive renewable energy sources, with the goal of reducing carbon emissions by more than 90 percent by 2028.
•	Opening a fourth state-of the-art field training center, completing the plans announced in 2016 to enhance training for gas operations employees and local first responders.
•	Achieving significant industry and national recognition, including: being named to the Dow Jones Sustainability-North America Index for the fifth consecutive year; one of the World’s Most Ethical Companies by the Ethisphere Institute for the eighth consecutive year; one of 104 companies globally in the inaugural Bloomberg Gender Equality Index; one of America’s Best Large Employers by Forbes magazine; the second-highest ranked utility in JUST Capital’s 2018 rankings of America’s Most Just Companies; and being named to the FTSE4Good index, an index that measures the performance of companies demonstrating strong environmental, social and governance practices.

Our total shareholder return was two percent for 2018, which underperformed both major utility indices and which also reflected the challenges experienced by the broader utility sector in 2018. Consequently, our shareholder return and share price appreciation fell short of our recent historic trends and the utility indices.

Total shareholder return shown in the chart above is calculated by share price appreciation plus the annual dividend amount. The NiSource 2015 share price appreciation and total shareholder return shown in the charts above are based on a 2014 year-end closing price calculated utilizing the Bloomberg separation formula taking into account the separation of Columbia Pipeline Group, Inc. from the Company on July 1, 2015 (the “Separation”).

2018 Compensation Committee Notable Actions

During 2018, the Compensation Committee made the following key decisions with respect to 2018 compensation:

•	Recommended to the independent members of the Board an increase in our CEO’s base salary and the grant date value of his 2018 annual long-term equity incentive opportunity for the reasons explained in “Compensation Committee Actions Related to 2018 Compensation” in the sections entitled “2018 Base Salaries” and “2018 LTIP Awards,” respectively.
•	Approved increases in base salary and increases in the grant date value of the 2018 annual long-term equity incentive opportunities for Messrs. Brown and Vegas and Ms. Sistovaris for the reasons explained in “Compensation Committee Actions Related to 2018 Compensation” in the sections entitled “2018 Base Salaries” and “2018 LTIP Awards,” respectively.
•	Approved uniform trigger and stretch award opportunities of 40% and 160% of target opportunity, respectively, under the annual cash performance-based incentive plan, which is intended to provide consistent motivation towards achieving stretch performance goals.
•	Approved an increase in the target opportunities for Mr. Vegas and Ms. Sistovaris under the annual cash performance-based incentive plan for the reasons explained in “Compensation Committee Actions Related to 2018 Compensation” in the section entitled “2018 Cash Incentive Plan.”
•	Approved a redesigned annual long-term incentive program for 2018 to enhance its retentive characteristics by adding service-based restricted stock units (“RSUs”) to the mix of long-term equity incentives resulting in a long-term incentive program delivered in the form of performance-based restricted stock units (“PSUs”) (weighted 80%) and RSUs (weighted 20%).
•	Refined the PSU performance goals as compared to prior years by adding operational performance goals to the mix of financial and relative performance goals in order to (i) continue to incentivize financial performance with 80% of the target PSUs vesting based on the achievement of a financial performance goal, subject to a +/- 25% vesting modifier based on relative total shareholder return (“RTSR”) performance and (ii) further incentivize individual performance and drive accountability by tying the vesting of 20% of the target PSUs to the achievement of key business imperatives and a financial vesting trigger, as further explained in the sections entitled “Long-Term Incentive Program” and “2018 LTIP Awards.”

Greater Lawrence Incident

In January 2019, the Compensation Committee applied negative discretion retained by the Compensation Committee under the Omnibus Plan to entirely eliminate 2018 annual cash incentive plan payouts to the Named Executive Officers in light of the Greater Lawrence Incident. For details, please see the sections entitled “2018 Cash Incentive Plan” and “Implications of the Greater Lawrence Incident.”

Our Executive Compensation Philosophy

The key design priorities of our 2018 executive compensation program were to:

•	Maintain a financially responsible program that is aligned with our strategic plan to build stockholder value and support long-term, sustainable earnings and dividend growth.
•	Provide a total compensation package that is aligned with the standards in our industry thereby enhancing our ability to:
−	Attract and retain executives with competitive compensation opportunities;
−	Motivate and reward executives for sustaining high performance; and
−	Ensure that significant portions of pay remain at-risk for failure to achieve our business objectives.
•	Reward executives based upon level of responsibility and performance, as measured by the individual’s contribution to the Company’s achievement of its business objectives.
•	Provide compensation that is both competitive with the market for executive talent and appropriately correlated to Company performance so that the executive receives increased payouts under our incentive programs when Company performance is high and decreased payouts under our incentive programs when Company performance is low.
•	Comply with applicable laws and regulations.

The Compensation Committee believes that our executive compensation program is thoughtfully and effectively constructed to fulfill our compensation objectives and reward effective leadership decisions that create value for our stockholders, customers and other key stakeholders.

Overview of Our 2018 Executive Compensation Program

We design our executive compensation program to attract, retain and motivate highly-qualified executive talent. We believe highly-qualified executive talent is an essential driver of the Company’s success in achieving its business objectives.

The principal elements of compensation that we provide to the Named Executive Officers, and all our executives, are: base salary, annual short-term performance-based cash incentives, and long-term performance-based and service-based equity incentive awards. We use short- and long-term performance-based compensation to motivate our executives to meet and exceed our short- and long-term business objectives. We included service-based equity in the 2018 executive compensation program in order to enhance the attractiveness and talent retention aspects of our executive compensation program.

Our long-term incentive program is denominated entirely in common stock to align the interests of executives with those of our stockholders as the ultimate value of our long-term incentive compensation is determined by the performance of our stock. The principal elements of our 2018 total compensation program, time horizon and design objectives of each element are shown below.

Elements of Total Compensation and Compensation Design Priorities
Element of Total Compensation	Form of Compensation	Talent Attraction	Alignment with Stockholder Interest	Talent Retention
Short-term:
Base Salary	Cash	✔	✔	✔
Annual Performance-Based Cash Incentive	Cash	✔	✔	✔
Long-term:
Long-Term Equity Incentive	PSUs	✔	✔	✔
	RSUs	✔	✔	✔

We generally target total compensation (base salary, annual short-term performance-based cash incentives and long-term equity incentive awards) to be competitive with the compensation paid to similarly positioned executives at companies within our compensation peer group (the “Comparator Group”) as described in the section entitled “Our Executive Compensation Process - Competitive Market Review.” We do not, however, manage pay to a stipulated percentile of the Comparator Group practices.

When making decisions about our executive compensation program, the Compensation Committee takes into account the stockholders’ view of such matters. In 2018, approximately 97% of the votes cast by our investors were voted in favor of our Say-on-Pay Proposal at our 2018 annual meeting of stockholders. No changes were made to the design of our executive compensation program in response to the 2018 stockholder vote.

Our Executive Compensation Mix

We believe that a significant percentage of total compensation for the Named Executive Officers should consist of variable and at-risk compensation. The Compensation Committee believes the appropriate mix of compensation elements should take into account the Company’s financial and strategic objectives, the competitive environment, retentive elements, Company performance, individual performance and responsibilities, and evolving governance practices. Additionally, the Compensation Committee reviews and assesses total Named Executive Officer compensation to evaluate whether we offer well-balanced incentives for senior executives to focus on serving the interests of the Company and its stockholders.

The following charts illustrate the extent to which 2018 target total compensation for our CEO and the other Named Executive Officers was payable in fixed (base salary) and variable and at-risk (annual performance-based cash incentive payable at the target level and the grant date fair value of the annual long-term performance-based equity incentive award payable at the target level) formats.

FY 2018 CEO Compensation Mix

15% Fixed Pay
85% Variable and At-Risk Pay
19% Annual Incentives
13% Time-Based Equity
53% Performance Based Equity
15%
19%
13%
53%
Base Salary
Annual Incentives
RSUs
PSUs

FY 2018 Other Named Executive Officers Compensation Mix

30% Fixed Pay
70% Variable and At-Risk Pay
21% Annual Incentives
10% Time-Based Equity
39% Performance Based Equity
30%
21%
10%
39%
Base Salary
Annual Incentives
RSUs
PSUs

Target Total Compensation
Named Executive Officer	Annualized Base Salary ($)	Annual Cash Incentive Target ($)	RSUs ($)	PSUs Target ($)	Total ($)
Joseph Hamrock President and CEO	1,000,000	1,200,000	860,000	3,440,000	6,500,000
Donald E. Brown Executive Vice President and CFO	575,000	431,250	190,000	760,000	1,956,250
Pablo A. Vegas Executive Vice President and President, Gas Utilities	525,000	393,750	190,000	760,000	1,868,750
Violet G. Sistovaris Executive Vice President and President, NIPSCO	475,000	332,500	140,000	560,000	1,507,500
Carrie J. Hightman Executive Vice President and CLO	490,000	294,000	140,000	560,000	1,484,000

Principal Elements of Our 2018 Executive Compensation Program

Base Salary

Base salary is designed to provide the Named Executive Officers, and all our other employees, with a level of fixed pay that is commensurate with the employee’s role and responsibility. We believe that by delivering base salaries that are reflective of market norms, we are well-positioned to attract, retain and motivate top caliber executives in an increasingly competitive labor environment. The Compensation Committee annually reviews the base salaries of the Named Executive Officers, along with the salaries of all our senior executives, to evaluate whether they are competitive within our industry. In reviewing the base salaries, the Compensation Committee considers the base salaries of similarly situated executives in the Comparator Group. See the section entitled “Our Executive Compensation Process - Competitive Market Review.”

The Compensation Committee determines any base salary changes for the Named Executive Officers, and all our senior executives, based on a combination of factors that include: competitive pay standards, level of responsibility, experience, internal equity considerations and historical compensation. Additionally, the Compensation Committee considers recommendations from our CEO, Mr. Hamrock, reflecting his assessment of individual Named Executive Officer performance and their contributions to the achievement of business objectives. Mr. Hamrock’s pay is evaluated separately by the Compensation Committee, taking into account those factors reviewed for all other senior executives other than the recommendation from Mr. Hamrock. The Compensation Committee then provides its recommendation regarding CEO compensation to the independent members of the Board for approval. See the section below entitled “Compensation Committee Actions Related to 2018 Compensation — 2018 Base Salaries” for more information.

Annual Performance-Based Cash Incentive Plan (“Cash Incentive Plan”)

The Cash Incentive Plan provides the Named Executive Officers with the opportunity to earn a cash award tied to both Company performance and their individual contributions to our performance. A threshold financial trigger of net operating earnings per share (hereafter “NOEPS” as defined in the section entitled “2018 Cash Incentive Plan”) must be met before any award may be paid under the Cash Incentive Plan. Once the financial trigger is met, awards to the Named Executive Officers, and all our senior executives, are subject to one corporate financial performance goal (weighted 75%) and several operational goals related to customer care and safety (weighted 25%).

The NOEPS financial performance goal is determined based on the Company’s annual financial plan, which is approved by the Board at the beginning of the year, and is designed to achieve our goal of creating sustainable stockholder value by growing earnings and providing a strong dividend. The customer care and safety goals are designed to incent achievement of our business imperatives. Additionally, the Compensation Committee retains discretion under the Omnibus Plan to reduce the formulaic payouts determined by the above performance goals to further reflect Company or individual performance.

Cash Incentive Plan
75% Financial Performance
25% Customer Care and Safety

Importantly, eligibility for participation in the Cash Incentive Plan extends to nearly all our employees. Every eligible employee has an incentive opportunity at trigger, target and stretch levels of performance. The Compensation Committee identifies expectations for all employees, senior executives, and the Named Executive Officers. With respect to the CEO, the Compensation Committee makes recommendations regarding his award opportunities for consideration and approval by the independent members of the Board. See the section below entitled “Compensation Committee Actions Related to 2018 Compensation — 2018 Cash Incentive Plan” for more information regarding the 2018 Cash Incentive Plan, including incentive opportunities, performance measures and weightings, goals and payouts for each of the Named Executive Officers.

Long-Term Incentive Program (“LTIP”)

LTIP Design Overview. The LTIP provides the Named Executive Officers and our senior executives with the opportunity to earn shares of our stock based on performance and service. The 2018 LTIP awards consist of PSUs (80% of the 2018 LTIP award) that are eligible to vest based on financial performance and progress with respect to several key business imperatives that we believe build stockholder value, subject to a threshold cumulative financial trigger and RSUs (20% of the 2018 LTIP award) that will vest after the completion of a multi-year service condition. For 2018, the Compensation Committee approved a redesigned award program designed to:

•	Establish a direct link between compensation earned and the achievement of longer-term financial objectives through the grant of 80% of the target PSUs (65% of the 2018 LTIP award) with vesting tied to financial performance, while still maintaining a relative performance goal with the incorporation of a +/- 25% RTSR performance payout modifier with respect to this portion of the 2018 LTIP award.
•	Focus executives on key business imperatives that we believe build stockholder value in the categories of safety, customer care, cost containment, organizational culture and environmental impact, each weighted equally (the “Customer Value Framework”) in order to further align payouts with individual contributions and drive accountability through the grant of 20% of the target PSUs (15% of the 2018 LTIP award) with vesting tied to achievement of goals relating to the Customer Value Framework, with the vesting level subject to modification based on an assessment of the executive’s contributions towards the Company’s achievement of the Customer Value Framework.
•	Enhance retention by rewarding long-term service through the grant of RSUs (20% of the 2018 LTIP award), which vest subject to the executive’s continued employment through a multi-year service period.

For 2018, the long-term incentive award was delivered entirely in equity in the form of PSUs and RSUs. The key LTIP design elements that are intended to drive Company financial and operational performance and align with stockholder interests are shown below.

PSUs	•	80% of the target long-term incentive opportunity
	•	Three-year performance period
	•	80% of target PSUs (65% of the 2018 LTIP award) vesting based on NOEPS performance, subject to a +/- 25% payout modifier based on RTSR performance
•
20% of target PSUs (15% of the 2018 LTIP award) vesting based on Customer Value Framework performance goals and a NOEPS vesting trigger, subject to a payout modifier based on an assessment of executive’s contribution towards the Customer Value Framework

RSUs	•	20% of the long-term incentive opportunity
	•	Vesting subject to the executive’s continued employment through a multi-year service period (in excess of three years)

The 2018 PSUs are eligible for vesting only if a cumulative NOEPS performance trigger is met over a three-year performance period. The Compensation Committee utilized NOEPS as a performance measure for the 2018 LTIP award in recognition that this straightforward measure is deemed to support enterprise-wide strategy and performance and be aligned with stockholder value. This measure was also used as a performance measure in our 2018 Cash Incentive Plan to align with stockholder value over the short-term and long-term.

For 2018, both the short- and long-term incentive programs are supplemented by additional measures to strike an appropriate balance with respect to incentivizing earnings strength and nonfinancial business imperatives. The remaining 20% of the 2018 LTIP award consists of RSUs that will vest based on the executive’s continued employment through February 26, 2021, subject to earlier vesting for certain qualifying terminations of employment prior to that date. This service-based award is designed to reward long-term service with the Company and thereby adds a retention incentive to our compensation mix. Additionally, RSUs are considered by the Compensation Committee to be at-risk and aligned with stockholder interests as the ultimate value of the RSUs will fluctuate based on our stock price performance.

Long-Term Performance Goals. The PSUs are subject to the achievement of a NOEPS performance trigger in order for any vesting to occur. The NOEPS financial performance goal is determined based on the Company’s annual financial plan, which is approved by the Board at the beginning of the performance period, and is designed to achieve our goal of creating sustainable stockholder value by growing earnings and providing a strong dividend. If the NOEPS performance trigger is achieved, 80% of the target PSUs (65% of the 2018 LTIP award) will vest based on NOEPS performance above the trigger, as modified by our RTSR performance (which can reduce or increase the vested amount of the award by up to 25%). The Compensation Committee selected cumulative NOEPS as a goal and RTSR as a modifier because it believes it is important that each executive has personal financial exposure to the performance of our stock and, therefore, is aligned with the financial interests of stockholders.

If the NOEPS vesting trigger is achieved, the remaining 20% of the target PSUs (15% of the 2018 LTIP award) will vest based on the Company’s successful execution of the Customer Value Framework goals and a discretionary assessment of the Named Executive Officer’s contributions to the Company’s achievement relative to the Customer Value Framework goals. Under the 2018 LTIP program design, the Company’s overall Customer Value Framework goal must be met in the respective category before a payout may occur with respect to such category. Once the Company’s Customer Value Framework goal is met, the actual payout for the Customer Value Framework portion of the award is determined based on a discretionary assessment of the individual executive’s contribution to the successful achievement of the respective Customer Value Framework goal over the three-year performance period.

Provided the Customer Value Framework goal is met, the CEO performs the discretionary assessment of each Named Executive Officer other than himself and makes a recommendation to the Compensation Committee, with the Customer Value Framework vesting level approved by the Compensation Committee. In the case of the CEO, the Compensation Committee performs the discretionary assessment of his performance relative to the Customer Value Framework goals, and the independent members of the Board approve the CEO’s Customer Value Framework vesting level.

Design Considerations. The Compensation Committee believes that the long-term incentive program promotes decision making that is consistent with the Company’s long-term business objectives. When establishing long-term equity incentive opportunity levels for the Named Executive Officers, and our senior executives, the Compensation Committee considers, among other things, the executive’s base salary, the appropriate mix of cash and equity incentive opportunities, prior awards under the LTIP and the compensation practices for similarly situated executives within the Company and at companies in our Comparator Group. The actual value of the 2018 LTIP award, if any, will depend upon Company performance against pre-established performance measures, the individual executive’s performance as well as our stock price at the time the awards are settled.

Other Compensation and Benefits

The Named Executive Officers also receive executive severance and change-in-control compensation and benefits, an executive deferred compensation plan, a limited number of perquisites and a number of other employee benefits that generally are extended to our entire employee population. These other forms of compensation and benefits are generally comparable to those that are provided to similarly situated executives at other companies of our size and thereby serve the objectives of our compensation program to attract and retain our senior executives.

Severance and Change-In-Control Benefits

We provide Change-in-Control and Termination Agreements with the intent of ensuring that our senior executives continue to apply thoroughly objective judgment to appropriately safeguard stockholder value and maximize investor return in relation to any potential change-in-control. The Change-in-Control and Termination Agreements furnish cash severance benefits upon a double-trigger (meaning there must be both a qualifying change-in-control and termination of employment) and do not include any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control and Termination Agreement. We maintain Change-in-Control and Termination Agreements with each of the Named Executive Officers and all the Named Executive Officers are subject to our executive severance policy.

Additionally, the Omnibus Plan provides for double-trigger vesting for equity awards that are assumed or replaced by an acquiring company upon a change-in-control; meaning that there must be both a change-in-control and a qualifying termination of employment in order for the equity awards to vest in connection with or following such change-in-control. In the event equity awards are not assumed or replaced in a change-in-control, then the outstanding equity awards will vest upon the occurrence of a change-in-control alone. For further information regarding the benefits to be received upon termination of employment or change-in-control, see the table in the section entitled “Potential Payments upon Termination of Employment or a Change-in-Control of the Company” and the accompanying narrative.

Perquisites

Perquisites are not a principal element of our executive compensation program. They are intended to assist executives in the performance of their duties on our behalf or to otherwise provide benefits that have a combined personal and business purpose. Generally, we do not reimburse the Named Executive Officers for the payment of personal income taxes they incur in connection with their receipt of these benefits. For information regarding 2018 perquisites, see the 2018 Summary Compensation Table and footnote (6) to that table.

Deferred Compensation Plan

Eligible executives, including the Named Executive Officers, may elect to defer between 5% and 80% of their base salary and annual cash incentive payout under our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides an opportunity for eligible executives to defer their cash compensation without regard to the limits imposed by the IRS for amounts that may be deferred under the 401(k) Plan. The material terms of the Deferred Compensation Plan are described in the narrative to the 2018 Non-qualified Deferred Compensation Table.

Pension Programs

During 2018, we maintained a tax-qualified defined benefit pension plan for essentially all salaried exempt employees hired before January 1, 2010, all non-exempt employees (both non-union and certain union employees) hired before January 1, 2013, as well as for other union employees, regardless of hire date, and a non-qualified defined benefit pension plan (the “Pension Restoration Plan”) for all eligible employees with annual compensation or pension benefits in excess of the limits imposed by the Internal Revenue Service (“IRS”), including any eligible Named Executive Officer. The Pension Restoration Plan provides for a pension benefit under the same formula provided under the tax-qualified plan but without regard to the IRS limits and reduced by amounts paid under the tax-qualified plan. The material terms of the pension programs are described in the narrative to the 2018 Pension Benefits Table.

Savings Programs

The Named Executive Officers are eligible to participate in the same tax-qualified 401(k) Plan as most employees and in a non-qualified defined contribution plan (the “Savings Restoration Plan”) maintained for eligible executive employees. The 401(k) Plan includes a Company match that varies depending on the pension plan in which the employee participates and a Company profit sharing contribution for most employees of between 0.5% and 1.5% of the employee’s eligible earnings based on achievement of the overall corporate NOEPS measure. In addition, for salaried employees hired after January 1, 2010, and non-union non-exempt employees hired after January 1, 2013, the 401(k) Plan includes a 3% Company contribution to the employee accounts. The Savings Restoration Plan provides for Company contributions in excess of IRS limits under the 401(k) Plan for eligible employees, including the Named Executive Officers. The material terms of the Savings Restoration Plan are described in the narrative to the 2018 Non-qualified Deferred Compensation Table.

Health and Welfare Benefits

We also provide the Named Executive Officers other broad-based benefits such as medical, dental, life insurance and long-term disability coverage on the same terms and conditions to all employees. We believe that these broad-based benefits enhance our reputation as an employer of choice.

Our Executive Compensation Process

The Compensation Committee is responsible for evaluating and determining the compensation of our senior executives and for overseeing the administration of our equity plans and grants. In doing so, Compensation Committee takes into account various factors when making compensation decisions, including:

•	Attainment of our established business and financial goals;
•	Competitiveness of our compensation program based upon competitive market data; and
•	An executive’s position, level of responsibility and performance, as measured by the individual’s contribution to the Company’s achievement of its business objectives.

The Compensation Committee reviews the compensation of our CEO and his executive direct reports each year and apprises the Board accordingly. For our CEO, the Compensation Committee evaluates CEO performance in light of the Company’s goals and objectives and considers recommendations from Meridian, the Compensation Committee’s independent compensation consultant, that are reflective of the Compensation Committee’s assessment of our CEO’s performance and compensation competitiveness. Following this evaluation, the Compensation Committee submits its recommendations to the independent members of the Board for review and approval.

When considering changes in compensation for senior executives that report to our CEO, including the Named Executive Officers, the Compensation Committee considers input from the CEO, the Chief Services Officer and the Senior Vice President, Human Resources, in addition to the Compensation Committee’s independent compensation consultant.

Competitive Market Review

In connection with its compensation decision making, the Compensation Committee reviews the executive compensation practices in effect at other companies in the Comparator Group. These companies comprised leading gas, electric, and multi-line utilities that were selected by the Compensation Committee for their operational comparability and because we generally compete with these companies for similar executive talent. For 2018, the Compensation Committee, with input from Meridian, made one change to the Comparator Group removing Southern Company Gas due to its increased revenues as compared to the Comparator Group. For purposes of evaluating 2018 compensation practices, the Comparator Group included the companies shown below.

Alliant Energy Corporation	Piedmont Natural Gas Company, Inc.
Ameren Corporation	PNM Resources, Inc.
American Electric Power Company, Inc.	PPL Corporation
Atmos Energy Corporation	Public Service Enterprise Group Incorporated
CenterPoint Energy, Inc.	SCANA Corporation
CMS Energy Corporation	Sempra Energy
Dominion Energy, Inc.	Spire, Inc.
DTE Energy Company	Vectren Corporation
FirstEnergy Corp.	WEC Energy Group, Inc.
OGE Energy Corp.	WGL Holdings, Inc.
ONE Gas, Inc.
Compensation Peer Group	Revenue(1) (millions)		Market Cap(1) (millions)
NiSource	$4,493		$7,868
NiSource Percentile Rank	46th	%ile	29th	%ile
75th Percentile	$9,208		$20,524
Median	$6,076		$12,652
25th Percentile	$2,350		$6,609
(1)	The Compensation Committee selected the 2018 Compensation Peer Group in August 2017 based on fiscal year-end 2016 revenue and market capitalization data. Fiscal year-end revenue and market capitalization data was compiled by Meridian.

Compensation Committee Actions Related to 2018 Executive Compensation

The Compensation Committee reviewed and, as appropriate, took action with respect to each element of total compensation for each Named Executive Officer following the principles, practices and processes described above. The Compensation Committee’s compensation determinations and recommendations were based primarily upon recognition of the roles, responsibilities and performance of each Named Executive Officer, a review of the Comparator Group and an assessment of total Named Executive Officer compensation.

   2018 Base Salaries

The Compensation Committee annually reviews the base salaries of the Named Executive Officers, and all our senior executives, to evaluate whether they are competitive and appropriately reflect performance. In setting 2018 base salary levels, the Compensation Committee considered competitive market data, the competitiveness of annual total target compensation of each Named Executive Officer, responsibilities, experience, internal pay equity, historical compensation practices, individual performance and contributions to achievement of business objectives. Based on this assessment, the Compensation Committee (or, in the case of Mr. Hamrock, the independent members of the Board) approved 2018 base salary levels, effective June 1, 2018. In the case of Mr. Brown’s increase of approximately 9.5%, the Compensation Committee considered in particular his effective performance during 2017 in core aspects of the chief financial officer role, his strong leadership in the execution of the Company’s customer value strategy and the need for further alignment of his cash compensation with the market median. Below are the 2018 and 2017 annual base salary levels for each Named Executive Officer.

	Base Salary
Named Executive Officer	2018 Annual Salary ($)	2017 Annual Salary ($)
Joseph Hamrock	1,000,000	975,000
Donald E. Brown	575,000	525,000
Pablo A. Vegas	525,000	500,000
Violet G. Sistovaris	475,000	450,000
Carrie J. Hightman	490,000	490,000

   2018 Cash Incentive Plan

In January 2018, the Compensation Committee established performance measures and goals to be used to determine the 2018 Cash Incentive Plan payouts for the Named Executive Officers and all of our other participating employees. In determining Cash Incentive Plan opportunities for the Named Executive Officers, the Compensation Committee considered competitive information from the Comparator Group, input from Meridian, the Compensation Committee’s independent compensation consultant, historical payouts and individual performance in its review of the trigger, target and stretch opportunities for the Named Executive Officers and made no changes to the target opportunities for Named Executive Officers, except for Mr. Vegas and Ms. Sistovaris. The Committee approved increases from 70% to 75% of target opportunity and from 65% to 70% of target opportunity for Mr. Vegas and Ms. Sistovaris, respectively, to reward exemplary leadership during 2017 and maintain market competitiveness.

Additionally, in its review of the trigger, target and stretch opportunities for the Named Executive Officers, the Compensation Committee (and, in the case of the CEO, the independent members of the Board) approved uniform trigger and stretch opportunities among all the Named Executive Officers relative to their target opportunities. Meridian reported to the Compensation Committee that market practice is to establish trigger and stretch opportunities as uniform percentages of target for all participants, (i.e., comparable proportionate pay outcomes for comparable performance). The Compensation Committee considered Meridian’s input and changed the trigger and stretch opportunities to 40% and 160%, respectively, of the target opportunity for each Named Executive Officer. Previously, their trigger opportunities ranged from 33% to 43% of the target opportunity while their stretch opportunities ranged from 146% to 162% of the target opportunity. These changes were made to simplify the compensation structure, provide consistent motivation towards the achievement of the underlying performance goal, and to be consistent with market practice as reported by Meridian.

The 2018 Cash Incentive Plan awards for the Named Executive Officers, and all our senior executives, were subject to achievement of one corporate financial goal, NOEPS, and operational goals related to customer care and safety, as detailed in the table below. The Compensation Committee approved these measures for the annual performance period because they were deemed important to the Company’s success in increasing stockholder value. The incentive opportunities for the Named Executive Officers were contingent on achievement of goals relating to these measures. In addition, under the terms of the Omnibus Plan, the Compensation Committee retained discretion to adjust 2018 Cash Incentive Plan awards downward, either on a formulaic or discretionary basis, as the Compensation Committee determined to be appropriate in order to reflect other items of Company or individual performance deemed relevant by the Compensation Committee.

Performance Goal	Description	Reason Selected

Earnings
Net Operating Earnings Per Share (“NOEPS”), a non-GAAP measure.
Income from continuing operations determined in accordance with Generally Accepted Accounting Principles (“GAAP”), including, without limitation, the impact of incentive payouts and adjusted for certain items, such as fluctuations in weather and other significant unusual events disclosed in the Company’s earnings reports, (examples of which may include transaction-related costs, debt extinguishment costs or certain income tax items).(1)
		•	Viewed by the Board as representative of the fundamental earnings strength and performance of the Company.
		•	Net operating earnings is used internally for budgeting and reporting to the Board.
		•	Consistent with the Company’s external reporting of results.

(1)For 2018, a pre-tax adjustment of $855 million was excluded from GAAP earnings and attributable to expenses and lost revenues related to the Greater Lawrence Incident. For details regarding the Greater Lawrence Incident, please see Note 18-E to our consolidated financial statements included in our Annual Report on Form 10-K.

Customer Care
2018 JD Power Gas and Electrical Utility Residential Customer Satisfaction Studies (“JD Power Studies”)
Measures relative performance of our operating companies as compared to peer companies within each operating company’s jurisdiction (based on company size and geographic region), as reported in the 2018 JD Power Studies, with the target set using the Company’s 2017 performance as the baseline. Threshold, target and maximum performance goals are based on the scoring set forth in the JD Power Studies.
		•	Designed to track our progress in delivering satisfaction to our customers relative to our peers.
		•	Aligned with our stakeholder commitment of top-tier customer satisfaction and brand perception.
2018 MSR Group overall post transaction customer satisfaction survey results (“MSR Group Survey”)
Measures our operating companies’ performance in a post transaction survey designed to assess the customer experience, with the target set using the Company’s 2017 performance as the baseline. Threshold, target and maximum performance goals are based on our percentile ranking as compared to the other surveyed companies.
		•	Designed to track our progress in delivering satisfaction to our customers relative to our prior performance.
		•	Aligned with our stakeholder commitment of top-tier customer satisfaction and brand perception.
Safety
DART Rate	Measures the rate of employee injuries that resulted in work days missed or restricted or an employee transfer, with the target set using industry benchmark of top decile.	•	Designed to track our progress in achieving the optimum safety climate.
2018 National Safety Council Barometer Survey developed by the National Safety Council (“NSCBS”)
A survey that gauges employee perception of our safety programs and benchmarks results against a proprietary database of over 800 companies, with the target set using the Company’s 2017 performance as the baseline. Threshold, target and maximum performance goals are based on our percentile ranking as compared to the other surveyed companies.
		•	Designed to track our progress in achieving the optimum safety climate supported by the appropriate activities while also gauging management, supervisor and employee engagement.

The performance measures and their associated weightings applicable to each of the Named Executive Officers and formulaic results as a percentage of the target Cash Incentive Plan opportunity for 2018 (prior to the negative discretionary adjustment made by the Compensation Committee, as discussed below) are shown below.

Corporate Measures(1)	Weight	Trigger	Target	Stretch	Result(2)	Weighted Achievement(3)	Formulaic Result % of Target
NOEPS	75%	$1.23	$1.28- $1.30	$1.35	$1.30	75%	84%
Customer Care (JD Power Studies)	10%	737	738	739	734	0%
Customer Care (MSR Group Survey)	5%	89%	90%	91%	90%	5%
Safety (DART Rate)	5%	.43	.41	.20	0.67	0%
Safety (NSCBS)	5%	89%	92%	95%	91%	4%
(1)	For performance between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity.
(2)	The 2018 results were calculated as discussed above under “2018 Cash Incentive Plan.”
(3)	Weighted achievement is determined by multiplying the weight by the achievement percentage.

   Implications of the Greater Lawrence Incident

In January 2019, in light of the profound effect of the Greater Lawrence Incident on the communities of Andover, North Andover and Lawrence, Massachusetts, the Compensation Committee exercised negative discretion retained by the Compensation Committee under the Omnibus Plan to eliminate the performance-based cash incentive payouts for all of the Named Executive Officers, and separately, with respect to our CEO, the Compensation Committee made a recommendation to the independent members of the Board that Mr. Hamrock’s annual performance-based cash incentive payout also be eliminated. The independent members of the Board considered and accepted the Compensation Committee’s recommendation.

The Compensation Committee certified the performance results relative to the goals set in 2018 as shown in the tables above and then exercised negative discretion in accordance with the terms of the Omnibus Plan to eliminate payouts to our Named Executive Officers. The formulaic result shown below would have been used to calculate payouts to the Named Executive Officers under the 2018 Cash Incentive Plan but for the Compensation Committee’s negative discretionary adjustment to eliminate payouts. The Compensation Committee exercised negative discretion in accordance with the terms of the Omnibus Plan in order to underscore our commitment to safe operations. In making such determination, the Compensation Committee noted the strong performance of certain business units and corporate functions of certain executives, but determined that the significance of the Greater Lawrence Incident and the totality of the community impact outweighed any consideration of business unit or individual performance.

With respect to our CEO, the Compensation Committee made a recommendation to the independent members of the Board that Mr. Hamrock’s 2018 Cash Incentive Plan payout also be eliminated in order to underscore our commitment to safe operations. The Compensation Committee determined it was appropriate to recommend that no 2018 Cash Incentive Plan payout be made to Mr. Hamrock due to the profound effect of the Greater Lawrence Incident on the communities served by our subsidiary, Columbia Gas of Massachusetts. The independent members of the Board considered and accepted the Compensation Committee’s recommendation.

Consequently, no 2018 Cash Incentive Plan payouts were made to any of the Named Executive Officers. The 2018 Cash Incentive Plan opportunities, formulaic amounts that would have been payable in accordance with the performance results shown in the tables above relative to the 2018 goals and the actual payouts following the Compensation Committee’s exercise of negative discretion are shown in the table below.

   2018 Cash Incentive Plan Payouts to the Named Executive Officers

The 2018 Cash Incentive Plan opportunities and actual payout amounts as approved by the Compensation Committee (and with respect to the CEO, by the independent members of the Board) are shown below.

Named Executive Officer	2018 Salary ($)	Target (% of Salary)|(1)	Formulaic Result (% of Target)(2)	Formulaic Amount ($)(3)	2018 Award ($)(4)	No payout per Compensation Committee exercise of negative discretion
Joseph Hamrock	1,000,000	120%	84%	1,008,000	-0-
Donald E. Brown	575,000	75%	84%	362,250	-0-
Pablo A. Vegas	525,000	75%	84%	330,750	-0-
Violet G. Sistovaris	475,000	70%	84%	279,300	-0-
Carrie J. Hightman	490,000	60%	84%	246,960	-0-
(1)	Each Named Executive Officer has a trigger bonus opportunity equal to 40% of target and a stretch bonus opportunity equal to 160% of target.
(2)	Formulaic Result reflects the percentage of Target that would have been payable to the Named Executive Officers based on the Company’s 2018 results as determined by the pre-established performance goals, prior to the Compensation Committee’s negative discretionary adjustment.
(3)	The Formulaic Amounts were calculated as follows: 2018 annual salary multiplied by his or her Target (% of Salary) multiplied by the applicable Formulaic Result (% of Target).
(4)	The Compensation Committee exercised negative discretion to eliminate the 2018 award payouts, and in the case of our CEO, make its recommendation to the independent members of the Board to eliminate the 2018 award payout to Mr. Hamrock.

   2018 LTIP Awards

In January 2018, the Compensation Committee redesigned the long-term equity incentive component of the executive compensation program to enhance its retention characteristics, better align payouts with individual executive contributions and drive accountability for achievement of certain key business imperatives while continuing to align incentives to Company financial performance and stockholder interests. Consistent with the philosophy and principles articulated above, the Compensation Committee believes that the 2018 LTIP awards:

•	Align the interests of executives with our stockholders as the ultimate value of the award is dependent upon the value of our stock;
•	Support our philosophy of paying for performance because the PSUs are not eligible to vest unless the Company achieves a threshold financial performance goal over the three-year performance period;
•	Provide competitive compensation to recruit and retain executive talent by including a long-term equity incentive component with vesting based on a multi-year service condition, subject to earlier vesting in the event of certain qualifying terminations of employment;
•	Offers compensation that emphasizes the value of continuous long-term service; and
•	Endorses the enterprise-wide customer value initiatives and drives accountability by aligning the actual value of the award to an assessment of an executive’s contributions to the achievement of the Customer Value Framework.

In determining the 2018 LTIP award values awarded to the Named Executive Officers and all our senior executives in January 2018, the Compensation Committee considered the competitive pay practices at companies within our Comparator Group, input from Meridian, the Compensation Committee’s independent compensation consultant, the historical mix of fixed compensation versus variable incentive compensation, internal pay equity and the expectations of the executive’s role in driving the Company’s strategic and financial objectives and individual performance. Based on this assessment, the Compensation Committee (or, in the case of Mr. Hamrock, the independent members of the Board) approved the 2018 award values for each Named Executive Officer.

In the case of Mr. Hamrock, the Compensation Committee noted that Mr. Hamrock’s 2017 performance consistently exceeded expectations and considered, in particular, his total compensation in relation to the Comparator Group and recommended to the independent members of the Board, an increased LTIP award value as compared to prior years to maintain the market competitiveness of his total compensation. In determining Mr. Hamrock’s 2018 total compensation levels, the Board delivered the majority of his increase in the form of long-term equity incentives in order to tie a greater percentage of his compensation to the Company’s long-term performance, with the value of the LTIP award fluctuating based on performance against key performance objectives and/or stock price performance over the three-year performance or service period.

In the case of Mr. Vegas, in considering his increase from the 2017 award value, the Compensation Committee considered his consistent strong performance in 2017, sustained leadership in his role in driving the Company’s strategic and financial objectives, his historical award levels and the market competiveness of his total compensation. The LTIP award values for the other Named Executive Officers were established based on the factors above considering, in particular, internal pay equity and the competitive market. The 2018 and 2017 LTIP award values for each Named Executive Officer are shown below.

	LTIP Award Values
Named Executive Officer	2018 Grant Date Face Value ($)	2017 Grant Date Face Value ($)
Joseph Hamrock	4,300,000	3,000,000
Donald E. Brown	950,000	900,000
Pablo A. Vegas	950,000	850,000
Violet G. Sistovaris	700,000	650,000
Carrie J. Hightman	700,000	750,000

The 2018 LTIP award values shown above were granted in the form of PSUs (80% of the 2018 LTIP award) and in the form of RSUs (20% of the 2018 LTIP award) as shown below. Vesting of the 2018 PSUs is dependent on the Company meeting certain financial performance measures over the 2018-2020 performance period (the “performance period”) and the executive’s continued employment through February 26, 2021. Vesting of the RSUs is dependent on the executive’s continued employment through February 26, 2021. Special vesting rules apply to both the PSUs and RSUs in the event of death, “Retirement,” “Disability” or a “Change-in-Control” (each as defined in the Omnibus Plan). Termination for any other reason prior to February 26, 2021 will result in forfeiture of the entire 2018 LTIP award.

The 2018 LTIP awards to Named Executive Officers are shown below.

Named Executive Officer	Target Number of PSUs Awarded(1)	Number of RSUs Awarded(2)
Joseph Hamrock	140,408	35,102
Donald E. Brown	31,122	7,781
Pablo A. Vegas	31,122	7,781
Violet G. Sistovaris	22,932	5,733
Carrie J. Hightman	22,932	5,733
(1)	All 2018 PSU awards were granted in January 2018, and vest based on Company performance, the application of the RTSR and individual performance modifier, as well as the satisfaction of the service condition (the executive’s continued employment through February 26, 2021), as detailed below.
(2)	All 2018 RSU awards were granted in January 2018, and will vest based on the executive’s continued employment through February 26, 2021, as detailed below.

2018 PSUs. All of the 2018 PSUs are subject to the achievement of a cumulative NOEPS trigger (calculated as detailed earlier under 2018 Cash Incentive Plan) in order for any vesting to occur. If the NOEPS trigger is achieved, 80% of the target PSUs (65% of the 2018 LTIP award) will vest based on NOEPS performance above the trigger, as modified by our RTSR performance (which can reduce or increase the vested amount of the award by up to 25%). The remaining 20% of the target PSUs (15% of the 2018 LTIP award) will vest based on the achievement of the Customer Value Framework goals and a discretionary assessment of the Named Executive Officer’s contribution to the Company’s achievement of the Customer Value Framework goals. Vesting of the entire PSU portion of the 2018 LTIP award is subject to the executive’s continued employment through February 26, 2021. Termination for any reason other than death, “Retirement,” “Disability” or a “Change-in-Control” (each as defined in the Omnibus Plan) prior to February 26, 2021 will result in forfeiture of the entire 2018 LTIP award.

For the cumulative NOEPS portion of the 2018 PSU (65% of 2018 LTIP award and 80% of the target PSU component) the Company’s RTSR performance is a modifier in contrast to the 2017 design of vesting based on cumulative NOEPS and RTSR, each weighted equally. The Compensation Committee approved the use of cumulative NOEPS as the primary performance goal in the 2018 LTIP program design to tie a greater percentage of the PSUs to the achievement of a key financial goal for the Company while still measuring and rewarding relative performance with the use of the RTSR payout modifier. The Compensation Committee also believes that this design enhances pay for performance transparency as payouts are directly linked to the Company’s absolute performance. As noted above, the NOEPs goal was established after considering the Company’s annual financial plan at the beginning of the performance period and was designed to be achievable with strong management performance over the three-year performance period.

Additionally, the Compensation Committee approved the vesting of a portion of the 2018 PSUs (15% of the 2018 LTIP award and 20% of the target PSU component) based on an assessment of each Named Executive Officer’s contribution to the successful execution of the Company’s Customer Value Framework over the three-year performance period in order to drive greater individual accountability through the program design. In so doing, the Compensation Committee supplemented the financial measures that incentivize earnings strength with execution-focused transparency to strike an appropriate balance over the long-term.

The Company’s overall Customer Value Framework goal must be met in the respective category before a payout may occur with respect to such category. Once the Company’s Customer Value Framework goal is met, the actual payout of the Customer Value Framework PSUs is determined based on a discretionary assessment of the individual executive’s contribution to the successful achievement of each Customer Value Framework goal over the three-year performance period.

The CEO performs the discretionary assessment of each Named Executive Officer other than himself and makes a recommendation to the Compensation Committee, with the vesting level approved by the Compensation Committee. In the case of the CEO, the Compensation Committee performs the discretionary assessment of performance, with the independent members of the Board approving the CEO’s vesting level. The Customer Value Framework measures are based on key business imperatives relating to safety, customer care, cost containment, organizational culture and environmental impact, with each measure weighted equally in determining the payout for this portion of the LTIP. The Customer Value Framework performance goals were designed to be achievable with the coordinated, cross-functional focus and effort of the Named Executive Officers.

The measures and goals pertaining to the 2018 PSUs are shown below.

2018 PSU Performance Measures
Cumulative NOEPS
Threshold Goal(1)	Measure	Trigger, Target and Stretch Goals	% of LTIP	% of Award Earned if Modifier is Applied
Three-year Cumulative NOEPS: $3.88	Three-year Cumulative NOEPS	Trigger (50% Payout): $3.88(1)	65	RTSR Performance(2)
		Target (100% Payout): $4.08(1)		Top Quartile=	+25% modifier
		Stretch (200% Payout): $4.28(1)		Bottom Quartile=	-25% modifier
Customer Value Framework
Threshold Goal(1)	Measure	Categories	% of LTIP	% of Award Earned following Discretionary Individual Assessment
Three-year Cumulative NOEPS: $3.88	Three-year Customer Value Framework	Safety Customer Care Cost Containment Organizational Culture Environmental Impact	15	0-200%(3)
(1)	The goals were originally approved in January 2018, but updated in March 2018 to reflect changes to the Company’s financial plan as a result of the expected impact of tax reform. The goals approved by the Compensation Committee were designed to be challenging but achievable with strong management performance over the three-year performance period. The NOEPS result will generally be calculated as discussed above under “2018 Cash Incentive Plan.”
(2)	RTSR will be determined by the annualized growth in the price of a share of the Company’s common stock, assuming dividends are reinvested, over the period beginning December 31, 2017 and ending on December 31, 2020, compared to a similar calculation for a group of 34 energy services companies within our industry or providing similar services to ours and companies with which we compete for the sale of equity capital, 18 of which are in the Comparator Group.
(3)	The Company’s overall Customer Value Framework goal must be met in the respective category before a payout may occur with respect to such category. Once met, the actual payout is determined based on a discretionary assessment of the individual executive’s contribution to the successful achievement of each Customer Value Framework goal over the three-year performance period.

2018 RSUs. As discussed above, a portion of the 2018 LTIP award (20%) was granted in the form of RSUs in order to reward long-term service with the Company and retain executives over a multi-year service period. While the RSUs vest based on the executive’s continued service, the Compensation Committee views RSUs to be at-risk compensation because the ultimate value of the RSUs will fluctuate based on the Company’s stock price performance. The RSUs granted in January 2018 will vest after the completion of a three-year service period and the executive’s continued employment through February 26, 2021, subject to earlier vesting in the event of death, “Retirement,” “Disability” or a “Change-in-Control” (each as defined in the Omnibus Plan) prior to February 26, 2021.

2016 Performance Share Awards. In 2016, the Compensation Committee and the independent members of the Board approved grants of performance share awards to the Named Executive Officers and the CEO, respectively. Vesting of the 2016 grants of performance share awards was dependent on Company achievement relative to certain performance goals over the 2016-2018 performance period. The performance measures related to cumulative NOEPS and RTSR. Based on the Company’s performance during the three-year performance period beginning January 1, 2016 and ending December 31, 2018, 120% of the 2016 performance share awards vested as described below.

The performance measures, their weightings and results, as certified by the Compensation Committee, are shown below.

Performance Measure(1)	Weight	Trigger (50% Award)	Target (100% Award)	Stretch (200% Award)	Actual Results(2)
Cumulative NOEPS for 2016—2018	50%	$3.19	$3.34	$3.64	$3.60(3)
RTSR for 2016—2018	50%	40th Percentile	50th Percentile	100th Percentile	41st Percentile
(1)	Performance results are calculated in the same manner as discussed above.
(2)	For performance results between two performance levels (for example, between the target and stretch goal), the incentive opportunity is determined by interpolation.
(3)	Based upon cumulative NOEPS performance from January 1, 2016 through December 31, 2018. The 2016-2018 cumulative NOEPS result consists of 2016, 2017 and 2018 NOEPS results, as disclosed in the Company’s earnings report for the applicable year. The 2018 NOEPS result was calculated as discussed above under “2018 Cash Incentive Plan.”

Vesting of the 2016 performance share awards remained subject to the satisfaction of a service condition; the executive’s continued employment through February 28, 2019. Thereafter, the 2016 performance shares fully vested and were paid to each Named Executive Officer one-for-one in shares of our common stock, as shown below.

Named Executive Officer	Number of 2016 Performance Shares Vested
Joseph Hamrock	142,790
Donald E. Brown	48,549
Pablo A. Vegas	33,752
Violet G. Sistovaris	34,270
Carrie J. Hightman	42,837

Stock Ownership and Retention Guidelines

Senior executives, including the Named Executive Officers, are generally expected to satisfy their applicable ownership guideline within five years of becoming subject to the guidelines provided below. Once the senior executive satisfies the applicable guideline, he or she must continue to own a sufficient number of shares to remain in compliance with the guideline. Until such time as the senior executive satisfies the applicable stock ownership guideline, the executive is required to hold at least 50% of the shares of common stock received upon the lapse of the restrictions on RSUs, the vesting of PSUs, performance shares or exercise of stock options. At the end of 2018, all of the Named Executive Officers exceeded the applicable ownership guideline, except for Mr. Brown who has until 2020 to meet his guideline.

Executive Level	Share Ownership Level
CEO	5x base salary
All other senior executive officers	3x base salary

Risk Management Policies and Guidelines

We maintain various guidelines and policies including:

•	Trading Windows/Trading Plans/Hedging. We restrict the ability of certain employees to freely trade in our common stock because of their periodic access to our material non-public information. Under our insider trading policy, our key executives are prohibited from trading in our securities during quarterly blackout periods, and at such other times as the CLO may deem appropriate. In addition, under our Securities Transaction Compliance Policy for Certain Employees and our Securities Transaction Compliance Policy for Directors and Executive Officers, all directors and all senior executives, including the Named Executive Officers, are prohibited from engaging in short sales of our equity securities or in buying or selling puts, calls or other options on our securities or otherwise hedging against or speculating in potential changes in the value of our common stock. None of our directors or executive officers own Company securities that are pledged.
•	Compensation Recovery for Misconduct. While we believe our executives conduct business with the highest integrity and in full compliance with our Code of Business Conduct, the Compensation Committee believes it is appropriate to ensure that our compensation plans and agreements provide for financial penalties to an executive who engages in certain fraudulent or other inappropriate conduct. Consequently, the Omnibus Plan contains “clawback” provisions that require reimbursement of amounts received under the Cash Incentive Plan and LTIP in the event of certain acts of misconduct.

Tax Treatment of Executive Compensation

Section 162(m) of the Code provides that annual compensation in excess of $1,000,000 paid to the CEO and certain of our other executive officers will not be deductible by a corporation for federal income tax purposes. Historically, there was an exception to this annual deduction limit for compensation meeting the definition of “performance-based compensation” under Section 162(m) of the Code, which was repealed in connection with the adoption of the Tax Cuts and Jobs Act in 2017. The Compensation Committee considers the anticipated tax treatment to the Company and our overall executive compensation objectives when determining executive compensation. Accordingly, tax deductibility is one of many factors considered by the Compensation Committee in determining executive compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board (the “Committee”) has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

This report is submitted on behalf of the members of the Compensation Committee:

Compensation Committee

Kevin T. Kabat, Chair Theodore Bunting Eric L. Butler Wayne S. DeVeydt Deborah A. Henretta Michael E. Jesanis

ASSESSMENT OF RISK

We perform an annual risk assessment of our compensation program. An assessment was performed in 2018, and we concluded that the incentive components of our program are not reasonably likely to have a material adverse effect on the Company, for reasons that include the following:

•	Our operations are highly regulated at both the federal and state levels and, therefore, are subject to continuous oversight by independent bodies.
•	Policies are in place to recoup compensation in the event of certain acts of misconduct and to prohibit hedging of our stock by the senior executive officers.
•	Our compensation program is evaluated annually for its effectiveness and alignment with our goals without promoting excessive risk.
•	Senior executive compensation is weighted toward long-term incentives, thereby providing senior executives with an ongoing, multi-year focus of attention.
•	The performance measures that are the basis of incentive awards are approved each year by an independent committee of the Board.
•	The long-term incentive equity awards to senior executives generally have three-year vesting periods and are predominately performance-based so that their upside potential and downside risk are designed to be aligned with that of our stockholders and promote long-term performance over the vesting period.
•	The senior executive officers are subject to stock ownership and retention guidelines that are independently set by the Board which are designed so that senior executives assume financial risk that is coincident with our stockholders.
•	The senior executive officers’ performance incentive measures include safety metrics in order to encourage a strong culture of safety and motivate the prioritization of safe operations.

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation for services to the Company and its affiliates earned by or paid to each of the Named Executive Officers during 2018.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Joseph Hamrock President and CEO	2018	989,583	—	4,706,148	—	—	82,784	5,778,515
	2017	943,750	87,750	2,624,150	1,667,250	—	84,302	5,407,202
	2016	858,333	54,830	2,302,476	1,045,170	—	73,349	4,334,158
Donald E. Brown Executive Vice President and CFO	2018	554,167	—	1,039,730	—	—	50,682	1,644,579
	2017	514,583	—	783,752	612,833	—	54,718	1,965,886
	2016	479,167	—	782,843	435,488	—	49,705	1,747,203
Pablo A. Vegas Executive Vice President and President, Gas Utilities	2018	514,583	—	1,039,730	—	—	44,223	1,598,536
	2017	483,333	—	737,676	535,465	—	50,348	1,806,822
	2016	298,295	150,000	1,560,554	226,466	—	27,421	2,262,736
Violet G. Sistovaris Executive Vice President and President, NIPSCO	2018	464,583	—	766,102	—	153,630	44,051	1,428,366
	2017	429,167	40,599	566,046	459,401	101,772	44,676	1,641,661
	2016	400,000	46,320	552,597	303,680	88,473	39,679	1,430,749
Carrie J. Hightman Executive Vice President and CLO	2018	490,000	—	766,102	—	87,851	46,340	1,390,293
	2017	490,000	—	653,121	453,025	76,824	49,057	1,722,027
	2016	490,000	—	690,737	339,305	66,376	61,929	1,648,347
(1)	Any salary deferred at the election of the Named Executive Officer is reported in the category and year in which such salary was earned.
(2)	This column shows discretionary payouts that are in addition to any amounts paid under the Cash Incentive Plan. For 2018, there were no discretionary payouts.
(3)	For a discussion of stock awards granted in 2018, please see the Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2018 Executive Compensation-2018 LTIP Awards” above and the 2018 Grants of Plan-Based Awards Table. Amounts reported in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, with respect to 80% of the PSUs and all RSUs granted in 2018, calculated based on the average market price of our common stock on the grant date, less the present value of any dividends not received during the vesting period. With respect to 20% of the PSUs that vest based on a discretionary assessment of performance with respect to the Customer Value Framework, amounts reported in this column represent the aggregate service inception date fair value, computed in accordance with ASC Topic 718, calculated based on the closing market price of our common stock on the service inception date. For this portion of the PSUs, the grant date for accounting purposes will not occur until the Compensation Committee exercises discretion to determine vesting following the conclusion of the three-year performance period. All of the PSUs are subject to performance conditions, therefore, the value reported in this column for these awards is based upon the probable outcome of such conditions.

The following table shows the value of the 2018 PSUs reported in the 2018 Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved and less the present value of any dividends not received in the vesting period. For information on the valuation assumptions used in these computations, see Note 13 to our consolidated financial statements included in our 2018 Annual Report on Form 10-K.

Name	Maximum Performance Share Potential as of Grant Date For Awards ($)
Joseph Hamrock	7,222,797
Donald E. Brown	1,597,561
Pablo A. Vegas	1,597,561
Violet G. Sistovaris	1,177,124
Carrie J. Hightman	1,177,124
(4)	For 2018, Cash Incentive Plan payouts to the Named Executive Officers were eliminated. For more information regarding 2018 corporate performance, 2018 Cash Incentive Plan payout opportunities for the Named Executive Officers and the Compensation Committee’s exercise of negative discretion to eliminate payouts, please see Compensation Discussion and Analysis—“Compensation Committee Actions Related to 2018 Executive Compensation—2018 Cash Incentive Plan” and “Compensation Committee Actions Related to 2018 Executive Compensation—Implications of the Greater Lawrence Incident” and the discussion on the pages that follow.
(5)	This column shows the change in the present value of each executive’s accumulated benefits under our tax-qualified pension plans and the non-qualified Pension Restoration Plan as described in the narrative to the 2018 Pension Benefits Table. Mses. Hightman and Sistovaris are the only Named Executive Officers who are eligible to participate in our pension plans. Messrs. Hamrock, Brown, and Vegas are not eligible to participate in our pension plans due to their hire dates. For a description of these plans and the basis used to develop the present values, see the 2018 Pension Benefits Table and accompanying narrative. No earnings on deferred compensation are shown in this column, since no earnings were above market or preferential.
(6)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each Named Executive Officer in 2018.
	Other Compensation
Name	Perquisites & Personal Benefits(a) ($)	Tax Gross-Ups ($)	Company Contributions To 401(k) Plan(b) ($)	Company Contributions To Savings Restoration Plan(c) ($)	Total ($)
Joseph Hamrock	13,513	—	19,250	50,021	82,784
Donald E. Brown	11,890	—	19,250	19,542	50,682
Pablo A. Vegas	8,202	—	19,250	16,771	44,223
Violet G. Sistovaris	11,530	—	19,250	13,271	44,051
Carrie J. Hightman	12,040	—	19,250	15,050	46,340
(a)	All perquisites are valued based on the aggregate incremental cost to us, as required by the rules of the SEC. Please see the Compensation Discussion and Analysis — “Other Compensation and Benefits — Perquisites” above for additional information about the perquisites we provide to the Named Executive Officers. The perquisite amounts listed include financial planning and tax services for each of the Named Executive Officers and spousal travel for Messrs. Hamrock and Vegas.
(b)	This column reflects Company matching contributions and profit sharing contributions made on behalf of each of the Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock, Mr. Brown, and Mr. Vegas to the 401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan, as described above in the Compensation Discussion and Analysis —“Other Compensation and Benefits — Savings Programs.”
(c)	This column reflects Company matching contributions and profit sharing contributions made on behalf of all eligible Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Messrs. Hamrock, Brown, and Vegas in excess of IRS limits to the Savings Restoration Plan. The Savings Restoration Plan is a non-qualified defined contribution plan, as described above in the Compensation Discussion and Analysis — “Other Compensation and Benefits — Savings Programs,” and in the narrative following the 2018 Non-qualified Deferred Compensation Table.

2018 Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards granted under the Omnibus Plan to the Named Executive Officers in 2018.

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Hamrock	—	—	480,000	1,200,000	1,920,000	—	—	—	—	—
	1/26/2018	1/26/2018	—	—	—	70,204	140,408	280,816	—	3,933,904
	1/26/2018	1/26/2018	—	—	—	—	—	—	35,102	772,244
Donald E. Brown	—	—	172,500	431,250	690,000	—	—	—	—	—
	1/25/2018	1/25/2018	—	—	—	15,561	31,122	62,244	—	870,026
	1/25/2018	1/25/2018	—	—	—	—	—	—	7,781	169,704
Pablo A. Vegas	—	—	157,500	393,750	630,000	—	—	—	—	—
	1/25/2018	1/25/2018	—	—	—	15,561	31,122	62,244	—	870,026
	1/25/2018	1/25/2018	—	—	—	—	—	—	7,781	169,704
Violet G. Sistovaris	—	—	133,000	332,500	532,000	—	—	—	—	—
	1/25/2018	1/25/2018	—	—	—	11,466	22,932	45,864	—	641,065
	1/25/2018	1/25/2018	—	—	—	—	—	—	5,733	125,037
Carrie J. Hightman	—	—	117,600	294,000	470,400	—	—	—	—	—
	1/25/2018	1/25/2018	—	—	—	11,466	22,932	45,864	—	641,065
	1/25/2018	1/25/2018	—	—	—	—	—	—	5,733	125,037
(1)	The awards were approved and granted in January 2018. In March 2018, the Compensation Committee updated the NOEPS performance goals to reflect changes to the Company’s financial plan as a result of the expected impact of tax reform. We determined that there was no incremental cost to the Company under FASB ASC 718 a as result of updating the NOEPS performance goals.
(2)	The information in the “Threshold,” “Target,” and “Maximum” columns reflects potential payouts based on the performance targets set under the Cash Incentive Plan. As noted above, the Named Executive Officers did not receive any payouts under the 2018 Cash Incentive Plan. For a description of the Cash Incentive Plan, please see the Compensation Discussion and Analysis — “Annual Performance-Based Cash Incentive Plan” and “Compensation Committee Actions Related to 2018 Executive Compensation — 2018 Cash Incentive Plan.”
(3)	The information in the “Threshold,” “Target,” and “Maximum” columns reflects the potential share payouts under the portion of the 2018 LTIP award granted in the form of PSUs (80% of the LTIP award). The actual number of PSUs earned is determined based on Company (80% of the PSU grant) and individual performance (20% of the PSU grant) over the three-year performance period from 2018 through 2020. In addition, the PSUs are subject to a service-based vesting condition until February 26, 2021. For a description, please see the Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2018 Executive Compensation — 2018 LTIP Awards.” If the target level of performance is met, the individual would receive 100% of the target value of the grant, as designated by the Compensation Committee. The Compensation Committee also set threshold and maximum performance goals. If the threshold performance level is not met, then the executive would not vest in any portion of the award. At the threshold performance level, the executive would receive 50% of the target value of the grant, and at the maximum performance level, the executive would receive 200% of the target value of the grant. All 2018 PSUs were granted in January 2018. For further information regarding these awards, please see Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2018 Executive Compensation — 2018 LTIP Awards.”
(4)	Represents the portion of the 2018 LTIP award granted in the form of RSUs (20% of the LTIP award). These awards will vest on February 26, 2021, provided the executive continues to be employed by us through that date, as described in the “Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2018 Executive Compensation- 2018 LTIP Awards.”
(5)	Amounts reported in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, with respect to 80% of the PSUs and all RSUs granted in 2018, calculated based on the average market price of our common stock on the grant date, less the present value of any dividends not received during the vesting period. With respect to 20% of the PSUs, amounts reported in this column represent the aggregate service inception date fair value, computed in accordance with FASB ASC Topic 718, calculated based on the closing market price of our common stock on the service inception date. All of the PSUs are subject to performance conditions, therefore, the value reported in this column for these awards is based upon the probable outcome of such conditions.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth information at fiscal year-end concerning outstanding grants of equity awards to the Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph Hamrock	—	—	—	—	111,235	(3)	2,819,807	—		—
	—	—	—	—	74,087	(4)	1,878,105	—		—
	—	—	—	—	62,972	(5)	1,596,340	—		—
	—	—	—	—	58,858	(6)	1,492,050	—		—
	—	—	—	—	35,102	(7)	889,836	—		—
	—	—	—	—	142,790	(8)	3,619,727	—		—
	—	—	—	—	—		—	136,178	(9)	3,452,112
	—	—	—	—	—		—	140,408	(10)	3,559,343
Donald E. Brown	—	—	—	—	7,781	(7)	197,248	—		—
	—	—	—	—	48,549	(8)	1,230,717	—		—
	—	—	—	—	—		—	40,504	(9)	1,026,776
	—	—	—	—	—		—	31,122	(10)	788,943
Pablo A. Vegas	—	—	—	—	7,781	(7)	197,248	—		—
	—	—	—	—	33,752	(8)	855,613	—		—
	—	—	—	—	—		—	37,904	(9)	960,866
	—	—	—	—	—		—	31,122	(10)	788,943
Violet G. Sistovaris	—	—	—	—	14,563	(4)	369,172	—		—
	—	—	—	—	21,068	(5)	534,074	—		—
	—	—	—	—	14,715	(6)	373,025	—		—
	—	—	—	—	5,733	(7)	145,332	—		—
	—	—	—	—	34,270	(8)	868,745	—		—
	—	—	—	—	—		—	29,253	(9)	741,564
	—	—	—	—	—		—	22,932	(10)	581,326
Carrie J. Hightman	—	—	—	—	123,216	(3)	3,123,526	—		—
	—	—	—	—	60,442	(4)	1,532,205	—		—
	—	—	—	—	45,365	(5)	1,150,003	—		—
	—	—	—	—	5,733	(7)	145,332	—		—
	—	—	—	—	42,837	(8)	1,085,918	—		—
	—	—	—	—	—		—	33,753	(9)	885,639
	—	—	—	—	—		—	22,932	(10)	581,326
(1)	Amounts shown represent the market value of the unvested RSUs held by the Named Executive Officers calculated using the closing sale price of our common stock on December 31, 2018, the last trading day of fiscal 2018, which was $25.35 per share.
(2)	Amounts shown represent the market value of the unvested PSUs and performance shares held by the Named Executive Officers calculated using the closing sale price of our common stock on December 31, 2018, the last trading day of fiscal 2018, which was $25.35 per share.

(3)	The awards shown represent RSUs granted on July 13, 2015, following the conversion of the 2013 performance shares in connection with the Separation. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment, the date the executive is no longer subject to Section 162(m) of the Code, or the date the RSUs can be paid to the executive and be deductible under Section 162(m) of the Code.
(4)	The awards shown represent RSUs granted on July 13, 2015, following the conversion of the 2014 performance shares in connection with the Separation. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment; the date the executive is no longer subject to Section 162(m) of the Code; or the date the RSUs can be paid to the executive and be deductible under Section 162(m) of the Code.
(5)	The awards shown represent the 2015 annual long-term equity awards granted in the form of RSUs in connection with the Separation. These units were granted on January 29, 2015. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment, the date the executive is no longer subject to Section 162(m) of the Code, or the date the RSUs can be paid to the executive and be deductible under Section 162(m) of the Code.
(6)	These awards shown represent RSUs granted on July 13, 2015, in connection with the assumption of additional responsibilities in connection with the Separation. The vesting date for these awards was February 2, 2018. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitation on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment; the date the executive is not subject to Section 162(m) of the Code; or the date the RSUs can be paid to the executive and be deductible under Section162(m) of the Code.
(7)	The awards shown represent RSUs granted on January 25, 2018, except for Mr. Hamrock’s award, which was granted on January 26, 2018. These shares will vest on February 26, 2021, provided he continues to be employed by us on that date.
(8)	The awards shown represent 2016 performance shares granted on January 29, 2016, except for Mr. Vegas’ award which was granted on May 3, 2016, the date he joined us. These shares vested following the certification of Company performance based on the Company’s performance relative to performance goals during the performance period beginning January 1, 2016 and ending December 31, 2018, and the executive’s continued employment through February 28, 2019.
(9)	The awards shown represent 2017 performance shares granted on January 26, 2017, at target levels, except for Mr. Hamrock’s award that was granted on January 27, 2017. Mr. Vegas’ award also includes 4,151 performance shares that were awarded to him on May 1, 2017, in connection with the assumption of additional responsibilities. The number of shares that will actually vest is dependent upon the Company performance relative to three-year performance goals over the 2017-2019 performance period and the executive’s continued employment through February 28, 2020.
(10)	The awards shown represent 2018 PSUs granted on January 25, 2018, except for Mr. Hamrock’s award, which was granted on January 26, 2018. The number of shares that will actually vest is dependent upon Company (80% of the PSU grant) and individual performance (20% of the PSU grant) relative to three-year performance goals over the 2018-2020 performance period and the executive’s continued employment through February 26, 2021.

2018 Option Exercises and Stock Vested

The following table sets forth information on the number of shares that vested and the value each Named Executive Officer received upon vesting during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(6) ($)
Joseph Hamrock	—	—	—	(1)	—
Donald E. Brown	—	—	46,183	(2)	1,107,007
Pablo A. Vegas	—	—	21,636	(3)	553,233
Violet G. Sistovaris	—	—	973	(4)	23,323
Carrie J. Hightman	—	—	1,863	(5)	44,656
(1)	There were no shares distributed to Mr. Hamrock on February 2, 2018, the vesting date of the 62,972 RSUs granted on January 29, 2015 under the 2015 annual incentive award and 58,858 RSUs granted on July 13, 2015 in connection with his assumption of additional responsibilities following the Separation. Distribution of these awards have been delayed in accordance with the terms of Mr. Hamrock’s award agreement due to the limitations on deductibility under Section 162(m) of the Code. These shares become payable on the earlier to occur of: Mr. Hamrock’s termination of employment; the date he is no longer subject to Section 162(m) of the Code; or the date the RSUs can be paid to him and be deductible under Section 162(m) of the Code.
(2)	Represents an award of RSUs granted on April 6, 2015, which vested on February 2, 2018.
(3)	Represents an award of RSUs granted on May 3, 2016, which vested on May 3, 2018.
(4)	The number of shares vested for Ms. Sistovaris consists of 973 shares that were distributed to her from the RSUs granted on January 29, 2015 under the 2015 annual incentive award which vested on February 2, 2018. Vesting of 21,068 of this award has been delayed in accordance with the terms of Ms. Sistovaris’ award agreement due to limitations on deductibility under Section 162(m) of the Code. In addition, there were no shares distributed to Ms. Sistovaris on February 2, 2018, the vesting date of the 14,715 RSUs granted on July 13, 2015 in connection with the assumption of additional responsibilities following the Separation. Distribution of these awards has been delayed in accordance with the terms of Ms. Sistovaris’ award agreement due to the limitations on deductibility under Section 162(m) of the Code. These shares become payable on the earlier to occur of: Ms. Sistovaris’ termination of employment; the date she is no longer subject to Section 162(m) of the Code; or the date the RSUs can be paid to her and be deductible under Section 162(m) of the Code.
(5)	The number of shares vested for Ms. Hightman consists of 1,863 shares that were distributed to her from the RSUs granted on January 29, 2015 under the 2015 annual incentive award which vested on February 2, 2018. Vesting of 45,365 shares of this award has been delayed in accordance with the terms of Ms. Hightman’s award agreement due to the limitations on deductibility under Section 162(m) of the Code. These shares become payable on the earlier to occur of: Ms. Hightman’s termination of employment; the date she is no longer subject to Section 162(m) of the Code; or the date the RSUs can be paid to her and be deductible under Section 162(m) of the Code.
(6)	Amounts shown reflect the value realized by the Named Executive Officer upon the distribution of vested stock which is computed by multiplying the number of shares that vested and were distributed by the market value of our common stock on the vesting date.

2018 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Joseph Hamrock(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Donald E. Brown(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Pablo A. Vegas(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Violet G. Sistovaris	NiSource Inc. Pension Plan	24.0	1,020,528
	Pension Restoration Plan	24.0	431,552
Carrie J. Hightman	NiSource Inc. Pension Plan	11.1	205,734
	Pension Restoration Plan	11.1	444,154
(1)	Because Messrs. Hamrock, Brown and Vegas were hired after January 1, 2010, they are not eligible to participate in any defined benefit pension plans sponsored by the Company or its affiliates.

Tax Qualified Pension Plans.   Our pension plans consist of several qualified defined benefit pension plans sponsored by the Company and its affiliates for their respective exempt salaried employees hired before January 1, 2010, including two of the Named Executive Officers. The specific defined benefit pension plan in which an employee participates generally depends upon the affiliate into which the employee was hired. Benefits under these plans are funded through and are payable from a trust fund, which consists of contributions we made and the earnings of the fund.

Mses. Hightman and Sistovaris are the only Named Executive Officers eligible to participate in our pension plans. Mses. Hightman and Sistovaris each participate in the NiSource Inc. Pension Plan (the “NiSource Plan”) because they were hired prior to January 1, 2010. The NiSource Plan previously provided for a “final average pay” benefit (“FAP benefit”) for exempt employees and, alternatively, a cash balance benefit feature (described below). All active exempt employees participating in the NiSource Plan, who had accrued a benefit under a FAP benefit formula or, alternatively, under the prior cash balance formula, were converted to the current cash balance formula as of January 1, 2011. Ms. Hightman was participating in the applicable current cash balance benefit formula and Ms. Sistovaris was participating in the FAP benefit formula at the time of the 2011 conversion.

Pursuant to the 2011 conversion to the current cash balance feature, each eligible exempt employee who transitioned to the current cash balance feature has a benefit consisting of: (1) an “opening account balance” equal to either (a) in the case of an employee transitioning from a FAP benefit formula, the lump sum actuarial equivalent of the participant’s accrued FAP benefit as of the conversion date, or (b) in the case of an employee transitioning from the prior cash balance formula, equal to the account balance in such prior cash balance formula as of the conversion date; plus (2) annual pay and interest credits to the cash balance account from and after the conversion date. Annual pay credits to a participant’s account under the current cash balance formula equal a percentage of compensation, taking into account the Social Security Taxable Wage Base, based on the participant’s combined age and service for the plan year. The applicable pay credits are listed in the following table:

Sum of Age Plus Years of Service	Percentage of Total Compensation	Percentage of Compensation Above 1/2 of the Taxable Wage Base
Less than 50	4.0%	1.0%
50-69	5.0%	1.0%
70 or more	6.0%	1.0%

Compensation for purposes of annual pay credits means base pay, any performance-based pay, any “banked” vacation (in the year of vacation payout) and any salary reduction contributions made for the employee pursuant to a plan maintained by the Company or an affiliate under Sections 125 or 401(k) of the Code, but excluding any amounts deferred to a non-qualified plan we maintain. In accordance with Code limits, the maximum compensation taken into account in determining benefits under the plans with respect to all participants, including eligible Named Executive Officers, in 2018 was limited to $275,000. Interest is credited each year to the account based on the interest rate on 30 year Treasury securities, as determined by the IRS, for the September immediately preceding the first day of each year, subject to a minimum interest credit of 4%.

The automatic form of benefit under the cash balance feature of the NiSource Plan is a single life annuity in the case of an unmarried participant and a 50% joint and survivor pop-up annuity in the case of a married participant (unreduced for the value of the pop-up feature). Optional forms of payment are available depending on the participant’s marital status. Each optional form of benefit is defined to be the actuarial equivalent of the normal form of benefit defined in the NiSource Plan.

Under the cash balance feature of the NiSource Plan, any participant may take a distribution of his or her vested cash balance account benefit upon termination of employment, without any reduction. Alternatively, if the participant’s accrued benefit is determined by the protected benefit calculation referenced above (i.e., the protected benefit calculation is greater than the participant’s cash balance account), the participant would receive the protected benefit amount (which may reflect an actuarial or early retirement reduction if the participant elects to receive it prior to the normal retirement date as provided in the NiSource Plan). Because Mses. Hightman and Sistovaris participate in the current cash balance feature of the NiSource Plan, each is eligible to take an unreduced distribution of her cash balance account upon termination of employment regardless of age and service. As of December 31, 2018, Mses. Hightman and Sistovaris were eligible for early retirement (which impacts the protected benefit calculation and is generally defined as attainment of age 55 with 10 years of eligible service) under the NiSource Plan.

Assumptions.   The present value of the accumulated benefit for Ms. Hightman consists of the account balance payable under the NiSource Plan. The present value of the accumulated benefit for Ms. Sistovaris consists of the present value of the protected benefit under the NiSource Plan (i.e., the present value of the FAP benefit payable as of the conversion date) plus annual pay and interest credits to the cash balance account after the conversion date. The assumptions used in calculating the present value of the accumulated benefit for Ms. Sistovaris are set forth in Note 11-Pension and Other Postretirement Benefits in the footnotes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The Company has not granted any extra years of credited service under the NiSource Plan identified above.

Non-qualified Pension Benefit Plan.   We also sponsor a Pension Restoration Plan (the “Pension Restoration Plan”). The Pension Restoration Plan is a non-qualified, unfunded defined benefit plan. The plan includes employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by Sections 415 (a limitation on annual accruals and payments under a defined benefit plan of $220,000 for 2018) and 401(a)(17) (a limitation on annual compensation of $275,000 for 2018) of the Code, including any eligible Named Executive Officer. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the qualified pension plan had such benefit not been limited by Sections 415 and 401(a)(17) of the Code, or any other applicable section, and reduced by deferrals into our Deferred Compensation Plan, minus (ii) the actual benefit received under the qualified pension plan after applying any limits and considering deferrals into our Deferred Compensation Plan. Participants have the opportunity to elect any form of payment available under the qualified pension plan prior to accruing a benefit under the plan. If no election is made, the benefit is payable as a lump sum. The timing of payment under the Pension Restoration Plan generally is 45 days after one of the following: (1) if the participant qualifies for early retirement under the applicable qualified pension plan, following separation from service; or (2) if the participant does not qualify for early retirement at the time of separation from service, the later of separation from service or age 65, subject to a six-month delay for key employees under Section 409A of the Code for payments triggered by separation from service. No plan benefits were paid to Ms. Hightman or Ms. Sistovaris under the NiSource Pension Plan or the Pension Restoration Plan in 2018.

2018 Non-qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Joseph Hamrock	Deferred Compensation Plan(5)	—	—	(32,066)	—	316,493
	Savings Restoration Plan(6)	—	50,021	(15,935)	—	226,102
Donald E. Brown	Deferred Compensation Plan(5)	—	—	—	—	52,690
	Savings Restoration Plan(6)	—	19,542	(3,061)	—	59,162
Pablo A. Vegas	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	16,771	89	—	36,088
Violet G. Sistovaris	Deferred Compensation Plan(5)	—	—	—	—	588,551
	Savings Restoration Plan(6)	—	13,271	3,391	—	87,439
Carrie J. Hightman	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	15,050	(12,034)	—	251,301
(1)	Amounts shown as “Executive Contributions in Last FY,” if any, were deferred under our Deferred Compensation Plan. The Named Executive Officers may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their bonus on a pre-tax basis. Participant deferrals are fully vested.
(2)	The amount of Company contributions for each Named Executive Officer in this column is included in each Named Executive Officer’s compensation reported in the 2018 Summary Compensation Table-“All Other Compensation.”
(3)	The aggregate earnings in this column are not reported in the 2018 Summary Compensation Table. For a discussion of investment options under these plans, see the narrative accompanying this table.
(4)	The aggregate balance includes amounts for each Named Executive Officer that would have been previously reported as compensation in the Summary Compensation Table for prior years had he or she been a Named Executive Officer in those prior years with the exception of any amounts shown for the aggregate earnings on deferred compensation.
(5)	For a description of the Deferred Compensation Plan, please see the Compensation Discussion and Analysis-“Other Compensation and Benefits-Deferred Compensation Plan” and the narrative accompanying this table.

(6)	For a description of the Savings Restoration Plan, please see the Compensation Discussion and Analysis-“Other Compensation and Benefits-Savings Programs” and the narrative accompanying this table. These contributions are fully vested.

We sponsor the Savings Restoration Plan and the Deferred Compensation Plan, two non-qualified defined contribution plans, neither of which credits above-market or preferential earnings. Participants in both plans have an unsecured contractual right to be paid the amounts due under the plans from the Company’s general assets.

Savings Restoration Plan.   We sponsor the Savings Restoration Plan to provide a supplemental benefit to eligible employees, including the Named Executive Officers, equal to the difference between: (i) the employer contributions (including matching and profit sharing contributions) an employee would have received under our Retirement Savings Plan had such benefit not been limited by Sections 415 (a limitation on annual contributions under a defined contribution plan of $55,000 for 2018) and 401(a)(17) (a limitation on annual compensation of $275,000 for 2018) of the Code, and the Retirement Savings Plan’s definition of compensation, which excludes deferrals into our Deferred Compensation Plan for purposes of calculating certain employer contributions, minus (ii) the actual employer contributions the employee received under the Retirement Savings Plan. Amounts credited under the Savings Restoration Plan are deferred on a pre-tax basis. Participants’ accounts under the Savings Restoration Plan are 100% vested. Employees designate how these contributions will be invested; the investment options generally are the same as those available under our Retirement Savings Plan.

The timing of payment under the Savings Restoration Plan differs depending on whether the amounts were earned and vested before January 1, 2005, (“Pre-409A Amounts”) or after December 31, 2004 (“Post-409A Amounts”). Pre-409A Amounts generally are payable at the time when amounts under the Retirement Savings Plan are paid. Participants may elect in any year to withdraw Pre-409A Amounts, but that withdrawal is subject to a 10% reduction to the extent the payment is before the amount was otherwise payable under the Retirement Savings Plan. Post-409A Amounts generally are paid within 45 days after separation from service, although key employees are subject to a six-month payment delay in accordance with Section 409A of the Code. Participants may not elect to receive early in-service distributions of Post-409A Amounts. Both Pre-409A Amounts and Post-409A Amounts may be distributed upon an unforeseeable emergency, as determined in accordance with the terms of the Savings Restoration Plan. The form of payment for both amounts is the form elected by the participant among the choices available under the Retirement Savings Plan.

Deferred Compensation Plan.   We sponsor the Deferred Compensation Plan in which employees at certain job levels and other key employees designated by the Compensation Committee, including the Named Executive Officers, are eligible to participate to allow deferral on a pre-tax basis of compensation, including compensation that would otherwise be limited by the Code. Participants may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their non-equity incentive payment on a pre-tax basis. Employees designate how their contributions will be invested; the investment options generally are the same as those available under our Retirement Savings Plan. Employee contributions and any earnings thereon are 100% vested. The timing of payment under the Deferred Compensation Plan generally is the March 31st after the date of the participant’s separation from service. This timing applies both to the Pre-409A Amounts and Post-409A Amounts. In the case of Post-409A Amounts payable to key employees within the meaning of Section 409A of the Code, payments generally will not be payable until six months after the date of separation from service. Participants also may elect to receive in-service distributions of both Pre-409A Amounts and Post-409A Amounts. If a participant requests an in-service distribution of a Pre-409A Amount with less than 12 months’ advance notice, however, the distribution is subject to a 10% reduction. Participants may delay the commencement of distributions for five years after their originally scheduled payment date, in accordance with the subsequent deferral procedures under Section 409A of the Code. Both Pre-409A Amounts and Post-409A Amounts also may be paid upon an unforeseeable emergency, as determined in accordance with the terms of the plan. The form of payment for both amounts may be either a lump sum or annual installments of up to 15 years, as elected by the participant.

Potential Payments upon Termination of Employment or a Change-in-Control of the Company

We provide certain benefits to eligible employees, including the Named Executive Officers, upon certain types of terminations of employment, including a termination of employment involving a Change-in-Control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, and (iii) the right to continue medical coverage pursuant to COBRA). The incremental benefits that pertain to the Named Executive Officers are described below.

Executive Severance Policy.   Our Executive Severance Policy was established to provide severance pay and other benefits to terminated executive-level employees who satisfy the terms of the policy. No employee is eligible to receive benefits under the policy if termination of employment results in the employee being eligible for a payment under a Change-in-Control and Termination Agreement or employment agreement.

A participant becomes entitled to receive benefits under the policy only if he or she is terminated for any of the following reasons: (a) the employee’s position is eliminated due to a reduction in force or other restructuring; (b) we require the employee’s position to relocate more than 50 miles from its current location and it results in the employee having a longer commute of at least 20 miles and the employee chooses not to relocate; or (c) the employee is constructively terminated. Constructive termination means: (1) the scope of the participant’s position is changed materially; (2) the participant’s base pay is reduced by a material amount; or (3) the participant’s opportunity to earn a bonus under any of our corporate incentive plans is materially reduced or is eliminated, and, in any such event, the participant chooses not to remain employed in such position.

Under our Executive Severance Policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives a lump sum payment equivalent to 130% of 52 weeks of COBRA (as defined in the Code and the Employee Retirement Income Security Act of 1974) continuation coverage premiums and outplacement services.

Each of the Named Executive Officers are eligible to receive benefits under our Executive Severance Policy.

Change-in-Control and Termination Agreements.   As of December 31, 2018, we had Change-in-Control and Termination Agreements with each of the Named Executive Officers. We entered into these agreements based upon its belief that they are in the best interests of the stockholders. They are designed to help ensure that in the event of extraordinary events, a thoroughly objective judgment is made on any potential corporate transaction, so that stockholder value is appropriately safeguarded and maximized. The Change-in-Control and Termination Agreements provide for cash severance benefits if the executive terminates employment for “Good Reason” (as defined below) or is terminated by us for any reason other than “Good Cause” (as defined below) within 24 months following certain Change-in-Control events (referred to as a “double trigger”). In addition, pursuant to the terms of the Omnibus Plan, the executives’ equity awards granted after October 2015 are subject to double trigger accelerated vesting in the event of a Change-in-Control unless an acquiring company does not assume or replace such awards upon the Change-in-Control. Equity awards granted prior to October 2015 would vest immediately upon a Change-in-Control. None of the agreements contain a “gross-up” provision to reimburse executives for excise taxes incurred with respect to benefits received under a Change-in-Control and Termination Agreement. The Change-in-Control and Termination Agreements can be terminated on twelve months’ notice. For purposes of the Change-in-Control and Termination Agreements:

“Change-in-Control”   shall be deemed to take place on the occurrence of any of the following events: (1) the acquisition by an entity, person or group (including all affiliates or associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of our capital stock entitled to exercise more than 30% of the outstanding voting power of our capital stock entitled to vote in elections of directors (“Voting Power”); (2) the effective time of: (i) a merger or consolidation of the Company with one or more other corporations unless the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate or associate thereof) hold at least 50% of the Voting Power of the surviving or resulting corporation (in substantially the same proportion as our Voting Power immediately prior to such merger or consolidation); or (ii) a transfer of a substantial portion of Company property, other than to an entity of which we own at least 50% of the Voting Power; or (3) the election to the Board of candidates who were not recommended for election by the Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation). Notwithstanding the foregoing, a Change-in-Control shall not be deemed to take place by virtue of any transaction in which the executive is a participant in a group effecting an acquisition of the Company and, after such acquisition, the executive holds an equity interest in the acquiring entity.

“Good Cause”   shall be deemed to exist if, and only if, we notify the executive, in writing, within 60 days of its knowledge that one of the following events occurred: (1) the executive has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (2) the executive has been convicted of a criminal violation involving fraud or dishonesty.

“Good Reason”   shall be deemed to exist if, and only if: (1) there is a significant diminution in the nature or the scope of the executive’s authorities or duties; (2) there is a significant reduction in the executive’s monthly rate of base salary and the executive’s opportunity to earn a bonus under an incentive bonus compensation plan we maintain or the executive’s benefits; (3) we change by 50 miles or more the principal location at which the executive is required to perform services as of the date of a Change-in-Control; or (4) there is a material breach of the Change-in-Control and Termination Agreement.

The Change-in-Control and Termination Agreements provide for a lump sum payment of two (three in the case of Mr. Hamrock) times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. The Change-in-Control and Termination Agreements also provide that in the event of a Change-in-Control, the executive’s total Change-in-Control payments will be equal to the best “net benefit” which is equal to the greater of: (i) the after-tax value of the executive’s total severance amount reduced by the 20% excise tax and other federal, state, local and other taxes; and (ii) the after-tax value of the executive’s severance amount that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up).

In addition, the Change-in-Control and Termination Agreements provide for the executives to receive 130% of the COBRA continuation premiums due for the two-year period (three in the case of Mr. Hamrock) following termination. In the event of a Change-in-Control, all equity awards which have been granted to each of the Named Executive Officers under the Omnibus Plan and are outstanding as of December 31, 2018, will vest only upon a termination of employment in connection with a Change-in-Control.

	Severance ($)	Pro Rata Target Bonus Payment ($)	Equity Grants ($)	Welfare Benefits ($)	Outplacement ($)	Total Payment ($)
Joseph Hamrock
Voluntary Termination(1)	—	—	7,786,302	—	—	7,786,302
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	6,442,931	—	—	6,442,931
Death(2)	—	—	6,442,931	—	—	6,442,931
Involuntary Termination(3)	1,000,000	—	—	26,552	25,000	1,051,552
Change-in-Control(4)(5)	6,600,000	1,200,000	10,917,713	86,513	25,000	18,829,226
Donald E. Brown
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	1,931,518	—	—	1,931,518
Death(2)	—	—	1,931,518	—	—	1,931,518
Involuntary Termination(3)	575,000	—	—	24,088	25,000	624,088
Change-in-Control(4)(5)	2,012,500	431,250	3,038,552	51,682	25,000	5,558,984
Pablo A. Vegas
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	1,584,806	—	—	1,584,806
Death(2)	—	—	1,584,806	—	—	1,584,806
Involuntary Termination(3)	525,000	—		26,865	25,000	576,865
Change-in-Control(4)(5)	1,837,500	393,750	2,660,052	56,929	25,000	4,973,231
Violet G. Sistovaris
Voluntary Termination(1)	—	—	1,276,271	—	—	1,276,271
Retirement(2)	—	—	1,383,680	—	—	1,383,680
Disability(2)	—	—	1,383,680	—	—	1,383,680
Death(2)	—	—	1,383,680	—	—	1,383,680
Involuntary Termination(3)	475,000	—	—	17,851	25,000	517,851
Change-in-Control(4)(5)	1,615,000	332,500	2,192,167	38,599	25,000	4,203,266
Carrie J. Hightman
Voluntary Termination(1)	—	—	5,805,734	—	—	5,805,734
Retirement(2)	—	—	1,627,166	—	—	1,627,166
Disability(2)	—	—	1,627,166	—	—	1,627,166
Death(2)	—	—	1,627,166	—	—	1,627,166
Involuntary Termination(3)	490,000	—	—	18,044	25,000	533,044
Change-in-Control(4)(5)	1,568,000	294,000	2,487,215	39,076	25,000	4,413,291
(1)	Amounts payable to each of the Named Executive Officers as shown in the Pension Benefits Table and the Non-qualified Deferred Compensation Table and under the tax-qualified, nondiscriminatory 401(k) Plan are not included. Upon voluntary termination on December 31, 2018, Mr. Hamrock would be eligible to receive 111,235 shares under the RSUs granted on July 13, 2015, due to conversion of the 2013 performance shares in connection with the Separation, 74,087 shares under the RSUs granted on July 13, 2015, due to the conversion of the 2014 performance shares in connection with the Separation, 62,972 shares under the RSUs granted on January 29, 2015 due to the 2015 annual incentive award and 58,858 shares under the RSUs granted on July 13, 2015 due to his assumption of additional responsibilities in connection with the Separation.

Ms. Sistovaris would be eligible to receive 14,563 shares under the RSUs granted on July 13, 2015, due to the conversion of the 2014 performance shares in connection with the Separation, 21,068 shares under the RSUs granted on January 29, 2015 due to the 2015 annual incentive award, and 14,715 shares under the RSUs granted on July 13, 2015 due to her assumption of additional responsibilities in connection with the Separation. Ms. Hightman would be eligible to receive 123,216 shares under the RSUs granted on July 13, 2015, due to the conversion of the 2013 performance shares in connection with the Separation, 60,442 shares under the RSUs granted on July 13, 2015, due to the conversion of the 2014 performance shares in connection with the Separation, and 45,365 shares under the RSUs granted on January 29, 2015 due to the 2015 annual incentive award. These shares were subject to delayed vesting in accordance with the terms of the award agreements due to limitations on deductibility under Section 162(m) of the Code. The value of these shares was determined by multiplying the closing price of our common stock on December 31, 2018, which was $25.35 per share, by the number of shares that were subject to delayed payout.

(2)	Special vesting rules apply in the event of Retirement, Disability or death pursuant to the terms and conditions of our equity award agreements as discussed above in the Compensation Discussion and Analysis-“Compensation Committee Actions Related to 2018 Compensation-LTIP Awards.” As of December 31, 2018, Mses. Hightman and Sistovaris were eligible for Retirement, no other Named Executive Officer was eligible. The number of shares that would have vested in the event of each executive’s Retirement, Disability or death is as follows: Ms. Hightman, 64,188 shares and Ms. Sistovaris 54,583 shares. For the balance of the Named Executive Officers, the number of shares that would have vested in the event of the executive’s Retirement, Disability or death is as follows: Mr. Hamrock, 254,159 shares; Mr. Brown, 76,194 shares; and Mr. Vegas, 62,517 shares. The value of the equity grants was determined by multiplying the closing price of our common stock on December 31, 2018, which was $25.35 per share, by the number of shares that would have vested upon the Retirement, Disability or death, as applicable, of the Named Executive Officer. These amounts do not include the value of shares subject to delayed vesting due to limitations on deductibility under Section 162(m) of the Code referred to in footnote (1) above, which are payable on the earlier to occur of the Named Executive Officer’s termination of employment, the date the Named Executive Officer is no longer subject to Section 162(m) of the Code, or the date the shares could be paid and be deductible under Section 162(m) of the Code.
(3)	Amounts shown reflect payments to be made upon the involuntary termination of each Named Executive Officer eligible under our Executive Severance Policy described above. These amounts do not include the value of shares subject to delayed vesting due to limitations on deductibility under Section 162(m) of the Code referred to in footnote (1) above, which are payable on the earlier to occur of the Named Executive Officer’s termination of employment, the date the Named Executive Officer is no longer subject to Section 162(m) of the Code, or the date the shares could be paid and be deductible under Section 162(m) of the Code.
(4)	Amounts shown reflect payments to be made upon termination of employment in the event of a Change-in-Control of the Company under the Change-in-Control and Termination Agreements described above which have been reduced by excise tax payments, if applicable. These amounts do not include the value of shares subject to delayed vesting due to limitations on deductibility under Section 162(m) of the Code referred to in footnote (1) above, which are payable on the earlier to occur of the Named Executive Officer’s termination of employment, the date the Named Executive Officer is no longer subject to Section 162(m) of the Code or the date the shares could be paid and be deductible under Section 162(m) of the Code. As described above, the Change-in-Control and Termination Agreements do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control and Termination Agreement. The Change-in-Control and Termination Agreements provide that in the event of a Change-in-Control, the executive’s total Change-in-Control will be equal to the best “net benefit” which is equal to the greater of: (i) the after-tax value of the executive’s total severance amount (reduced by the 20% excise tax and other federal, state, local and other taxes); and (ii) the after-tax value of the executive’s severance amount that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up).
(5)	Amounts shown for the Named Executive Officers have not been reduced under the best “net benefit” provision in the Change-in-Control and Termination Agreements as described above because none of the Named Executive Officers would have been in a better after-tax position as the result of a benefit reduction.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO.

For 2018, our last completed fiscal year:

•	The median annual total compensation of all employees (other than our CEO) was $97,754; and
•	The annual total compensation of our CEO, as reported in the 2018 Summary Compensation Table, was $5,778,515.

Based on this information, for 2018, the ratio of the annual total compensation of Mr. Hamrock, our CEO, to the annual total compensation of the median employee is estimated to be 59 to 1. Because there were no significant changes to the employee population or compensation arrangements we did not re-identify a new median employee for purposes of the 2018 pay ratio disclosure. To determine the annual total compensation of our median employee and our CEO, we took the following steps consistent with Item 402(u) of Regulation S-K:

1.	We reviewed the composition of roles and total number of employees as of October 31, 2018, and determined that our employee population, all of whom continue to be located in the United States, was substantially similar to 2017. This population consisted of our full-time, part-time and temporary employees, as determined for employment law purposes.
2.	To identify the 2017 “median employee” from our employee population, we prepared a full census of all our employees (except our CEO) using our existing centralized payroll database of base cash compensation (base salary plus overtime and shift premiums, calculated based on the hours worked during the relevant period) that is used internally to calculate annual cash incentive compensation and profit sharing eligibility. We used base cash compensation as our compensation measure as it is the principal form of compensation delivered to all of our employees and annualized compensation for any employee hired during 2017 who did not work an entire year.
3.	We reviewed the 2017 median employee’s circumstances and determined that that there had been no significant change.
4.	Once we confirmed that our median employee need not be re-identified, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $97,754. Once calculated, we noted that the decline in the median employee’s annual total compensation was consistent with that of the employee population, and confirmed that the median employee need not be re-identified.
5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j) of our 2018 Summary Compensation Table) included in this Proxy Statement.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions, which may lead to a lack of comparability across companies.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by security holders(1)	2,595,752	—	4,086,365
Equity compensation plans not approved by security holders	—	—	—
Total	2,595,752	—	4,086,365
(1)	Plans approved by security holders include the following: the Non-Employee Director Stock Incentive Plan, approved by the stockholders on May 20, 2003 (no shares remain available for future issuance under the plan), the Omnibus Plan approved by the stockholders on May 11, 2010 (and re-approved for Code Section 162(m) purposes on May 12, 2015), and the Company’s Employee Stock Purchase Plan, approved by the stockholders on May 12, 2015. As of December 31, 2018, 3,793,557 shares remained available for issuance under the Omnibus Plan and 292,808 shares remained available for purchase under the Employee Stock Purchase Plan. For purposes of this table, we have included the number of shares issuable under outstanding performance stock unit awards assuming performance targets are achieved.
(2)	In calculating the weighted-average exercise price of outstanding options, restricted stock units and performance stock units (if applicable) which can convert into shares of common stock upon vesting, are excluded. Restricted stock units and performance stock units are payable at no cost to the grantee on a one-for-one basis.

PROPOSAL 2 — ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, in an advisory vote, the compensation paid to our Named Executive Officers, as disclosed under the heading “Executive Compensation” above, including the “Compensation Discussion and Analysis,” commonly known as a “Say-on-Pay” proposal.

The Board encourages stockholders to carefully review the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, for a thorough discussion of our executive compensation program and philosophy. Our compensation program is designed to be significantly performance-based and to attract and retain highly-qualified individuals who enhance long-term stockholder value by contributing to our ongoing success. All facets of our compensation program are regularly monitored by the Compensation Committee to ensure that the program is well-tailored to fulfill our compensation philosophy and objectives.

In considering this proposal, stockholders may wish to consider the following factors that demonstrate our commitment to maintaining a robust compensation program:

•	Compensation is closely tied to both corporate and individual performance;
•	Annual and long-term incentive compensation opportunities are contingent on the Company achieving pre-established goals;
•	Total compensation packages are competitive with those offered by members of our Comparative Group;
•	Perquisites are appropriately limited in number and modest in dollar value; and
•	Our compensation program does not create incentives for behaviors that create material risk to the Company.

As discussed in the Executive Compensation section of this proxy statement, the Compensation Committee and the Board believe that our executive compensation program fulfills the objectives of our compensation philosophy in a prudent and effective manner.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.

As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although the Compensation Committee and the Board will carefully consider the outcome of the vote when evaluating our compensation program and philosophy.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to approve the advisory vote on the compensation of the Named Executive Officers. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the advisory approval of executive compensation of our Named Executive Officers. Abstentions by those present or represented by proxy will have the same effect as a vote against the Say-on-Pay proposal. Brokers will not have discretionary authority to vote on the Say-on-Pay proposal. Accordingly, there could be broker non-votes, which will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION ON AN ADVISORY BASIS.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee appointed Deloitte as our independent registered public accounting firm for 2019. As part of its oversight of our relationship with our independent registered public accounting firm and to assure continuing independence of such firm, the Audit Committee considers whether it is appropriate to adopt a policy of rotating its independent registered public accounting firm on a regular basis. Further, in conjunction with ensuring the rotation of such firm’s lead engagement partner, the Audit Committee and its Chair are directly involved with the selection of Deloitte’s lead engagement partner. The Audit Committee also reviews proposals for all auditing services (including fees and terms thereof) of our independent registered public accounting firm and approves all such proposals prior to the commencement or performance of such services, subject to the pre-approval policies and procedures described under “Independent Registered Public Accounting Firm Fees.”

Deloitte has served as our independent registered public accounting firm since 2002 and has the requisite understanding of our business, accounting policies and practices, and internal control over financial reporting to drive audit quality and efficient fee structures. As a result of this expertise, and, as noted above, the Audit Committee’s oversight designed to assure continuing independence, the Board and its Audit Committee consider Deloitte well qualified to serve as our independent registered public accounting firm. Further, the Board believes that the continued retention of Deloitte is in our best interest and the best interest of our stockholders. Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accounting firm and their level of independence from management. If the proposal is not approved and the appointment of Deloitte is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment. A representative of Deloitte will be present at the meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to ratify the appointment of Deloitte as our independent registered public accounting firm for 2019. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte. Abstentions by those present or represented by proxy will have the same effect as a vote against the proposal. Brokers will have discretionary authority to vote on this proposal, and, accordingly, there will not be any broker non-votes.

THE BOARD AND ITS AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

AUDIT COMMITTEE REPORT

Our Audit Committee consists of Messrs. Bunting, Butler, DeVeydt, Kabat and Jesanis and Dr. Woo. Each member of the Audit Committee is independent as defined by the applicable NYSE and SEC rules and meets the additional independence standard set forth by the Board in the Corporate Governance Guidelines. Each member of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The Board has determined that Michael E. Jesanis, the Chair of the Audit Committee, and Theodore H. Bunting, Jr. are “audit committee financial experts” as defined by SEC rules.

The Audit Committee is responsible for, among other things, assisting the Board in monitoring the integrity of our financial statements; reviewing the qualifications and independence of our independent registered public accounting firm; overseeing the performance of our internal audit function and independent registered public accounting firm; and reviewing our risk assessment process. The Audit Committee has the sole authority to appoint, retain or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee.

In the performance of its responsibilities, the Audit Committee met regularly with the members of our internal audit function and Deloitte, our independent registered public accounting firm, with and without management present, to discuss the results of its examinations, evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also met regularly with management to discuss accounting, auditing, internal control, financial reporting, earnings and risk management matters. During these meetings, the Audit Committee reviewed and discussed, among other items, the audited consolidated financial statements, the unaudited interim financial statements and significant accounting policies applied by us in our financial statements, with management and Deloitte. The Audit Committee also discussed with, and received regular status reports from, our internal audit function and Deloitte on the overall scope and plans for their audits, including the scope and plans for evaluating the effectiveness of internal controls over financial reporting.

The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee also has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with audit committees concerning independence and has discussed with Deloitte its independence. The Audit Committee has considered whether Deloitte’s provision of non-audit services to us is compatible with maintaining Deloitte’s independence. In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

The Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. In determining whether to reappoint Deloitte, the Audit Committee took into consideration various factors, including the historical and recent performance of Deloitte on the audit; the professional qualifications of the firm and the lead audit partner; the quality of ongoing discussions with Deloitte; the results of an internal survey of Deloitte’s service and quality; the appropriateness of fees; and evidence supporting the firm’s independence, objectivity and professional skepticism. Although the Audit Committee has sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board seek stockholder ratification of the appointment at the Annual Meeting as a matter of good corporate governance.

Audit Committee Michael E. Jesanis, Chair Theodore H. Bunting, Jr. Eric L. Butler Wayne S. DeVeydt Kevin T. Kabat Carolyn Y. Woo

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table represents the aggregate fees for professional services billed by Deloitte for the fiscal years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees(1)	$4,796,000	$4,604,000
Audit-Related Fees(2)	581,871	608,129
Tax Compliance(3)	—	—
Tax Advice and Tax Planning(4)	—	—
All Other Fees(5)	17,006	22,514
(1)	Audit Fees — These are fees for professional services performed by Deloitte for the audit of our annual financial statements in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Report on Form 10-Q filings and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. These fees included services provided by Deloitte in connection with the audit of our benefit plans.
(3)	Tax Compliance — These are fees for professional services performed by Deloitte with respect to tax compliance.
(4)	Tax Advice and Tax Planning — These are fees for professional services performed by Deloitte with respect to tax advice and tax planning.
(5)	All Other Fees — These are fees for permissible work performed by Deloitte that does not fit within the above categories.

Pre-Approval Policies and Procedures.   During 2018, the Audit Committee approved all audit, audit-related and non-audit services provided to us by Deloitte prior to management engaging the independent registered public accounting firm for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit-related and non-audit services proposed to be provided by our independent registered public accounting firm for the year. Additional fees for other proposed audit-related or non-audit services (not within the scope of the approved audit engagement) which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Michael E. Jesanis) by our Vice President and Chief Accounting Officer may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will any non-audit service be approved by the Pre-Approval Subcommittee that would result in the independent registered public accounting firm no longer being considered independent under the applicable SEC rules. In appointing Deloitte as our independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte is compatible with maintaining the firm’s independence.

PROPOSAL 4 - AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board has approved, and is recommending to stockholders for approval, an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 400 million to 600 million and a corresponding increase to the number of authorized shares of all classes of capital stock from 420 million to 620 million. The proposed amendment would not increase the number of authorized shares of preferred stock.

Under our Certificate of Incorporation, the total number of shares of all classes of stock which the Company has the authority to issue is 420 million. Of these authorized shares, common stock comprises 400 million shares and preferred stock comprises 20 million shares. As of December 31, 2018, approximately 376.3 million shares of common stock were issued, including approximately 4.0 million treasury shares, with approximately 23.4 million shares of common stock reserved for possible future issuance under our stock plans and our at-the-market equity offering (“ATM”) program. Of these reserved shares, approximately 4.7 million shares are committed to be issued in December 2019 to complete a forward equity sale executed under the ATM program in December 2018. As a result, approximately 140,000 authorized shares of common stock remain available for issuance for future purposes and the Board deems it advisable to increase our authorized shares of common stock. The adoption of the proposed amendment would provide for an additional 200 million shares of common stock for future issuance. As of December 31, 2018, we also had approximately 420,000 shares of preferred stock issued.

Our business is capital intensive, requiring significant resources to fund operating expenses, capital project expenditures, scheduled debt maturities and interest payments, and dividend payments on our common stock and preferred stock. In addition to internal sources to fund liquidity and capital requirements for 2019 and beyond, we expect to rely on external sources of funds, including, but not limited to, equity financings such as the previously announced expected yearly issuance of $200 million to $300 million of equity each year in 2019 and 2020, subject to market and other conditions, to meet long-term cash needs, including cash requirements to fund the capital requirements of our capital programs and for other general corporate purposes. In connection with such equity financings, we announced in November 2018 our ATM equity offering program under which we may sell shares of our common stock having an aggregate sales price of up to $500 million.

We also plan to issue additional shares of common stock pursuant to our Employee Stock Purchase Plan, as further described in Proposal 6 (approval of Amended and Restated Employee Stock Purchase Plan to increase the number of shares available under the plan), which we believe is an important component of our efforts to attract and retain qualified employees.

The Board believes that it is advisable and in the best interests of our stockholders to increase the number of authorized shares of common stock to provide us with greater flexibility in considering and planning for future business needs, such as raising additional capital through the sale of equity securities, convertible debt securities or other equity-linked securities, purchases under our employee stock plans, grants of equity incentive awards to employees (subject to any required future stockholder approvals under equity plans), potential strategic transactions, stock dividends, stock splits, and other general corporate purposes. Approval of this amendment by stockholders at the Annual Meeting will enable us to take timely advantage of market conditions and other opportunities that may become available to us without the expense and delay of arranging a special meeting of stockholders in the future. Other than the planned annual equity financings described above and the routine practices of issuing shares pursuant to employee stock plans and employee equity incentive awards, we have no present plans, proposals, or arrangements with respect to the issuance of any additional shares of common stock authorized upon approval of the proposed amendment.

Existing holders of shares of our common stock have no preemptive rights under our Certificate of Incorporation to purchase any additional shares of common stock issued by the Company. The additional shares of common stock, if and when issued, would have the same rights and privileges as the shares of common stock currently authorized. Approval of this proposal and the issuance of additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for the effects incidental to increasing the number of shares outstanding. The effects include dilution of voting power of existing stockholders, decreasing earnings per share, and, depending on the price at which they are issued, could be dilutive to our existing stockholders.

We have not proposed the increase in the authorized number of shares of common stock with the intention of using the additional shares for anti-takeover purposes, although an issuance of additional shares could, in certain circumstances, make an attempt to acquire control of the Company more difficult. We are not at this time aware of any such attempts and we are not proposing this increase in response to any third-party effort to acquire control of the Company.

The Board has approved, and is now submitting for approval by our stockholders, an amendment to Article IV of the Certificate of Incorporation as set forth in Exhibit A to increase the number of authorized shares of common stock from 400 million to 600 million and a corresponding increase to the number of authorized shares of capital stock from 420 million to 620 million. The Board has determined that the amendment is advisable and in the best interest of our stockholders.

If our stockholders approve this proposal, the proposed amendment will become effective immediately upon the filing of the proposed amendment with the Secretary of State of the State of Delaware.

Vote Required

The affirmative vote of a majority of the outstanding shares of our common stock is needed to approve the amendment to the Certificate of Incorporation. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” approval of the amendment. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 5 - APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE REQUIREMENT OF “CAUSE” FOR REMOVAL OF DIRECTORS

On December 21, 2015, in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL (Del. Ch. Dec. 21, 2015), the Delaware Court of Chancery issued an opinion invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted removal of VAALCO’s directors by its stockholders only for cause. The Court of Chancery held that, in the absence of a classified board or cumulative voting, VAALCO’s “only for cause” director removal provisions conflicted with Section 141(k) of the Delaware General Corporation Law and were therefore invalid.

We do not have a classified board or provide for cumulative voting. Currently, Section A.4 of Article V of our Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, directors may be removed from office only for cause and only by the affirmative vote of a majority of the combined voting power of our then-outstanding shares of stock entitled to vote generally, voting together as a single class.

The Board has approved, and is now submitting for approval by our stockholders, an amendment to Section A.4 of Article IV of the Certificate of Incorporation to delete the provision specifying that directors are removable only with cause. The proposed change to the Certificate of Incorporation is attached hereto as Exhibit B (marked to show the effect of the amendment). The Board has determined that the amendment is advisable and in the best interest of our stockholders.

If our stockholders approve this proposal, the proposed amendment will become effective immediately upon the filing of the proposed amendment with the Secretary of State of the State of Delaware.

Vote Required

The affirmative vote of a majority of the outstanding shares of common stock is needed to approve the amendment to the Certificate of Incorporation. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” approval of the amendment. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO PROVIDE THAT DIRECTORS ARE REMOVABLE WITH OR WITHOUT CAUSE.

PROPOSAL 6 - APPROVAL OF AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN

We maintain the NiSource Inc. Employee Stock Purchase Plan, which was most recently amended and restated effective August 1, 2012 (the “ESPP”). The ESPP, or a predecessor plan, has been maintained by us and our predecessors since 1964. We believe that the ESPP is an important component of our efforts to attract and retain qualified employees. We believe it also encourages employees to become our stockholders, which we believe assists in aligning their long-term interests with those of our stockholders.

Proposed Amendment and Restatement

The proposed amendment and restatement would (i) increase the maximum number of shares of our common stock remaining available for future purchase under the ESPP by 1 million shares and (ii) make certain other administrative changes. The purpose of the amendment and restatement is to ensure that we are able to continue to provide all current and new employees interested in participating in the ESPP with sufficient shares available for purchase in light of strong employee interest in ESPP participation.

Description of the ESPP

The following is a description of the terms of the ESPP, as proposed to be amended and restated. This description is qualified in its entirety by reference to the plan document, as proposed to be amended and restated, a copy of which is attached to this proxy statement as Exhibit C and incorporated herein by reference.

General. The ESPP provides eligible employees of the Company and its participating subsidiaries with the opportunity to purchase our common stock at a discount from market value through payroll deductions. The primary purposes of the ESPP are to provide employees of the Company and its participating subsidiaries an additional means of saving a portion of their earnings and to encourage employee ownership of our common stock.

Shares Subject to Award. Under the proposed amendment, the maximum number of shares of our common stock that may be purchased in the future under the ESPP will be increased from 243,244 as of February 28, 2019 to 1,243,244 shares of common stock, less shares purchased under the ESPP on March 31, 2019. The number of shares that can be purchased may increase in the future with additional stockholder approval. This number may also increase or decrease proportionately, as appropriate, in the event of a future stock dividend, stock split or combination of our common stock, spin-off, reorganization or recapitalization. If at any time the number of shares remaining available for purchase under the ESPP is not sufficient to satisfy all then outstanding purchase rights, the available shares will be apportioned among all participants on an equitable basis. The closing price of our common stock as reported on the NYSE on February 28, 2019 was $26.98.

Administration. The ESPP is administered by the Compensation Committee of our Board of Directors (the “ESPP Administrator”). The ESPP Administrator has the right to interpret the provisions of the ESPP and to make all rulings or interpretations regarding the ESPP.

Eligibility. The ESPP is open to each active employee of the Company and its participating subsidiaries who either (a) is a (i) full-time employee or (ii) part-time employee who customarily works for the Company or any subsidiary more than 20 hours per week for more than five months in any calendar year; or (b) in the case of a part-time employee whose customary employment is 20 hours or less per week, is customarily employed by the Company or a participating subsidiary for at least six months in any calendar year. All of our subsidiaries are eligible to participate in the ESPP if approved by the NiSource Benefits Committee.

No employee is eligible to participate in the ESPP if, immediately after participating, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock, including any stock which the employee may purchase under outstanding rights and options. In addition, no employee may accrue the right to purchase shares under the ESPP (and any other employee stock purchase plan of the Company and its affiliates) with a fair market of more than $25,000 for each calendar year. As of February 28, 2019, approximately 8,095 employees were eligible to participate in the ESPP.

Participation. The ESPP provides for four savings periods during each calendar year. Savings accumulated by an employee through payroll deductions will be used at the end of each savings period to purchase as many full and fractional shares of our common stock as possible at the purchase price determined for that savings period. Savings periods are the three-month periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

Each savings period includes all paydays within that period. The purchase price per share assigned to our common stock for any savings period will be 90% of the closing price of our common stock on the NYSE on the last trading day of the savings period. Shares of our common stock purchased under the ESPP will come from treasury shares, authorized but unissued shares or open market purchases of our common stock. The shares purchased will be credited and outstanding to an employee as of the close of business on the last day of each savings period.

An employee is eligible to participate in the ESPP on the first day of the month in which such employee first meets the eligibility criteria. At the time of enrollment, employees must also elect an amount that will be deducted from their paychecks for the purchase of our common stock. Payroll deductions can be in any full dollar amounts, not less than $10 per regular pay period, and not more than $20,000 per calendar year. An employee may increase, decrease or stop payroll deduction at any time. An employee’s death, retirement or termination of employment with the Company or its affiliates will be considered an automatic termination from participation in the ESPP.

To terminate participation in the ESPP, an employee may change his or her contribution to $0 and payroll deduction amounts that have not been used to purchase any of our common stock and remain in the employee’s individual brokerage account will be refunded to the employee as soon as administratively possible.

Effect of Certain Corporate Events. In the event of a dissolution or liquidation of the Company, all offerings will terminate prior to the consummation of the proposed transaction or, at the Board’s discretion, the purchase date of any offering will be accelerated so that the outstanding rights may be exercised before or concurrent with the proposed transaction. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation where the Company is not the surviving corporation, all offerings will terminate prior to the consummation of the proposed event, unless the surviving corporation assumes the rights under the ESPP or substitutes similar rights, or the Board, at its discretion, provides that participants may exercise outstanding rights.

Duration, Termination and Amendment. Unless earlier terminated by the Board, the ESPP will terminate when the maximum number of shares of our common stock available for sale under the ESPP has been purchased. We reserve the right to modify, suspend or terminate the ESPP, by action of the Board of Directors or the ESPP Administrator, as of the beginning of any savings period. Notice of suspension, modification or termination will be given to all participants. Upon termination of the ESPP for any reason, the cash then credited to an employee’s account will be refunded by our payroll department. All full and fractional shares of our common stock held in individual employee’s brokerage account will be available to the employee.

The Board or the ESPP Administrator may also amend the ESPP from time to time to meet changes in legal requirements or for any other reason. In no event, however, may the Board or the ESPP Administrator amend the ESPP to (i) materially adversely affect any rights outstanding under the ESPP during the savings period in which such amendment is to be effected, (ii) increase the maximum number of shares of common stock which may be purchased under the ESPP without stockholder approval, (iii) decrease the purchase price of the common stock below 90% of the fair market value of the closing price of our common stock on the NYSE on the last trading day of the savings period, or (iv) adversely affect the qualification of the Plan under Section 423 of the Code.

Certain Federal Income Tax Consequences. The following discussion briefly summarizes certain U.S. federal income tax consequences to participants under the ESPP. The discussion is based upon current interpretations of the Code, and the regulations promulgated thereunder. This summary describes the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state, local and non-U.S. taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. An employee will not realize taxable income at the time he or she purchases shares of common stock under the ESPP. The length of time an employee holds shares of common stock before disposing of them is an important variable in determining federal income tax consequences. A holding period starts the day after the day shares are purchased (i.e., the last day the common stock was traded on the NYSE in the applicable savings period).

For an employee who sells or otherwise disposes of shares of common stock purchased under the ESPP, federal income tax considerations will differ, depending upon how long he or she has held the shares. Under present law, if the employee holds the shares at least two years before disposing of them, the employee will recognize ordinary income at the time of sale or disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price, or (2) 10% of the fair market value of the shares on the date of grant (i.e., the last day of the savings period). Any gain on the disposition in excess of the amount treated as ordinary income will be long-term capital gain. We are not entitled to take a deduction for the amount of the discount in the circumstances described above. If the sale price is less than the purchase price, then there is no ordinary income, and the employee will have a capital loss equal to the difference between the sale price and the purchase price.

Under present law, if an employee holds shares less than two years before disposing of them, the employee will recognize ordinary income on the excess of the fair market value of the stock on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date will be capital gain or loss. We will be allowed a deduction in the year of disposal equal to the amount recognized as ordinary income.

Specific Benefits. The benefits that will be received by or allocated to persons eligible to participate in the ESPP in the future cannot be determined at this time because the amount of contributions set aside to purchase shares of our common stock under the ESPP (subject to the limits of the plan) are entirely within the discretion of each participant.

Requires Increase in Authorized Shares of the Company. The proposed increase in authorized shares under the Amended and Restated ESPP will require an increase in total authorized shares of common stock under our Certificate of Incorporation. Stockholders are being asked to approve such an increase in authorized shares in Proposal 4 of this proxy statement. The proposed amendments to the Amended and Restated ESPP will not be effectuated unless stockholders approve this Proposal 6 as well as Proposal 4 to increase the total authorized shares of common stock under our Certificate of Incorporation.

Vote Required

Approval of our Amended and Restated ESPP to increase the number of shares available under the plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” approval of the amendment. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes; broker non-votes will have no effect on the vote.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN.

PROPOSAL 7 — STOCKHOLDER PROPOSAL REDUCING THE THRESHOLD STOCK OWNERSHIP REQUIREMENT FOR STOCKHOLDERS TO CALL A SPECIAL STOCKHOLDER MEETING FROM 25% TO 10%

Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who beneficially owns at least 200 shares of common stock, has informed us that he plans to present the following proposal at the meeting.

Proposal 7 - Special Shareholder Meeting Improvement

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013. The 70% support would have been higher if all shareholders had access to independent proxy voting advice.

Scores of Fortune 500 companies allow a more practical percentage of shares to call a special meeting compared to the higher requirement of NiSource. Our higher 25%-threshold for shareholders to call a special meeting may be unreachable due to time constraints and detailed technical requirements that can disqualify many shareholders from participation. NiSource shareholders previously voted 65% in favor of the owners of 10% of shares to have the right to call a special meeting, sponsored by Ray T. Chevedden - the very topic of this proposal.

Stockholder proposals such as this have had an important role in improving the governance rules of our company. For instance, NiSource adopted annual election of each director and a rudimentary version of a shareholder right to call a special meeting after shareholder proposals on these topics were received.

A more practical rule to enable shareholders to call a special meeting would also put shareholders in a better position to give input on improving the qualifications of our directors.

Deborah Henretta, a director assigned to 2 important Board committees, owned only $4000 of stock and was paid $230,000 for perhaps 300 hours of work a year. Carolyn Woo had 20-years long tenure. Long-tenure can impair the independence of a director. Independence is of greater importance for directors serving on our most important board committees. And Ms. Woo served on both our Audit and Nomination Committees.

Richard Thompson was age 78 and had additional oversight duties as Chairman. Mr. Thompson did not serve on any other major Board of Directors to keep his skills up-to-date. Richard Abdoo was age 75.

Any claim that a shareholder right to call a special meeting can be costly - may be moot. When shareholders have a good reason to call a special meeting - our board should be able to take positive responding action to make a special meeting unnecessary.

Please vote yes:

Special Shareholder Meeting Improvement- Proposal 7

Board of Directors’ Statement in Opposition
Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board of Directors and its Nominating and Governance Committee have considered this proposal and concluded that it is unnecessary and not in the best interests of our stockholders.

Our Certificate of Incorporation and Bylaws include a stockholder right to call special meetings that the Board believes strikes the appropriate balance between enhancing stockholder rights and adequately protecting the best interests of all of our stockholders.

Under our Certificate of Incorporation and Bylaws, stockholders holding at least 25% of the shares of common stock issued and outstanding may call a special meeting, which is consistent with the majority practice of S&P 500 companies that provide stockholders with this right. According to a recent survey, approximately 61% of S&P 500 companies provide stockholders with the right to call a special meeting. Of those companies that have this right, approximately 62% have an ownership threshold equal to or greater than 25%, while only approximately 18% of S&P 500 companies with such right have a 10% or less ownership threshold.

In its consideration of this proposal, the Board evaluated a number of factors, including the interests of our stockholders, the resources required to convene a special meeting, the existing opportunities for stockholders to engage with the Board and management between annual meetings, and the characteristics and composition of our stockholder base. The Board continues to believe that the current 25% ownership threshold provides an appropriate balance between providing accountability to stockholders and enabling the Board and management to focus on meeting our business objectives and enhancing stockholder value.

The Board believes that special meetings should only be called to consider extraordinary events that are of interest to a broad base of stockholders and that cannot be delayed until the next annual meeting. Implementation of the 10% ownership threshold could significantly disrupt our operations and increase our costs. For every special meeting, we are required to provide each stockholder a notice of meeting and proxy materials, which results in significant legal, printing and mailing and administrative expenses, as well as other costs normally associated with holding a stockholder meeting. Additionally, preparing for stockholder meetings requires significant attention of our directors, officers and employees, diverting their attention away from performing their primary function, which is to operate our business in the best interests of our stockholders. The current 25% threshold prevents a small number of stockholders, which may be composed of stockholders with special interests, from calling a special meeting that may not be in the best interest of all of our stockholders. Accordingly, the current 25% ownership threshold is a more appropriate standard to ensure that special meetings are held only for matters important to a larger group of stockholders.

We have strong corporate governance practices that provide Board accountability to stockholder concerns.

The Board further believes that our strong corporate governance framework makes the adoption of this proposal unnecessary. In addition to giving stockholders a meaningful right to call a special meeting in our bylaws, our corporate governance practices and policies ensure the Board remains accountable to stockholders. These extensive strong governance practices include:

•	Annual election of directors;
•	Majority voting for all directors with resignation policy;
•	Stockholder right to call special meetings;
•	No supermajority voting provisions;
•	Proxy access bylaw (3% ownership / 3 years / 20%);
•	Separate independent chairman and CEO;
•	All directors independent except CEO; and
•	Annual “Say-on-Pay” advisory votes.

In addition, stockholders may communicate directly with the Board at any time. For further information on how our stockholders may communicate with any director, any Board committee or the full Board, see the section titled “Communications with the Board and Non-Management Directors” on page 15.

We believe that this comprehensive package of governance practices and policies, including our existing special meeting bylaw, protects stockholder rights without the expense and risk associated with lowering the ownership threshold necessary to call a special meeting.

For the reasons set forth above, the Board believes that the implementation of this proposal is not in the best interests of the Company and its stockholders.

Vote Required

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting in person or represented by proxy, and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the stockholder proposal. Abstentions will have the same effect as a vote against the proposal. We believe brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes.

THE BOARD BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2020 ANNUAL MEETING

Stockholders may submit proposals appropriate for stockholder action at the 2020 Annual Meeting consistent with the requirements of Rule 14a-8 under the Exchange Act, all other rules of the SEC relating to stockholder proposals and our Bylaws. Written notice containing the required information should be addressed to the attention of our Corporate Secretary at NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410. For your proposal to be considered for inclusion in our proxy statement in connection with the 2020 Annual Meeting, we must receive your written proposal no later than December 3, 2019.

Stockholder proposals not intended to be included in our proxy statement (including director nominations) may be brought before the 2020 Annual Meeting by filing a notice of stockholder’s intent to do so no earlier than January 8, 2020, and no later than February 7, 2020. The notice must include all of the information required to be set forth in any such notice by our Bylaws.

Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2020 Annual Meeting must comply with the requirements of proxy access as set forth in our Bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to us no earlier than November 3, 2019, and no later than December 3, 2019.

If you would like a copy of our Bylaws, please contact our Corporate Secretary at the above address or access our Bylaws filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed on January 26, 2018. Failure to comply with our Bylaw procedure and deadlines may preclude presentation and consideration of the matter or of the proposed nominee for election at the 2020 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed with the SEC and written representations that no other reports were required under Section 16(a) of the Exchange Act, we believe that all of our directors, officers and beneficial owners of more than 10% of our common stock who are required to file such reports did file all such reports on a timely basis during 2018.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Attention is directed to the financial statements contained in our Annual Report for the year ended December 31, 2018. As of the mail date of this Proxy Statement, a copy of the Annual Report has been sent, or is concurrently being sent, to stockholders of record as of March 12, 2019. These statements and other reports filed with the SEC are available through our website at https://www.nisource.com/filings.

AVAILABILITY OF FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the financial statements and the financial statement schedules, but without exhibits, is contained within our Annual Report which has been sent, or is concurrently being sent, to you and is available free of charge to any stockholder upon written request to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410 and is also available on our website at https://www.nisource.com/filings.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS — “HOUSEHOLDING”

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” may potentially provide extra convenience for stockholders and cost savings for companies or the intermediary.

You may receive proxy materials through an intermediary who uses householding to deliver proxy materials. If so, a single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless the affected stockholder provides contrary instructions. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If this applies to you and you would prefer to receive separate copies of the proxy materials, please notify your broker that you no longer wish to participate in householding. Additionally, you may direct your written request for a copy of the proxy materials to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410, or you may request a copy by telephone at (877) 647-5990. If your broker is not currently householding (i.e., you received multiple copies of our proxy statement), and you would like to request delivery of a single copy, you should contact your broker and find out if this option is available to you.

OTHER BUSINESS

The Board does not intend to bring any other matters before the Annual Meeting other than those described in this proxy statement. If any other matters do properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by submitting your completed proxy by telephone, through the Internet or by promptly marking, dating, signing and returning the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

John G. Nassos Corporate Secretary
Dated: April 1, 2019

Exhibit A

Amendment to Our Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

(additions are underlined; deletions are struck-out)

Article IV of the Certificate of Incorporation to be amended as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is ~~Four hundred twenty~~ Six hundred twenty million (~~420,000,000~~ 620,000,000), of which Twenty million (20,000,000) shares of the par value $.01 each are to be of a class designated Preferred Stock and ~~Four hundred~~ Six hundred million (~~400,000,000~~ 600,000,000) shares of the par value of $.01 each are to be of a class designated Common Stock.

Exhibit B

Amendment to Our Certificate of Incorporation to Eliminate the Requirement of “Cause” for Removal of Directors

(additions are underlined; deletions are struck-out)

Article V.A.4 of the Certificate of Incorporation to be amended as follows:

4. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any director or directors may be removed from office at any time, ~~but only for cause and only~~ by the affirmative vote of a majority of the combined voting power of all of the then-outstanding shares of stock of the Corporation entitled to vote generally, voting together as a single class (it being understood that for all purposes of this Article V, each share of Preferred Stock shall have the number of votes, if any, granted to it pursuant to this Amended and Restated Certificate of Incorporation of any resolution adopted pursuant to Article IV).

Exhibit C

AMENDED AND RESTATED NISOURCE INC.

EMPLOYEE STOCK PURCHASE PLAN

This Amended and Restated NiSource Inc. Employee Stock Purchase Plan (“ESPP” or “Plan”), adopted by the Board as of February 1, 2019, provides eligible employees (referred to herein as “you”) of NiSource Inc. (“NiSource”) and its participating subsidiaries (as described below) with the opportunity to purchase shares of common stock of NiSource, $.01 par value (“Common Stock”), at a discount from market value through payroll deductions. The primary purposes of the Plan are to provide employees of NiSource and its participating subsidiaries an additional means of saving a portion of their earnings and to encourage employee ownership of Common Stock. Further information concerning the Plan, including the number of shares of Common Stock to be offered pursuant to the Plan, is set forth herein. The Plan, as amended and restated herein, will become effective upon stockholder approval of the Plan within 12 months following the date on which it was adopted by the Board.

1. WHAT IS THE PLAN?

The Plan offers a convenient and economical way for eligible employees of NiSource to initiate or increase their ownership of Common Stock. Once you are enrolled in the Plan, your payroll deductions will be used by Fidelity Investments to purchase Common Stock (both full and fractional shares) for you.

2. WHO MAY PARTICIPATE?

Participating companies are:

(1) NiSource; and

(2) those subsidiaries of NiSource whose Boards of Directors have adopted resolutions requesting participation in the Plan for their employees and whose requests are approved by the NiSource Benefits Committee.

You may participate if:

(1) you are an active employee of NiSource or a participating subsidiary; and

(2) you are either: (a) a (i) full-time employee, or (ii) a part-time employee whose customary employment is more than 20 hours per week and more than five months in any calendar year; or (b) if you are part-time employee whose customary employment is 20 hours or less per week, you are customarily employed by NiSource or a participating subsidiary for at least six months in any calendar year.

However, even if you qualify under these rules, you may not acquire any right to purchase Common Stock under the Plan if:

(1) immediately after participating, you would own at least 5% of the total combined voting power or value of all classes of stock of NiSource or any subsidiary including any stock which the employee may purchase under outstanding rights and options; or

(2) such right would permit you to purchase stock under this Plan or any similar employee stock purchase plan of NiSource with a fair market value of more than $25,000 in a calendar year.

3. HOW DOES THE PLAN OPERATE?

The Plan provides for four Savings Periods during each calendar year. Savings accumulated by you through payroll deductions will be used at the end of each Savings Period to purchase as many full and fractional shares of Common Stock as possible at the purchase price determined for that Savings Period.

4. WHAT ARE THE SAVINGS PERIODS?

Savings Periods are the three-month periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31. Each Savings Period includes all paydays within that period.

5. WHEN CAN I START MY PARTICIPATION IN THE PLAN?

You become eligible to participate in the Plan with respect to the first Savings Period commencing on or after the day on which you first meet the criteria listed in response to question 2. Whether or not you participate in the Plan is your decision.

6. IF I AM ELIGIBLE, HOW DO I ENROLL IN THE PLAN?

You may enroll at netbenefits.fidelity.com or by contacting a Fidelity Stock Plan Services Representative. As part of the enrollment process, you will establish a Fidelity Account® - an individual brokerage account, in order to manage your ESPP. You must also elect an amount that will be deducted from your paycheck to contribute towards the purchase of Common Stock. Fidelity will send your payroll deduction election to the NiSource Payroll Department so that your payroll deduction can be added to your payroll record. Your payroll deduction will begin as quickly as administratively possible. At the time that you enroll, or anytime thereafter, you can designate a beneficiary on your Fidelity Account. If you are a Plan participant at the time of your death, your Fidelity Account will be distributed to the beneficiaries designated by you. You can complete the beneficiary designation online at fidelity.com. Once you have successfully completed your beneficiary designation, you should receive confirmation by postal mail. Any payroll deductions that have not been used to purchase shares of Common Stock at the time of death will be paid to your estate in cash.

7. WHAT IS A PAYROLL ELECTION?

A payroll election directs your employer to deduct money from your pay in a specified amount while you are a participant in the Plan. The payroll election remains effective until you change your payroll election at netbenefits.fidelity.com or by calling a Fidelity Stock Plan Services Representative.

8. WHEN WILL THE PAYROLL DEDUCTIONS START AND IN WHAT AMOUNT MAY THEY BE MADE?

Your payroll deductions will begin as soon as administratively possible. Payroll deductions can be in any full dollar amounts, not less than $10 per regular pay period, and not more than $20,000 per calendar year.

9. WHAT IF I DECIDE TO CHANGE OR STOP MY PAYROLL DEDUCTION?

You may change or stop your payroll deduction at any time. To make this change, you must complete a new payroll election at netbenefits.fidelity.com or by calling a Fidelity Stock Plan Services Representative.

10. WHAT HAPPENS TO THE MONEY DEDUCTED FROM MY PAY?

Your payroll deductions will be credited to your NiSource Inc. Purchase Account (“Purchase Account”) under the Plan. On the last trading day of each Savings Period, the balance in your Purchase Account will be applied to purchase full and fractional shares of Common Stock as described in response to question 13. No interest is paid to any employee on the amounts accumulated in his or her Purchase Account under the Plan.

11. WHAT WILL BE THE PRICE OF SHARES PURCHASED UNDER THE PLAN?

The purchase price per share assigned to the Common Stock for any Savings Period will be 90% of the fair market value on the purchase date. For purposes of the Plan, fair market value is the closing price of the Common Stock on the New York Stock Exchange (“NYSE”) on the last trading day of the Savings Period.

Shares of Common Stock purchased under the Plan will come from treasury shares, authorized but unissued shares or open market purchases of Common Stock. You will pay no brokerage commissions, fees or service charges in connection with purchases of Common Stock under the Plan.

12. HOW MANY SHARES MAY BE PURCHASED BY PARTICIPANTS UNDER THE PLAN?

Under this Amended and Restated ESPP, the maximum number of shares of Common Stock that may be purchased in the future under the Plan is 1,243,244 as of February 1, 2019, pending approval of 1,000,000 of these shares by stockholders. This number may increase again in the future with stockholder approval. This number may also increase or decrease proportionately, as appropriate, in the event of a future stock dividend, stock split or combination of Common Stock, spin-off, reorganization or recapitalization. If the number of shares remaining available for purchase under the Plan is not sufficient to satisfy all then outstanding purchase rights, the available shares will be apportioned among all participants on an equitable basis.

13. HOW MANY SHARES CAN I BUY IN EACH SAVINGS PERIOD?

The number of shares of Common Stock purchased by you during each Savings Period will be determined by dividing your Purchase Account balance by the purchase price per share for that Savings Period (the last trading day of the Savings Period). Shares will be allocated to four decimal places. The number of shares you can purchase will depend on the size of your payroll deductions and the fair market value of the Common Stock as of each purchase date. For example, if you have authorized deductions of $200.00 for the Savings Period and the fair market value of a share of Common Stock on the purchase date is $20.00, then your purchase price would be 90% of $20.00 or $18.00, and you would purchase 11.1111 shares of Common Stock ($200/$18.00). The number of shares purchased is also subject to an annual limit as indicated in question 14. You can estimate the number of shares that will be purchased with your contributions at netbenefits.fidelity.com. See answer to question 27.

14. IS THERE AN ANNUAL CONTRIBUTION LIMIT ON THE NUMBER OF SHARES PURCHASED?

The Internal Revenue Service limits purchases under an Employee Stock Purchase Plan to $25,000 worth of stock in any one calendar year, valued as of the first day of the Savings Period. Therefore, the Plan will multiply the value of the Common Stock on the first trading date of the Savings Period by the number of shares purchased at the end of the Savings Period and limit the total value of shares purchased for all Savings Periods in the calendar year to $25,000. Any payroll deduction amounts not used to purchase shares as a result of the contribution limit will be refunded.

15. CAN COMMON STOCK BE PURCHASED UNDER THE PLAN FOR CASH?

No. Common Stock can be purchased only through payroll deductions.

16. WHAT HAPPENS TO THE SHARES I PURCHASE?

The shares you purchase will be considered credited to you as of the close of business on the last day of each Savings Period. Your shares will be deposited into your Fidelity Account as soon as administratively possible following the purchase date.

17. HOW WILL SHARES PURCHASED UNDER THE PLAN BE REGISTERED?

The shares will be registered in “street name” at Fidelity. This means that your shares will be registered in the name of Fidelity and you will be designated as the beneficial owner.

18. HOW DO I SELL SHARES THAT I HAVE PURCHASED THROUGH THE PLAN?

Any shares held in your Fidelity Account can be sold by Fidelity at your direction. You will have the ability to place “real time” orders to sell your Common Stock (or any other brokerage order) during regular market hours. The proceeds from the sale of your shares will be deposited into your Fidelity Account. Any sale of shares in your Fidelity Account will be subject to commissions and fees governing that account, as outlined in the Brokerage Commission Schedule contained within the Customer Agreement that you will complete when you enroll. Please refer to the answer to question 20 or the Brokerage Commission Schedule contained within your Customer Agreement on Fidelity.com for further details. Commissions and fees are subject to change.

Fidelity also provides you the ability to place an order to sell your Common Stock, when and how you prefer. You can trade 24 hours a day online or using Fidelity’s Automated Service Telephone (FAST®). You can also place your trade with a Fidelity Stock Plan Services Representative, excluding holidays of the New York Stock Exchange.

Certain restrictions are imposed by the Federal securities laws and NiSource policy on sales of Common Stock by officers and certain other employees. All other employees may sell Common Stock purchased under the Plan without any restrictions.

19. ARE THERE ANY RESTRICTIONS ON THE TRANSFER OF SHARES PURCHASED UNDER THE PLAN?

Any shares purchased under the Plan are restricted from transfer to another financial institution for a two-year period. However, in light of certain Federal tax requirements, each employee on entering the Plan agrees to notify NiSource if he or she disposes of any shares of Common Stock purchased under the Plan within two years after the purchase date. You are still eligible to sell shares during this two year holding period, however, under current law you will be subject to additional federal income tax. See answer to question 35.

20. WHAT IS THE COST TO PARTICIPATE IN THE PLAN?

There are no brokerage commissions, fees or service charges connected with Common Stock purchases. These costs are paid by NiSource. However, you will pay all costs incurred in the sale of shares in your Fidelity Account. All sales will be subject to commissions and fees governing your Fidelity Account, as outlined in the Brokerage Commission Schedule contained within the Customer Agreement. Please refer to your Customer Agreement on Fidelity.com for further details. Commissions and fees are subject to change.

You will also be charged a regulatory transaction fee per dollar of the total principal amount of the sale proceeds or a portion thereof. This regulatory fee is paid to the Securities and Exchange Commission (“SEC”) at the time of sale and is required for all equity trades. This regulatory transaction fee is subject to modification by the SEC.

21. CAN MY RIGHTS UNDER THE PLAN BE ASSIGNED OR TRANSFERRED TO ANOTHER PERSON?

No. Your rights under the Plan cannot be assigned or transferred to another person.

22. MAY I TERMINATE MY PARTICIPATION IN THE PLAN AT ANY TIME?

Yes. Further, your death, retirement or termination of employment with NiSource, or your cessation of eligibility as a participating employee, will be considered your automatic termination from participation in the Plan.

23. HOW DO I TERMINATE MY PARTICIPATION IN THE PLAN AND WHEN IS IT EFFECTIVE?

You can terminate your participation by changing your contribution to $0 on netbenefits.fidelity.com or by calling a Fidelity Stock Plan Services Representative. If you terminate your participation, Fidelity will inform NiSource to stop any future payroll deductions and to refund any payroll deductions in your Purchase Account that have not been used to purchase Common Stock. Your payroll deduction and refund will be made as soon as administratively possible on your payroll check.

24. WHAT HAPPENS WHEN I TERMINATE MY PARTICIPATION?

The shares of Common Stock will remain in your Fidelity Account until transferred or sold. You cannot transfer shares to another financial institution until two years after the date of purchase. You can sell shares at any time but the sale will be subject to additional federal income tax as described in question 35. The cost to sell shares is described in the answer to question 20.

25. MAY I WITHDRAW THE CASH IN MY PURCHASE ACCOUNT OR SUSPEND MY PAYROLL DEDUCTIONS WITHOUT TERMINATING MY PARTICIPATION IN THE PLAN?

Withdrawing the cash balance credited to your Purchase Account does not terminate your participation in the Plan. However, it does discontinue your payroll deductions. To resume your payroll deductions, you will need to elect a new payroll deduction amount at netbenefits.fidelity.com.

26. WHAT HAPPENS IF I DIE, RETIRE, TERMINATE MY EMPLOYMENT OR OTHERWISE CEASE TO BE ELIGIBLE TO PARTICIPATE?

Upon the occurrence of such event, your participation in the Plan will stop. The cash balance in your Purchase Account will be refunded to you, or your estate in the event of your death. The shares of Common Stock will remain in your Fidelity Account or in the event of your death will be transferred to your designated beneficiary

27. HOW DO I LEARN ABOUT THE STATUS OF MY PURCHASE AND FIDELITY ACCOUNTS?

Each payroll deduction will be shown on your pay stub. In addition, you will receive a monthly statement from Fidelity if you have any activity (purchase, sale, transfer or dividend reinvestment) in your Fidelity Account. Should you have no activity in your Fidelity Account, you will receive a quarterly statement. You will also receive confirmations for transactions that are made in your account. If you would prefer to receive information online, you can sign up for e-delivery at Fidelity.com. Even if you do not elect to sign up for e-delivery, you can access your statements and confirmation online at any time.

These statements contain information that is helpful for tax reporting and cost basis purposes; therefore, you should keep the statements until all shares of Common Stock purchased under the Plan and Fidelity Account have been disposed of and all tax obligations have been met. You can also access your Fidelity Account information at any time at netbenefits.fidelity.com. You will be able to view your accumulated contributions and estimate the number of shares that will be purchased with your contributions at any time. Once logged in, click on the link for the NiSource ESPP and select Estimate Purchase. There, you will see your total accumulated contributions for the current savings period and the estimated number of shares that will be purchased with your contributions. You will also receive all reports issued to stockholders of NiSource, including annual reports and proxy solicitation material.

28. WHO ADMINISTERS THE PLAN?

The Compensation Committee of the Board of Directors of NiSource is the Administrator of the Plan. However, should you have questions concerning the Plan or your Fidelity Account, you should contact Fidelity or NiSource Stockholder Services.

29. WHAT IS THE RESPONSIBILITY OF NISOURCE AND THE ADMINISTRATOR UNDER THE PLAN?

NiSource and the Administrator of the Plan will not be liable for any act done in good faith in connection with the Plan, or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s Purchase Account upon such participant’s death or retirement prior to the receipt of notice in writing of the event.

30. WHO INTERPRETS THE PLAN?

The Administrator of the Plan reserves the right to interpret the terms of the Plan, in his or her sole discretion.

31. HOW LONG WILL THE PLAN BE IN EFFECT?

Unless earlier terminated by the Board of Directors of NiSource, the Plan will terminate when the maximum number of shares of Common Stock available for sale under the Plan have been purchased. (See response to question 12.)

32. MAY THE PLAN BE TERMINATED OR AMENDED?

NiSource reserves the right to modify, suspend or terminate the Plan, by action of the Board of Directors of NiSource or its Compensation Committee, at such time designated by the Board or Compensation Committee, which in no event shall be earlier than the first day of any Savings Period in which such change is made. Notice of suspension, modification or termination will be given to all participants.

In no event, however, may the Board or the Compensation Committee amend the Plan to (i) materially adversely affect any rights outstanding under the Plan during the Savings Period in which such amendment is to be effective, (ii) increase the maximum number of shares of Common Stock which may be purchased under the Plan (except with the approval of the stockholders of NiSource, or as described in response to question 12), (iii) decrease the purchase price of the Common Stock below 90% of the fair market value, or (iv) adversely affect the qualification of the Plan under Section 423 of the Internal Revenue Code.

Upon termination of the Plan for any reason, the cash then credited to your Purchase Account will be refunded to you by the NiSource Payroll Department. All full and fractional shares of Common Stock held in your Fidelity Account will be available to you in your Fidelity Account.

33. HOW ARE MY RIGHTS UNDER THE PLAN AFFECTED BY EVENTS SUCH AS A DISSOLUTION, LIQUIDATION OR MERGER OF NISOURCE?

In the event of the proposed dissolution or liquidation of NiSource, any and all offerings under the Plan will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in its sole discretion, declare that your right to purchase shares under the Plan will terminate as of a date fixed by the Board and give you the right to purchase shares of Common Stock under the Plan.

In the event of a proposed sale of all or substantially all of the assets of NiSource, or the merger of NiSource with or into another corporation (or a parent or subsidiary of another corporation) when NiSource is not the surviving corporation, any and all offerings under the Plan shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, and in lieu of assumption or substitution of the rights to purchase shares of Common Stock under the Plan by a successor corporation, provide that you will have the right to purchase shares under the Plan.

If the Board permits a share purchase under the Plan in lieu of the assumption or substitution of the right to purchase shares of Common Stock by a successor corporation in the event of a merger or sale of assets, the Board will notify you that the rights shall be fully exercisable for a period of ten (10) days from the date of such notice (or such other period of time as the Board shall determine), and the rights shall terminate upon the expiration of such period.

34. IS AN EMPLOYEE REQUIRED TO ENTER THE PLAN?

Absolutely not. Each employee who participates in the Plan does so on a strictly voluntary basis. Each employee should decide whether the purchase of shares is a wise investment for him or her. An employee may wish to consult a specialist in investment or tax matters before making his or her decision.

35. IS THE PLAN SUBJECT TO ANY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (“ERISA”)?

The Plan is not subject to any provisions of ERISA.

NiSource®

801 E. 86TH AVENUE
MERRILLVILLE, IN 46410

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2019 for shares held in the 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2019 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PRELIMINARY - SUBJECT TO COMPLETION

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E58381-P19782 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NISOURCE INC.

The Board of Directors recommends you vote FOR the following proposals 1, 2, 3, 4, 5 and 6:

Nominees:	**For**	**Against**	**Abstain**
1a. Peter A. Altabef	☐	☐	☐
1b. Theodore H. Bunting, Jr.	☐	☐	☐
1c. Eric L. Butler	☐	☐	☐
1d. Aristides S. Candris	☐	☐	☐
1e. Wayne S. DeVeydt	☐	☐	☐
1f. Joseph Hamrock	☐	☐	☐
1g. Deborah A. Henretta	☐	☐	☐
1h. Michael E. Jesanis	☐	☐	☐
1i. Kevin T. Kabat	☐	☐	☐
1j. Carolyn Y. Woo	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 7:	**For**	**Against**	**Abstain**
7. To consider a stockholder proposal reducing the threshold stock ownership requirement for stockholders to call a special stockholder meeting from 25% to 10%.	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

E58382-P19782

PRELIMINARY - SUBJECT TO COMPLETION

Proxy — NiSource Inc.

The undersigned hereby appoints Joseph Hamrock and Donald E. Brown, or either of them, the proxies of the undersigned, with all power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Company's annual meeting of stockholders, ("Annual Meeting") to be held at the Hyatt Rosemont, 6350 N. River Road, Rosemont, IL 60018, on Tuesday, May 7, 2019, at 10:00 a.m., local time, and any adjournment or postponement thereof.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.

Continued and to be signed on reverse side